As filed with the Securities and Exchange Commission on July 19, 2005

                                                     Registration No. 333-122620


================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   Form SB-2/A
                                 Amendment No. 2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        Wireless Age Communications, Inc.
             (Exact name of registrant as specified in its charter)


     Nevada                          4899                          98-0336674
(State or other               Primary Standard                  (I.R.S. Employer
 Jurisdiction              Industrial Classification             Identification
of incorporation                 Code Number                         Number)
or organization)

                                765 15th Sideroad
                              King City, ON L7B 1K5
                                     Canada
                                  905-775-3529
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)


                                   ----------


                                Mr. Gary Hokkanen
                             Chief Financial Officer
                                765 15th Sideroad
                              King City, ON L7B 1K5
                                     Canada
                                  905-775-3529
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               Travis Gering, Esq.
                              Wuersch & Gering LLP
                           100 Wall Street, 21st Floor
                            New York, New York 10005
                                 (212) 509-5050


      Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this registration statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



Title of each class of                            Proposed maximum        Proposed maximum
securities to be          Number of securities    offering price per      aggregate offering      Amount of
registered                to be registered        unit                    price (US$)             registration fee
Common Stock,             2,997,738               $0.48(1)                $1,438,914.20           $169.36(2)
par value
$0.001 per share


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act on the basis of $0.48 per share as the average of the high and low prices of Wireless Age Communications, Inc.'s common stock on June 3, 2005 as quoted on Over-the-Counter-Bulletin-Board quotation system.

(2) The registration fee in respect of the securities registered herein was previously paid in the Registration Statement filed by the Registrant with the Securities and Exchange Commission on October 28, 2004 that was withdrawn from registration on February 7, 2005 but as to which the securities proposed to be registered thereunder were submitted for registration on the Form SB-2 filed February 8, 2005. The previously paid Registration Fee was $298.02, based on a proposed aggregate offering price of $2,352,135 for 2,833,898 shares at $0.83 per share, and determined based on the fee rate applicable in October of 2004.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration

Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

             ------------------------------------------------------

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

             ------------------------------------------------------


                    Subject to Completion Dated July 19, 2005


                        WIRELESS AGE COMMUNICATIONS, INC.

                                   Prospectus


                        2,997,738 Shares of Common Stock

      This prospectus relates to the public offering of 2,997,738 shares of our common stock. We are registering the offered shares as required by the terms of agreements with the selling stockholders, any of which shares may be offered from time-to-time by the selling stockholders listed under "Selling Stockholders". We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.


      The selling stockholders may offer and sell their shares from time-to-time on the Over-the-Counter Bulletin Board or in private transactions at prevailing market prices or at privately negotiated prices. The registration of the offered shares does not necessarily mean that the shares will be offered or sold by the selling stockholders. We will incur expenses of approximately $37,277 in connection with registering the shares. The selling stockholders, however, are responsible for their own brokerage commissions and similar expenses.

      Our common stock is quoted on the Over-the-Counter Bulletin-Board quotation system under the symbol "WLSA".


      See "Risk Factors" beginning on page 3 to read about certain risks you should consider carefully before buying our shares.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      Prospectus dated ____________________

                                TABLE OF CONTENTS


SUMMARY........................................................................2
RISK FACTORS...................................................................4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................15
ABOUT THIS PROSPECTUS.........................................................16
USE OF PROCEEDS...............................................................16
DETERMINATION OF OFFERING PRICE...............................................16
DILUTION......................................................................16
SELLING STOCKHOLDERS..........................................................17
PLAN OF DISTRIBUTION..........................................................22
LEGAL MATTERS.................................................................24
DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS, AND CONTROL PERSONS.................24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................27
DESCRIPTION OF BUSINESS.......................................................30
MANAGEMENT'S DISCUSSION AND ANALYSIS..........................................36
EMPLOYEES.....................................................................52
DESCRIPTION OF PROPERTY.......................................................52
CERTAIN RELATIONSHIPS AND RELATED STOCKHOLDER MATTERS.........................53
MARKET FOR COMMON EQUITY AND RELATED TRANSACTIONS.............................55
EXECUTIVE COMPENSATION........................................................57
CHANGE OF ACCOUNTANTS.........................................................61
EXPERTS.......................................................................62
DESCRIPTION OF SECURITIES.....................................................62
INTEREST OF NAMED EXPERTS AND COUNSEL.........................................65
COMMISSION POSITION ON INDEMNIFICATION........................................65
WHERE YOU CAN FIND MORE INFORMATION...........................................66
FINANCIAL STATEMENTS (UNAUDITED) FIRST QUARTER................................67
FINANCIAL STATEMENTS (AUDITED) 2004 & 2005....................................87
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS......................109
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION..................................109
RECENT SALES OF UNREGISTERED SECURITIES......................................110
EXHIBITS.....................................................................113
UNDERTAKINGS.................................................................117
SIGNATURES...................................................................118


             ------------------------------------------------------

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                     SUMMARY

Our Business

      Our business operations primarily focus on provision of wireless telecommunications systems products and service solutions to wholesalers, distributors, retailers and end-users in Western Canada. Our current products and services include phone and data devices and accessories, land mobile radios, scanners and GPS receivers, power and battery supplies. We operate 10 retail stores, a corporate sales force, a rental center and service department focused on selling wireless solutions. We have significant business relationships with SaskTel, the leading full service communications company in Saskatchewan, and Manitoba Telecom Services, a full service communications company in Manitoba, Canada. Our presence in the cellular, land mobile radio, satellite, fixed wireless and battery solutions markets allow us to bundle a full spectrum of products at the distributor, wholesaler and retail level across Canada. We conduct our business through the following subsidiaries:

      o     Prime Wireless Corporation

      o     Marlon Distributors Ltd.

      o     Prime Battery Products Limited

      o     Wireless Source Distribution Ltd.


      o     Wireless Age Communications Ltd. (99.7% ownership)


      o     DB Sim Holdings Ltd.

      o     1588102 Ontario Inc.


      o     mmwave Technologies Inc.


The following chart illustrates our corporate structure:


----------------------------------------------------------------------------------------------
                            Wireless Age Communications, Inc.
                                         (Nevada)
----------------------------------------------------------------------------------------------
   |        |          |             |                    |              |            |
   |        |          |             |                    |              |            |
   |        |100%      |             |100%                |              |            |
   |        |          |             |                    |              |            |
   |        |          |             |                    |              |            |
   |   -------------   |     ---------------              |              |            |
   |      DB Sim       |     1588102 Ontario              |              |            |
   |   Holdings Ltd.   |           Inc.                   |              |            |
   |   -------------   |     ---------------              |              |            |
   |        |          |        |        |                |              |            |
   |        |          |        |        |                |              |            |
58%|        |41%       |50%     |50%     |100%            |100%          |100%        |100%
   |        |          |        |        |                |              |            |
   |        |          |        |        |                |              |            |
 --------------   ---------------  --------------  --------------  ------------  -------------
  Wireless Age    Wireless Source      mmwave      Prime Wireless      Marlon         Prime
 Communications    Distribution         Tech-        Corporation   Distributors      Battery
      Ltd.             Ltd.           nologies                          Ltd.         Products
 (Saskatchewan)                          Inc.                                          Ltd.
 --------------   ---------------  --------------  --------------  ------------  -------------

Our Subsidiaries conduct the following business operations:

      o Wireless Age Communications Ltd. is in the business of operating retail cellular and telecommunications outlets in cities in Western Canada.

      o Wireless Source Distributions Ltd. has two operating divisions; (1) iMobile which distributes prepaid cellular phone cards in Saskatchewan and various cellular and land mobile radio accessories in Western Canada, and (2) A. C. Simmonds & Sons which distributes battery and flashlight products in Canada.

      o Prime Wireless Corporation is the Exclusive Representative of Vertex Standard U.S.A. Inc. in Canada. Vertex Standard manufactures land mobile radio products and accessories. Prime Wireless Corporation earns sales commissions from direct shipment from Vertex Standard in the United States of America to Canadian wholesale and retail distributors. Prime Wireless is also in the business of distributing prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada.

      o Marlon Distributors Ltd. distributes wireless communications products, including two way radios, antennas and accessories, primarily in the provinces of British Columbia and Alberta, Canada.

      o Prime Battery Products Limited is the master distributor/representative of Shenzhen Konnoc Battery Industrial Co. Ltd. in Canada and the United States. Prime Battery Products Limited distributes battery and flashlight products in North America and also earns royalties from battery sales by A.C. Simmonds & Sons division of Wireless Source Distribution Ltd.


      o mmwave Technologies Inc. ("mmwave") is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. mmwave provides a range of technical solutions to the Canadian and select international markets
            - primarily in the manufacturing and service provider segments of the communications industry.


      o Our subsidiaries DB Sim Holdings Ltd. and 1588102 Ontario Inc. are inactive and have no revenues or expenses.


      We acquired Wireless Age Communications Ltd. on October 8, 2002, Prime Wireless Corporation on March 13, 2003, Wireless Source Distribution Ltd. on September 19, 2003, and Marlon Distributors Ltd. on July 30, 2004. We acquired Prime Battery Products Limited on September 16, 2004. We acquired mmwave Technologies Inc. on March 4, 2005.

Our Headquarters and Website


      Our headquarters are located at 765 15th Sideroad, King City, ON L7B 1K5, Canada. Our telephone number is (905) 775-3529. More comprehensive information about us and our products is available through our web site we maintain at http://www.thewirelessage.com. The information contained on our website and other sites linked to it is not incorporated by reference into this prospectus. More information can also be found online in our filings with the U.S Securities and Exchange Commission at www.sec.gov.


                                  RISK FACTORS

      An investment in the common stock offered by this prospectus and any prospectus supplement involves a substantial risk of loss. You should carefully consider the risks described below and the other information contained in, or incorporated by reference in, this prospectus and any prospectus supplement, including our financial statements and the related notes, before you purchase any of our shares of common stock. We have identified below all material risks known to us and anticipated by us at present. Unforeseen risks and uncertainties may also impair our business. If any such risks actually materialize, our business, financial condition and operating results could be adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

                          Risks Related to our Business

WE HAVE A LIMITED OPERATING HISTORY ON WHICH INVESTORS CAN EVALUATE OUR FUTURE PROSPECTS. IF WE ARE NOT SUCCESSFUL IN MANAGING AND GROWING OUR BUSINESS, THEN THE VALUE OF YOUR INVESTMENT MAY BE HARMED.

      The size and structure of our Company changed significantly since 2002. During 2002, 2003 and 2004 we made several acquisitions. Our reports of operations since the dates of the acquisitions may not be sufficient to assess our future prospects.

      In light of the changing nature of our operations, our operating results are difficult to forecast, because they generally depend on market influences and acceptability of our products. As a result, we may be unable to adjust our expenses in a timely manner to compensate for an unexpected revenue shortfall. A shortfall in revenues will significantly harm our business and operating results. In addition, we are and will continue to be subject to numerous risks, uncertainties, expenses, delays, and difficulties in our attempt to concentrate our efforts in new businesses due to a variety of factors, including:

      o     Availability of all of the products we sell;

      o Availability in particular of the Vertex Standard land mobile radio products and certain cellular phones from other key suppliers to our retail business;

      o Cancellations or delays of customer land mobile radio product orders, or the loss of a significant customer in our wholesale/distribution business;

      o Reductions in consumer demand in Western Canada for our retail cellular products generally or for our Vertex Standard land mobile radio products in particular;

      o A reduction in the average cell phone usage as a result of competitive factors could reduce our monthly residual payments to our retail business;

      o The timing and amount of research and development expenditures and implementation of innovations by our key suppliers such as Vertex Standard;

      o General business conditions in our market and in the Western Canadian markets in particular;

      o     Increased costs charged by our cellular phone suppliers;

      o Cancellation of a key agreement such as with SaskTel Mobility or Manitoba Telecom Services;

      o Increased competition in Western Canada or reductions in the prices that we are able to charge;

      o Cancellations or delays of customer product orders, or the loss of a significant customer;

      o Reductions in general consumer demand for the types of products we sell;

      o Reductions in the average selling price for our products as a result of competitive factors;

      o Consequences of consumer acceptance and adoption of new product or service introductions, or delays in these types of introductions, by us or our competitors;

      o Increased costs charged by our suppliers or changes in the delivery of products to us; and

      o     Increased competition.

      Accordingly, our financial results in any prior fiscal period are not necessarily indicative of results for future periods.


      OUR LINES OF CREDIT MAY NOT BE SUFFICIENT TO FINANCE OPERATIONS AND WE MIGHT HAVE TO RELY ON OTHER SOURCES FOR ADDITIONAL FINANCING. IF WE ARE UNABLE TO SECURE OTHER FINANCING OR OTHER CREDIT SOURCES, OUR BUSINESS COULD BE HARMED.

      We have a $600,000 (CAD$750,000) line of credit with a Canadian bank. We may need additional capital to fund our operations and finance our growth, and we may not be able to obtain financing on terms acceptable to us. In addition, our capital requirements in connection with the development, marketing and sale of our new products are, and will continue to be, significant. Our ability to secure additional financing or sources of funding is dependent upon numerous factors, including the current outlook of our business, our credit rating and the market price of our common stock, all of which depend on our ability to increase revenues and generate profits. Our ability to raise funds by issuing equity has since 2003 been severely diminished due to the depressed valuation of the Company' stock. Any significant decrease in our revenues or profitability could reduce our operating cash flows and erode our existing cash balances with further depression of our stock price. An inability to obtain sufficient new financing and credit could have a material adverse effect on our business, results of operations and financial condition with a further consequence of harming the value of your investment in our Company.


      We believe that we have sufficient cash flow and current cash balances to permit us to continue operating our business at our current level of operations during the foreseeable future. In order to grow our business and to provide the necessary funds to grow our proposed acquisitions we will require additional capital. In order to provide the necessary financing for our possible acquisition of Knowlton Pass Electronics Inc., we will require additional working capital of approximately $400,000 (CAD$500,000). In addition, we will require equipment financing of approximately $800,000 (CAD$1,000,000). We intend to internally fund the working capital amount but will seek third party financing for equipment. If we are unable to obtain the necessary equipment financing and are forced to fund internally it may place financial strains on our existing business and harm the value of your investment in our Company.


OUR INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY. IF WE OR OUR SUPPLIERS FAIL TO KEEP PACE WITH THESE ADVANCEMENTS, OUR BUSINESS COULD BE HARMED.

      Our business will suffer if we are unable to keep pace with rapid technological changes and product development in our industry. The market for our products is characterized by ongoing technological development, evolving industry standards and frequent product introductions. The wireless communications industry is experiencing a transition from analog products to digital products. Our products and services compete on the basis of the following characteristics:

      o     performance

      o     functionality

      o     reliability

      o     pricing

      o     quality

      o     designs that can be efficiently manufactured in large volumes

      o our suppliers ability to bring new products and services to us on a timely basis, and

      o     compliance with industry standards.

      To succeed in the future, our suppliers will need to improve existing products and continue to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. To a great extent our success depends on the amount of research and development our suppliers carry out, much of which is self-funded. We cannot assure you that our suppliers will successfully identify new opportunities and continue to have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive. If our suppliers fail to address one or more of these factors, there could be a material adverse effect on our business, results of operations and financial condition with a further consequence of harming the value of your investment in our Company.

WE DEPEND IN PARTICULAR ON THE SUCCESS OF OUR LAND MOBILE RADIO PRODUCT LINE. A DECLINE IN REVENUE FROM THIS PRODUCT LINE COULD SINGULARLY, MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND YOUR INVESTMENT IN OUR COMPANY.


      Our business plan includes the rapid expansion of our land mobile radio
(LMR) products. In 2003, we began a focus on the development and sale of our LMR products. In 2004 LMR products comprised approximately 11% of our overall sales and as of the date of this Prospectus in 2005 LMR has been approximately 9% of our sales. A decline in the price of or demand for LMR products as a result of competition, technological change, the introduction of new products by us or others, a failure to manage product transitions successfully, or for other reasons, would cause our business, financial condition and results of operations to suffer. In addition, our future success will largely depend on the successful introduction and sale of new analog and digital LMR products. We are not certain that we will be able to obtain these products on a timely basis and in a cost-effective manner, if at all. Even if we obtain these products, we cannot assure market acceptance. If we fail to execute our LMR business model in a timely and cost-effective manner, there could be a material adverse effect on our business, results of operations and financial condition with a further consequence of harming the value of your investment in our Company.


OUR ACQUISITION STRATEGY INVOLVES RISKS, AND WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR STRATEGY. THE FAILURE OF OUR ACQUISITION STRATEGY COULD SIGNIFICANTLY IMPAIR THE VALUE OF YOUR INVESTMENT.


      We seek to acquire companies that complement our business. We do not intend to seek stockholder approval for any such transactions unless required by applicable law or regulation. We cannot assure you, however, that we will be able to identify acquisition candidates on commercially reasonable terms, or at all. If we make additional acquisitions, we also cannot be sure that any benefits anticipated from the acquisitions will actually be realized. Likewise, we cannot be sure that we will be able to obtain additional financing for acquisitions. Such additional financing could be restricted by the terms of our debt agreements. This growth and continued development, if it materializes, could place a significant strain on our management and employees. In the event of this expansion, we have to continue to implement and improve our operating systems and to expand, train, and manage our employee base. The process of integrating acquired operations, including our recent acquisitions, into our existing operations may result in unforeseen operating difficulties. Addressing any of these issues may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. The integration of our acquisitions to-date have been small in relation to our size and we have not experienced difficulties with these integrations. However, the recent mmwave Technologies acquisition was the largest transaction to date and the integration is on going.

WE ARE ENGAGED IN A HIGHLY COMPETITIVE INDUSTRY. OUR FAILURE TO COMPETE EFFECTIVELY COULD ADVERSELY AFFECT OUR MARKET SHARE AND RESULTS OF OPERATIONS.

      We face intense competition from other wireless retailers and distributors, and the failure to compete effectively could adversely affect our market share and results of operations. We face intense competition from several companies currently offering similar product lines:

      o Our competitors in Saskatchewan are: (1) all wireless retailer that are clients of other carriers such as AT&T Wireless and Telus Mobility, (2) Jump.ca and Prairie Mobility who use the same carrier as us, and (3) SaskTel Corporate who direct sell to large customers.

      o Our competitors in Manitoba are: (1) IDC Communications, (2) Elite Communications, (3) Advance Electronics, (4) 4L Communications, and
            (5) MTS Corporate directly selling to large customers.

      Primarily because our competitors are private entities and do not publicly report their business information, we are not certain of our market share in retail wireless markets, however based on general demographics we believe it is less than 10%. Some of our competitors are significantly larger and have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have and they have established reputations for success in retailing and distributing wireless products. These advantages may allow our competitors:

      o to respond more quickly to new or emerging technologies and changes in customer requirements which may render our products obsolete or less marketable;

      o     to engage in more extensive research and development;

      o     to undertake more far-reaching marketing campaigns;

      o to be able to take advantage of acquisitions and other opportunities;

      o     to adopt more aggressive pricing policies; and

      o make more attractive offers to potential employees, strategic partners and advertisers.

      Many of our current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than ours. Many of our competitors have established extensive networks of retail locations and multiple distribution channels, and so enjoy a competitive advantage over us in these areas as well. We may not be able to compete successfully and competitive pressures may materially and adversely affect our business, results of operations and financial condition.


WE DEPEND ON A FEW MANUFACTURERS TO OBTAIN OUR PRODUCTS. ANY SIGNIFICANT DELAY IN OUR ABILITY TO OBTAIN ADEQUATE QUANTITIES OF OUR PRODUCTS FROM OUR SUPPLIERS COULD CAUSE HARM TO OUR BUSINESS.


      We contract with suppliers to obtain our products and our dependence on a limited number of suppliers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. We currently acquire from Bell Distribution Inc., as a single source, substantially all of our cellular products. We do not have a formal supply agreement with Bell Distribution Inc. Our supply arrangement with Bell Distribution Inc. is governed through our agreements and relationships with SaskTel Mobility and Manitoba Telecom Services, which require us to purchase our hardware from Bell Distribution Inc. If Bell Distribution Inc. cannot meet our requirements, we may have to rely on other supply sources or identify and qualify new suppliers. The lead-time required to qualify a new supplier could range from approximately one to three months. Despite efforts to do so, we may not be able to identify or qualify new suppliers in a timely manner and these new suppliers may not allocate sufficient product to us in order to meet our requirements. Any significant delay in our ability to obtain adequate quantities of our products from our current or alternative suppliers could cause our business, financial condition and results of operations to suffer.


WE DEPEND HEAVILY ON SALES IN WESTERN CANADA. A SIGNIFICANT DOWNTURN IN THIS GEOGRAPHIC ECONOMY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.


      We are subject to risks associated with our reliance on sales in Western Canada. For the year ended December 31, 2004 virtually all of our sales were generated in Western Canada. Our dependence on one geographic segment exposes us to significant market fluctuations, including competitive factors, changes in government and regulatory policies, and political factors. A significant downturn in the Western Canada economy could have a material adverse effect upon us.

RETENTION OF OUR EXECUTIVE OFFICERS AND KEY PERSONNEL IS CRITICAL TO OUR BUSINESS. THE LOSS OF ANY EXECUTIVE OFFICERS AND KEY PERSONNEL COULD ADVERSELY AFFECT OUR MANAGEMENT AND OPERATIONS.


      Our success is largely dependent on the personal efforts of John G. Simmonds, our Chief Executive Officer, Bradley J. Poulos, our new President, and Gary Hokkanen, our Chief Financial Officer. Other than Mr. Poulos, we do not have employment agreements directly with these individuals, and we cannot be sure that we will retain their services. The loss of any of their services could have a material adverse effect on our operations. In addition, we have not obtained key-person life insurance on any of our executive officers or key employees.

      Our success is also dependent upon our ability to hire and retain qualified operations, development and other personnel. Competition for qualified personnel in our industry is intense, and we are further hindered in our recruiting efforts by the lack of a readily available pool of candidates in Canada, where we are currently headquartered. There can be no assurance that we will be able to hire or retain necessary personnel. The inability to attract and retain qualified personnel could cause our business, financial condition, and results of operations to suffer.

      Recently the President of our majority owned subsidiary Wireless Age Communications Ltd. resigned to pursue other interests. His duties have been assigned to Allen Cowie (previously our Vice President, Finance). We have employed Mr. Cowie for several years, however industry experience is critical to our success. With the reassignment of Mr. Cowie's duties, many of his prior financial responsibilities were delegated to Mr. Hokkanen, causing him to focus more on operational day to day financial accounting issues than strategic planning. We recently hired a Corporate Controller to assist Mr. Hokkanen with day to day financial issues. These transition difficulties in regard to management of our subsidiary Wireless Age Communications Ltd. could have a material adverse effect on our business, results of operations and financial condition with a further consequence of harming the value of your investment in our Company.

ALL OF OUR OFFICERS SPEND A PORTION OF THEIR TIME ON DEVELOPMENT OF OTHER BUSINESSES; THIS MAY CREATE A TIME CONFLICT OF INTEREST BETWEEN THEIR OTHER EMPLOYMENT AND OUR COMPANY, WHICH COULD JEOPARDIZE FUTURE OPERATIONS

      All of our Officers currently plan to devote substantially all their time to the development of the business, but unforeseen conflicts may result in taking time away from the furtherance of our business, which would negatively impact the Company. The amount of time dedicated to the furtherance of our Business may not be enough and therefore have a negative impact upon the growth of the business because on occasion more than the scheduled hours may need to be spent on issues pertaining to our business and are not, due to other employment obligations currently held by our Officers and/or Directors.

OUR RETAIL BUSINESS DEPENDS SIGNIFICANTLY ON OUR BUSINESS RELATIONSHIPS WITH SASKTEL MOBILITY AND MANITOBA TELECOM SERVICES. Any interruption in these business relationships could MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

      We have significant business relationships with SaskTel, the leading full service communications company in Saskatchewan, and Manitoba Telecom Services, a full service communications company in Manitoba, Canada. We receive revenue by signing our retail customers to cellular service contracts with these carriers. Approximately 35% and 20% of our overall revenue is based on the SaskTel Mobility and Manitoba Telecom Services business relationship, respectively. Our operations could be adversely affected if our business relationships with these companies are not maintained. Any interruption in these business relationships could cause our business, financial condition and results of operations to suffer.

WE ENGAGE IN BUSINESS WITH MANUFACTURERS LOCATED IN CHINA. CHANGES IN THE POLITICAL AND SOCIAL CONDITIONS IN CHINA OR CHANGES IN GOVERNMENT POLICIES REGARDING CHINA COULD MATERIALLY AND ADVERSELY AFFECT OUR ABILITY TO MANUFACTURE OUR PRODUCTS.

      We are beginning to place a substantial amount of emphasis on manufacturing certain of our products in the People's Republic of China. This makes us subject to special considerations and significant risks not typically associated with companies manufacturing solely in North America. These issues include the risks associated with the political, economic and legal environments, among others. Our results may be affected by, among other things, changes in the political and social conditions in China and changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversion and rates and method of taxation.

      The Chinese government has implemented economic reform policies in recent years, and these reforms may be refined or changed by the government at any time. It is possible that a change in the Chinese leadership could lead to changes in economic policy. The laws and regulations applicable to our industry in China remain subject to change and could have a material adverse effect on our business, results of operations and financial condition with a further consequence of harming the value of your investment in our Company.

WE CARRY SUBSTANTIAL QUANTITIES OF INVENTORY. FAILURE TO PREDICT FUTURE DEMANDS COULD HARM OUR OPERATING RESULTS.


      We carry a significant amount of inventory to service customer requirements in a timely manner. If we are unable sell this inventory over a commercially reasonable time, we may be required to take inventory markdowns in the future, which could reduce our net sales and gross margins. In addition, it is critical to our success that we accurately predict trends in consumer demand, including seasonal fluctuations, in the future and do not overstock unpopular products or fail to sufficiently stock popular products. Both scenarios could harm our operating results.

OUR FLUCTUATING QUARTERLY OPERATING RESULTS COULD CAUSE VOLATILITY IN OUR STOCK PRICE. THEREFORE, YOU MAY NOT BE ABLE TO SELL YOUR STOCK AT A REASONABLY FORESEEABLE PRICE.

      Our quarterly operating results may fluctuate significantly from quarter to quarter and may be below the expectations of public market analysts and investors, resulting in volatility for the market price for our common stock. Other factors affecting the volatility of our stock price include:

      o     future announcements concerning us or our competitors;

      o the announcement or introduction of technological innovations or new products by us or our competitors;

      o     changes in product pricing policies by us or our competitors;

      o     additions or departures of key personnel;

      o     general investor perception of our company;

      o     negative market sentiment of the wireless industry;

      o     a downturn in the economy in general; and

      o     sales of our common stock.

      These and other factors may negatively impact the market price of shares of our common stock and cause greater volatility in our stock price.

WE MAY BE SUBJECT TO COSTLY LITIGATION RESULTING IN IMPAIRMENT OF OUR FINANCIAL CONDITION.

      We are currently not involved in any lawsuits. Although we believe our products do not infringe on any proprietary rights of others, as the number of competing products available in the market increases and the functions of those products further overlap, we may become subject to infringement claims. Any such claims, with or without merit, could result in costly litigation. Any such infringement claim could have material adverse effect on our business, results of operations and financial condition with a further consequence of harming the value of your investment in our Company. In addition, agreements regarding the purchase or sale of certain assets and businesses require us to indemnify the purchasers or buyers of such assets or businesses for any damages they may suffer if third party claims give rise to losses. We cannot guarantee that we are immune from future infringement claims.

OUR GROWTH STRATEGY MAY CAUSE DILUTION TO EXISTING SHAREHOLDERS AND MAY REDUCE THE VALUE OF YOUR INVESTMENT.


      Since September 2002, we have issued approximately 16.1 million common shares for five acquisitions representing an increase in outstanding shares of 130%. We plan to make several additional acquisitions through the issuance of equity securities over the next 12-36 months that we expect will cause significant equity dilution to existing shareholders. All of our acquisitions during 2002 and 2003 were completed utilizing our common stock and we intend to continue this strategy in the future. In addition, we expect that most of our acquisitions will require working capital financing shortly after the acquisition date in order to move the acquired company to a higher level of operations. We currently expect that these financing requirements can be met through private financing arrangements, which may include the issuance of additional equity securities. Our plans to structure these acquisition and financing strategies through issuance of our equity securities could cause a decline in the value of our common stock and result in a loss of your investment.


BECAUSE OUR STOCK TRADES ON THE OVER-THE-COUNTER-BULLETIN-BOARD, YOU MAY HAVE difficulty in selling your COMMON stock when you want and for the price you want.

      Investors may have greater difficulty in getting orders filled because it trades on the over-the-counter bulleting board rather than on a national securities market. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with Nasdaq or Amex listed securities.

      Our common stock trades on the Over-the-Counter-Bulletin-Board quotation system. The eligibility requirements for quotation on the Over-the-Counter Bulletin Board are currently minimal and such requirements may change in the future. If we do not meet the continued listing criteria, our stock could be delisted. The effects of delisting from the Over-the-Counter Bulletin-Board quotation system would include, among other things, the limited release of the market price of the common stock and limited liquidity for holders of our common stock. These circumstances could have an adverse effect on the trading market and prices for our common stock, as well as our ability to issue additional securities or to secure additional financing in the future. The limitations of the Over-the-Counter-Bulletin-Board quotation system in contrast to regulated stock exchanges may also impair your ability to sell your stock when you desire to at the price you would like to sell it at. We cannot assure you that there will continue to be a liquid market for our shares of common stock or that our stock will trade at prices which are at or above the price you pay for our common stock.

      Because stocks traded on the Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts, our stockholders may have greater difficulty in selling their shares when they want and for the price they want. Investors must contact a broker dealer to trade bulletin board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there can be as few as one market maker. Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for national exchange listed securities.

NO DIVIDEND IS PAID BY OUR COMPANY TO HOLDERS OF COMMON STOCK AND NO DIVIDEND IS ANTICIPATED TO BE PAID IN THE FORESEEABLE FUTURE, WHICH MAY DETER POTENTIAL INVESTORS FROM INVESTING IN ITS COMMON STOCK AND PREVENT HOLDERS OF ITS COMMON STOCK FROM SELLING THEIR SHARES IN THE FUTURE.

      We have not paid any cash or other dividends our Common Stock and do not expect to declare or pay any such cash dividends in the foreseeable future; this may prevent investors from investing in us in the future and prevent shareholders of the common stock from ever selling their shares because of the lack of buyers.

OUR EXPOSURE TO EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


      Most of our business operations are in Canada and thus the majority of revenues are in Canadian dollars. However, we acquire a portion of products from United States and overseas and pay for them in US dollars. In addition our financial statements are presented in US dollars while all of our subsidiary financial statements are maintained in Canadian dollars. Accordingly, changes in currency exchange rates, the Canadian dollar and the U.S. dollar, will cause fluctuations in our reported financial results, which could be material. We do not currently hedge our foreign currency exposure. Recently due to the declining value of the US dollar vis-a-vis the Canadian dollar our gross margins have improved. However, our Canadian dollar denominated Liabilities have translated into higher equivalent US dollar amounts, have caused foreign exchange translation losses of $6,302 year-to-date at March 31, 2005. The translation of our subsidiary Canadian dollar denominated financial statements has caused a $144,645 unrealized foreign exchange gain year-to-date as at March 31, 2005. We may establish a foreign exchange hedging policy to hedge our transaction based US dollar purchases however we have no plans to do so as of the date of this Prospectus. If we do determine at a future date to establish a hedging program, there can be no assurance we will be able to implement it on commercially acceptable terms, if at all.


OUR REVENUES COULD BE ADVERSELY AFFECTED BY TAX LAW CHANGES IN CANADA WHICH COULD HARM OUR FINANCIAL CONDITION.


      Our operations in Canada are accounted in a manner that provides the company with advantageous tax relief under present federal and provincial laws. Any significant change in government corporate tax laws would be likely to have a material adverse effect on our profits or cash flow from our Canadian operations. We are not aware of any pending legislation or legislation initiative that would have a material impact on our cash flow. However, significant differences exist between the Canadian and US federal, provincial or state income tax laws, such as the deductibility of prior tax losses in change of control situations, that if were to be changed to the US tax model would adversely affect on our cash flows. In addition, an increase in Canada's goods and services sales tax rate would have an adverse impact on the cash flow of our Company which does not participate in deducting tax paid from tax collected as our Canadian subsidiaries are allowed to do.


INVESTORS WILL PAY MORE FOR OUR COMMON STOCK THAN THE PRO RATA PORTION OF THE COMPANY'S ASSETS ARE WORTH; AS A RESULT INVESTING IN THE COMMON STOCK MAY RESULT IN AN IMMEDIATE LOSS TO SHAREHOLDERS

      The offering price of per common share as determined on the date of sale, may be substantially higher than the net tangible book value per share of our common stock. Our assets may not substantiate the share price. Any premium in share price does not attempt to reflect any forward looking share price. In the event if a liquidation of our assets, it is possible that the stockholders would receive less value per share than their purchase price.

                  Other Risks that Could Affect our Share Price

VALUE OF THE STOCK MARKET AS A WHOLE COULD FLUCTUATE SIGNIFICANTLY AS IN 1987 AND 2001, AND YOU MAY NOT BE ABLE TO SELL YOUR COMMON STOCK AT A FAVORABLE PRICE OR AT ALL.

      In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Wide fluctuations in the trading price or volume of our shares of common stock could be caused by many factors, including factors relating specifically to our Company and also factors relating generally to the wireless communications industry or the economy in general.

FUTURE SALES OF SUBSTANTIAL NUMBERS OF OUR SHARES OF COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR SHARES, WHICH IN TURN COULD NEGATIVELY IMPACT YOUR INVESTMENT.


      Future sales of substantial amounts of our shares of common stock in the public market (or the perception that such sales may occur) could adversely affect market prices of our common stock prevailing from time-to-time and could impair our ability to raise capital through future sales of our equity securities. There are currently 28,431,046 shares of our common stock issued and outstanding as of the date of this Prospectus. All of the shares the selling stockholders are selling in this offering will be freely tradable following the completion of that sale without restriction under the Securities Act of 1933. A substantial number of our other shares also are freely tradable. As of the date of this Prospectus, there are approximately 5.2 million of our shares which are restricted and approximately 4.6 million shares are control securities within the meaning of Rule 144 under the Securities Act. Sales of most of these restricted and control securities can be made in compliance with the requirements of Rule 144. Under Rule 144, sellers of restricted and control securities may under certain circumstances sell an amount of their shares equal to 1% of the outstanding shares of the issuer's common stock during each rolling three month period. Assuming the holders of restricted and control securities meet all of the sale requirements of Rule 144, they could each sell up to 283,000 shares into the public market during each three month period. The sale of such shares into the public markets could adversely affect the public price of our shares.


      Certain stockholders may hold shares of our common stock in which they have unrealized gain, and these stockholders may wish, to the extent they may permissibly do so, to realize some or all of that gain by selling some or all of their shares.

      We also may issue our shares of common stock from time-to-time to raise capital or as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we also may grant registration rights covering those shares in connection with any such acquisitions and investments.

OUR COMMON STOCK IS SUBJECT TO THE SEC'S "PENNY STOCK" REGULATION. YOU MAY ENCOUNTER DIFFICULTY SELLING YOUR COMMON STOCK AND SELLING IT FOR THE PRICE YOU WANT.

      For transactions covered by the SEC'S "Penny Stock" regulation, broker-dealers must make a special suitability determination for the purchase of the securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules generally require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer is also subject to additional sales practice requirements. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell shares of our common stock and may affect the ability of holders to sell our common stock in the secondary market, and the price at which a holder can sell our common stock.

BECAUSE CERTAIN STATES REQUIRE US TO SEEK A QUALIFICATION FOR OUR SHAREHOLDERS TO BE ABLE TO RESELL THEIR SHARES IN ANY PUBLIC MARKET THAT DEVELOPS, SHAREHOLDERS MAY BE PREVENTED FROM SELLING THEIR SHARES IN THE OPEN MARKET TO RESIDENTS OF THESE STATES IF THIS QUALIFICATION IS NOT OBTAINED.

      We have obtained qualification for secondary trading by obtaining a listing in Standard and Poor's. This will qualify our securities for trading in the following states: Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming.

      We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders. This may inhibit our shareholders ability to resell their shares if a public market does develop for our stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for third generation products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to Wireless Age's management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that Wireless Age or management "estimates," "expects," "anticipates," "plans," "believes," "projects," "continues," "may," "could," or "would" or statements concerning "potential" or "opportunity" or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of Wireless Age may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

      Because of these and other factors that may affect our operating results, past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-QSB and Annual Reports on Form 10-KSB.


                              ABOUT THIS PROSPECTUS


      We have filed with the Commission a registration statement on Form SB-2, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale pursuant to this prospectus of shares of our common stock by selling stockholders.

                         DETERMINATION OF OFFERING PRICE

      The shares of Common Stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.


                                    DILUTION

      As of the date of this Prospectus, we have 28,431,046 shares of our common stock issued and outstanding. In addition, we have outstanding warrants exercisable to purchase 183,333 shares of our common stock. To the extent such options or warrants are exercised, there will be dilution to the currently outstanding shares of common stock. In addition, our acquisition strategy contemplates that we will issue restricted shares of our common stock that will cause further dilution. In the event that any financing be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.

                              SELLING STOCKHOLDERS

      Up to 2,997,738 shares are being offered by certain selling stockholders pursuant to this prospectus. These represent some or all of the shares owned by the selling stockholders named below. If all of the shares that may be offered pursuant to this Prospectus are sold, such selling stockholders will no longer own any of our shares.

      The following table names each stockholder who may sell shares pursuant to this prospectus and presents information with respect to each selling stockholder's beneficial ownership of our shares. We do not know which, if any, of the stockholders named below will actually sell shares pursuant to this Prospectus.

      For the purpose of the presentation below, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.


      Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by such stockholder. The percentage of shares beneficially owned has been calculated on the basis of the 28,431,046 shares of our common stock that were outstanding as of the date of the date of this Prospectus.

                                             Percent       Number of                    Shares
                                             Shares         of all        Shares     beneficially
   Name and Address of Selling            beneficially    outstanding      being      owned after
           Stockholder                       owned          Shares        offered      offering
   ---------------------------            ------------    -----------     -------    ------------
A. Bruce Cameron (1)
12437 205th Street, Maple Ridge,
British Columbia, Canada, V2X 0B1             101,660           *          56,062        45,598

E. Rose Steinke (1)
971 Regent Street, Kamloops,
British Columbia, Canada, V1S 1W9             238,186         1.0%        132,651       105,535

Quasar Communications Ltd. (1)(2)
10334 Alaska Road, Fort St. John,
British Columbia, Canada, V1J 1B2               2,040           *           1,020         1,020

Car-Jen Holdings Ltd. (1)(3)
Box 1001, 3469,10th Street, Houston
British Columbia, Canada, V0J 1Z0             239,931         1.0%        133,524       106,407

I. Toombs & Sons Homes Ltd. (1)(4)
14850 Ollinger Road, Prince George,
British Columbia, Canada, V2K 6K8             155,510           *          84,534        70,976

Clarence Knippel and Lydia
Knippel (jointly) (1)
106, 445 Yates Road, Kelowna,
British Columbia, Canada, V1V 1Y4              91,005           *          50,022        40,983

Alan Villett (1)
16859 57B Avenue, Surrey,
British Columbia, Canada, V3S 8P2              92,465           *          48,492        43,973

Robert C. King (1)
5101 Lakeshore Road, Quesnel,
British Columbia, Canada, V2J 6X8              74,876           *          39,698        35,178

617350 Saskatchewan Ltd. (5)
1437 Rose Street, Regina,
Saskatchewan, Canada, S4R 1A1                 179,151           *         179,151             0

Dallas Robinson (5)
1437 Rose Street, Regina,
Saskatchewan, Canada, S4R 1A1                 248,190           *        120,849        127,341

Shane McCarthy (6)
125 Manor Road, Toronto
Ontario, Canada, M4J 1R5                      125,000           *         125,000             0

Shannon McCarthy (7)
125 Manor Road, Toronto,
Ontario, Canada, M4J 1R5                      125,000           *         125,000             0

MMJM Investments, LLC (8)
1001 Sussex Blvd
Broomall, PA 19003                            183,334           *         183,334             0

Neil Greenberg (9)
119 Alexis Blvd., Toronto
Ontario, Canada, M3H 2P8                      171,100           *         100,000        71,100

Greenberg Stables (10)
119 Alexis Blvd., Toronto,
Ontario, Canada, M3H 2P8                       66,666           *          66,666             0

Jocelyn Hutchinson (11)
2915 Hill Avenue, Regina
Saskatchewan, Canada S4S 0V9                      224           *             224             0

Erican Construction Limited (11)(12)
3719 Wetmore Crescent, Regina
Saskatchewan, Canada S4V 2B7                    5,600           *           5,600             0

Dennis Katchuk (11)
54 Aitken Crescent, Regina
Saskatchewan, Canada S4R 5W7                      448           *             448             0

David Klymchuk (11)
2826 Helmsing Street, Regina
Saskatchewan, Canada, S4R 1A1                   2,240           *           2,240             0

Debbie Klymchuk (11)
2826 Helmsing Street, Regina
Saskatchewan, Canada S4V 0W8                    1,120           *           1,120             0

Jennie Koloziezak (11)
6618 Liggett Bay, Regina
Saskatchewan, Canada S4X 2G6                      224           *             224             0

Fred Sazynski (11)
6942 Maple Brook Crescent, Regina
Saskatchewan, Canada S4X 4J2                      224           *             224             0

Anthony Winder (11)
182 Read Ave. Regina
Saskatchewan, Canada, S4T 6P9                     448           *             448             0

Clifford & Celine Schmitt (13)
1214 Maple Gate Rd
Pickering, ON L1X 1S7                          100,000           *         100,000             0

High Rock Investments Ltd. (13)(14)
c/o World Wide Corp.
Charlotte House, Charlotte Street
Nassau, Bahamas                                200,000           *         200,000             0

Cathy Mills (13)
2 Milner Cres
Ajax, ON L1S 4W4                               100,000           *         100,000             0

Thomas Communications Ltd. (1)(15)
298 North 2nd Avenue, William Lake,
British Columbia, Canada, V2G 1Z8              239,298         1.0%        133,207       106,091

Martin E. Janis & Company, Inc. (16)
625 North Michigan Avenue Suite 420
Chicago, Illinois 60611                         18,000           *          18,000             0

L & M Specialties, Inc. (17)
7468 Via de Fortuna
Carlsbad, CA 92009                            225,000           *         225,000             0

Tony Cutruzzola, (18)
153 Brentwood Road North
Toronto, ON M8X 2C8                            25,000           *          25,000             0

Lucy Cutruzzola, (18)
153 Brentwood Road North
Toronto, ON M8X 2C8                            25,000           *          25,000             0

Teresa Cutruzzola, (18)
153 Brentwood Road North
Toronto, ON M8X 2C8                            10,000           *          10,000             0

Joseph Cutruzzola, (18)
153 Brentwood Road North
Toronto, ON M8X 2C8                            10,000           *          10,000             0

2066292 Ontario Ltd., (18)
153 Brentwood Road North
Toronto, ON M8X 2C8                           380,000           *          20,000             0

Sylvain Lafreniere Holdings Inc. (19)
65 Shearer Cres.
Kanata, ON K2L 3N3                          1,080,000        3.8%         405,000             0

Sylvain Lafreniere (19)
65 Shearer Cres.
Kanata, ON K2L 3N3                            270,000           *         270,000             0

TOTAL SHARES REGISTERED                                                 2,997,738


* Indicates less than 1.0%.

(1) These shareholders are former shareholders (Former Marlon Shareholders) of Marlon Distributors Ltd. which we acquired on July 30, 2004. Pursuant to the Share Purchase Agreement between the Former Marlon Shareholders and the Company we are obligated to register in this registration statement 50% of the shares they received from us in the acquisition and all of the shares issued to the Former Marlon Shareholders in repayment of shareholder loans.

(2) The natural persons who exercise voting, investment and power of disposition over Company securities held of record by Quasar Communications Ltd., are George
E. Anderson, Sharon L. Anderson and Wayne E. Anderson. Mr. George E. Anderson previously served as President and Director of Marlon Distributors Ltd. prior to its acquisition as a wholly-owned subsidiary of Wireless Age Communications, Inc. Mr. Anderson is a current customer of Marlon Distributors Ltd.

(3) The natural person who exercises voting, investment and power of disposition over Company securities held of record by Car-Jen Holdings Ltd., is Carl Dykstra. Mr. Dykstra also serves as Vice President and Director of Marlon Distributors Ltd., a subsidiary of Wireless Age Communications, Inc.

(4) The natural persons who exercise voting, investment and power of disposition over Company securities held of record by I. Toombs & Sons Homes Ltd., are Kenneth I. Toombs and John G. Toombs. Mr. Kenneth I. Toombs previously served as a Director of Marlon Distributors Ltd. prior to its acquisition as a wholly-owned subsidiary of Wireless Age Communications, Inc. and is a current customer of Marlon Distributors Ltd.


(5) Dallas Robinson previously served as an officer and director of our subsidiary Wireless Age Communications Ltd. ("Wireless Canada"). On October 1, 2004, we entered into a Memorandum of Agreement under which Mr. Robinson resigned and we acquired Mr. Robinson's minority interest position by issuing 179,151 of our common shares to 617350 Saskatchewan Ltd., a company solely owned by Mr. Robinson. Part of our Memorandum of Agreement with Mr. Robinson required us to register the 179,151 shares issued to 617350 Saskatchewan Ltd. which are included in this registration statement. In addition, also pursuant to the October 1, 2004 Memorandum of Agreement, we agreed to register a further 120,849 shares of our common stock issued to Mr. Robinson in consideration of our acquisition of our subsidiary Wireless Source. The natural persons who exercise voting, investment and power of disposition over Company securities held of record by 617350 Saskatchewan Ltd., are Dallas Robinson and Zelda Davidson. The aggregate of all shares of Company common stock owned by Mr. Robinson and 617350 Saskatchewan Ltd. is 711,151 shares representing approximately 2.5% of our outstanding Company common stock prior to any sales under the Registration Statement.


(6) Shane McCarthy is a private investor and is not affiliated with our Company. On July 12, 2004, Shane McCarthy participated in a private placement of 500,000 shares of our common stock, owned by Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd. ("Sim, et. al.") by acquiring 125,000 shares of our common stock from Sim, et. al. We agreed to register 125,000 of our common shares in this registration statement.

(7) Shannon McCarthy is a private investor and is not affiliated with our Company. On July 12, 2004, Shannon McCarthy participated in a placement of 500,000 shares of our common stock owned by Sim, et. al., by acquiring 125,000 shares of our common stock from Sim, et. al. We agreed to register 125,000 of such shares in this registration statement.

(8) On July 12, 2004, MMJM Investments, LLC participated in a placement of 500,000 shares of our common stock owned by Sim, et. al. by acquiring 83,334 shares of our common stock from Sim, et. al. On October 22, 2004, the stockholder purchased 100,000 shares in the private placement of 500,000 shares of our common stock, owned by Sim, et. al. We agreed to register such shares in this registration statement. MMJM Investments, LLC is an investment entity and is not affiliated with our Company. The natural person who exercises voting, investment and power of disposition over Company securities held of record by MMJM Investments, LLC, is Mia Rachel Adelberg. Ms. Adelberg is not affiliated with our Company.

(9) Neil L. Greenberg is a private investor who is not an employee or officer of the Company, but on occasion provides consulting services to our Company. On July 12, 2004, Mr. Greenberg participated in a placement of 500,000 shares of our common stock, owned by Sim, et. al., by acquiring 100,000 shares of our common stock from Sim, et. al. As part of our agreement with Mr. Greenberg, we agreed to register 100,000 of our common shares in this registration statement.

(10) On July 12, 2004, Greenberg Stables participated in a placement of 500,000 shares of our common stock owned by Sim, et. al. by acquiring 66,666 shares of our common stock from Sim, et. al. We agreed to register 66,666 of our common shares in this registration statement. The natural person who exercises voting, investment and power of disposition over Company securities held of record by Greenberg Stables is Neil L. Greenberg. Mr. Greenberg on occasion provides consulting services to our Company.

(11) Former employee minority shareholders of Wireless Canada ("Former Minority Shareholders") from whom we acquired 4,700 shares of Wireless Canada common stock by issuing a total of 10,528 shares of our common stock. As part of our agreement with the Former Minority Shareholders we agreed to register in this registration statement all of the stock issued to them.

(12) The natural person who exercises voting, investment and power of disposition over Company securities held of record by Erican Construction Ltd., is Eric Blaschke. Mr. Blaschke is not affiliated with our Company.

(13) The stockholder is a private investor and is not affiliated with our Company. On October 22, 2004, the stockholder purchased shares in the private placement of 500,000 shares of our common stock, owned by Sim, et. al. We agreed to register such shares of common stock in this registration statement.

(14) High Rock Investments Ltd. is an investment entity and is not affiliated with our Company. The natural person who exercises voting, investment and power of disposition over Company securities held of record by High Rock Investments Ltd., is John King. Mr. King is not affiliated with our Company.

(15) The natural persons who exercise voting, investment and power of disposition over Company securities held of record by Thomas Communications Ltd., are Earl Robert Thomas and Bonnie Lynne Thomas. Mr. Thomas previously served as a Director of Marlon Distributors Ltd. prior to its acquisition as a wholly-owned subsidiary of Wireless Age Communications, Inc. and is a current customer of Marlon Distributors Ltd.


(16) The natural persons who exercise voting, investment and power of disposition over Company securities held of record by Martin E. Janis & Company ("Janis") is Mr. Martin E. Janis. Janis is a public relations business that renders services to the Company. Pursuant to a consulting agreement with the Company dated September 15, 2004, the Company issued 18,000 shares to Janis. The Company has agreed to register 9,000 such shares in this Prospectus and the balance after the first anniversary after the date of his agreement with the Company.

(17) The natural persons who exercise voting, investment and power of disposition over Company securities held of record by L&M Specialties, Inc. are Lawrence Schaffer and Michael Schaffer.

(18) These shareholders received a total of 450,000 shares on March 4, 2005, from the former shareholders of mmwave Technologies Inc. (Former mmwave Shareholders) as a consulting fee for services rendered in the sale of mmwave to the Company. Tony Cutruzzola and Lucy are spouses and Teresa and Joseph Cutruzzola are their children. Tony and Lucy Cutruzzola control 2066292 Ontario Ltd. Tony Cutruzzola is the natural person who exercises voting, investment and power of disposition over Company securities of record held by 2066292 Ontario Ltd. Pursuant to the Share Purchase Agreement between the Former mmwave Shareholders and the Company we are obligated to register in this registration statement a total of 90,000 held by these shareholders.

(19) Sylvain Lafreniere Holdings Inc. and Sylvain Lafreniere obtained a total of 1,350,000 shares on March 4, 2005 from the Company in exchange for their shareholdings of mmwave Technologies Inc. Sylvain Lafreniere is the natural person who exercises voting, investment and power of disposition over Company securities of record held by Sylvain Lafreniere Holdings Inc. Pursuant to the Share Purchase Agreement between the Former mmwave Shareholders and the Company we are obligated to register in this registration statement 405,000 shares held by Sylvain Lafreniere Holdings Inc. and 270,000 shares held directly by Sylvain Lafreniere.


                              PLAN OF DISTRIBUTION

      The selling stockholders, their pledgees, donees, transferees or other successors in interest, may from time-to-time sell shares of our common stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The selling stockholders may sell all or part of their shares in one or more transactions at fixed prices, varying prices, prices at or related to the then-current market price or at negotiated prices. The selling stockholders will determine the specific offering price of the shares from time-to-time that, at that time, may be higher or lower than the market price of our common stock on the Over-the-Counter Bulletin Board. Usual and customary brokerage fees will be paid by each selling stockholder.

      Each Selling Shareholder purchased the securities registered hereunder either in the ordinary course of business of the Company or acquired the securities in exchange for their business purchased by the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no selling shareholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      No selling stockholders are broker-dealers or affiliates of broker-dealers.

      Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

      The method by which the selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares may include, but are not limited to, the following:

      o sales on the Over-the-Counter Bulletin Board or other securities quotation system or exchange on which the common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

      o     sales in privately negotiated transactions;

      o     sales for their own account pursuant to this prospectus;

      o through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

      o cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

      o purchases by broker-dealers who then resell the shares for their own account;

      o     brokerage transactions in which a broker solicits purchasers;

      o     any combination of these methods of sale; and

      o     any other method permitted pursuant to applicable law.

      Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

      The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling shareholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      To the extent required by a particular offering, we will set forth in a prospectus supplement or, if appropriate, a post-effective amendment, the terms of such offering, including among other things, the number of shares of common stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts. In addition, upon the company being notified by a selling stockholder that a donee or pledge intends to sell more than 500 shares, a supplement to this prospectus will be filed.


      To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the selling stockholders.

      The selling stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

      Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the selling stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by selling stockholders. The foregoing may affect the marketability of the common stock offered hereby.

      There can be no assurance that any selling stockholders will sell any or all of the common stock pursuant to this prospectus.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Wuersch & Gering LLP.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS, AND CONTROL PERSONS


The following table presents information with respect to our directors as of the date of this Prospectus:


Name                               Age         Position
----                               ---         --------
John G. Simmonds                    54         Chairman of the Board, CEO
Bradley J. Poulos                   45         Director and President
Kenneth Adelberg                    52         Director (1) (3)
Stephen Dulmage                     62         Director (1)
Brian Usher-Jones                   58         Director (1) (2) (3)


(1)   Independent Director and Member of the Board Audit Committee.

(2)   Audit Committee Financial Expert


(3)   Member of Compensation Committee

                  BIOGRAPHICAL INFORMATION REGARDING DIRECTORS


John G. Simmonds, Chairman and CEO. Mr. Simmonds has served as Chief Executive Officer and Chairman of the Board of Directors of Wireless Age Communications, Inc. since March 13, 2003. Mr. Simmonds has 35 years of experience in the communications sector. He has extensive experience in building teams, operating systems, and distribution networks. Mr. Simmonds has particular experience with developing distribution networks for Midland TM LMR products worldwide, an asset now owned by Wireless Age Communications, Inc., through its wholly owned subsidiary, Prime Wireless Corporation. Mr. Simmonds was integral in developing the Midland TM brand worldwide following an initial product launch in Canada during the late 1970's through his family business A.C. Simmonds & Sons Ltd. and later followed by the successful acquisition of Midland International Corporation from Western Auto, a subsidiary of Sears, in 1993. In September 2004, Mr. Simmonds was appointed as Chief Executive Officer and Director of, Azonic Corporation. Wireless Age Communications, Inc. intends to align itself with Azonic Corporation for purposes of, among other things, marketing, distribution and management assistance. In addition, since 1998, Mr. Simmonds has served as the Chief Executive Officer, Chairman and Director of TrackPower (OTCBB: TPWR). TrackPower is a corporation whose current business plan and activities are designed around the equine racing and wagering industries. Mr. Simmonds has also been involved with several other companies. Mr. Simmonds served as Chief Executive Officer, Chairman and Director of Phantom Fiber Corporation (OTCBB: PHMF), formerly Pivotal Self-Service Technologies, Inc. and resigned in June of 2004. In 1991, Mr. Simmonds founded Simmonds Capital Limited (formerly Simmonds Communications Limited) a merchant banking company with an active role in certain strategic investments. Simmonds Capital was a Toronto Stock Exchange listed company. In the communications and wireless businesses Mr. Simmonds held various executive and board positions: Glenayre Technologies, Inc. (NasdaqNM: GEMS:), where he served as director from 1987-1989 and again in 1991; Midland USA/Canada, where he served as CEO from 1993 to 1996; INTEK Global Corporation (formerly Intek Diversified Corp.), IDCC, a Nasdaq-listed (small cap company) where he served as Director and Chief Executive Officer from 1994 to 1996 and continued to serve as a director until 1998. In 1989, Mr. Simmonds purchased the first of many golf courses, Cherry Downs, a private 18-hole golf course located just north of Toronto, Canada. Cherry Downs was later sold into a public company, which became Clublink Corporation (TO: LNK) and today is the largest golf course operation in Canada.

Bradley J. Poulos, President and Director. Mr. Poulos served as the President of Wireless Age subsidiary mmwave Technologies Inc. from 1998 to 2005 and moved into his current position upon the acquisition of mmwave in March of 2005. Located in Mississauga (Toronto), Canada, Brad oversees the operation of the company on a day-to-day basis. Mr. Poulos has 20 years experience in the telecommunications industry including 15 years at Telesat Canada where he held progressively senior positions - in both technical and marketing roles. At the time of his departure to join mmwave he was responsible for sales and marketing for Telesat's voice and data business. He has extensive experience in the operation, design and building of wireless networks of all kinds. Mr. Poulos earned an Electronics Engineering Technologist Diploma (DeVry) in 1983 and a Master of Business Administration from the Ivey School of Business (University of Western Ontario) in 1996.

Kenneth Adelberg, Director. Mr. Adelberg has been one of the Company's directors since 2003. Mr. Adelberg has served as President and Chief Executive Officer of HiFi House Group of Companies, a privately-held company based in Broomall, Pennsylvania, since 1987. Mr. Adelberg was a founding stockholder of US Wats, Inc., a publicly-traded company specializing in business telecommunications services, located in Bala Cynwyd, Pennsylvania, which was established in 1989. Mr. Adelberg is a founding stockholder and director of Republic Bank, Philadelphia, Pennsylvania, a publicly-traded bank which has been in operation since 1989. Mr. Adelberg is also a director of Trackpower, Inc. Mr. Adelberg holds Bachelor of Science degrees in Biophysics and Physiological Psychology from Pennsylvania State University and attended the MBA program at Drexel University, Philadelphia, Pennsylvania. Mr. Adelberg serves as a member of the Board of Directors' Audit and Compensation Committees.

Stephen Dulmage, Director. Mr. Dulmage has served as a director of the Company since his election at the Company's 2004 annual meeting on June 22, 2004. He currently serves as the Chief Financial Officer of African Gold Group, Inc., a Toronto Stock Exchange Venture Exchange listed company. Prior to such service, Mr. Dulmage served as a self employed business consultant from January 2003 through April 2003, as a sales agent of the Equigenesis Corporation from December 1999 through December 2002, and as a sales agent for Mantum Corporation from November 1996 - December 1999. Mr. Dulmage earned a Bachelor of Arts degree at McMaster University in 1964. Mr. Dulmage is a C.A. (Chartered Accountant) and is a member of the Canadian Institute of Chartered Accountants, (Price Waterhouse from 1964 through 1967). Mr. Dulmage is a director of Travellers Mall.com Inc. - a TSX-Venture Exchange listed company, from 2000-2004.

Brian Usher-Jones, Director. Mr. Usher-Jones has served as a Director of the Company since May 8, 2003. He has been a merchant banker since 1995 and was the former President of MB Capital Corporation and Thomson Kernaghan Co. Ltd., an investment banking firm in Toronto, Ontario. Mr. Usher-Jones attained a Bachelor of Commerce degree from Concordia University in 1969. Mr. Usher-Jones is also a C.A. (Chartered Accountant) and is a member of the Canadian Institute of Chartered Accountants (1970). Mr. Usher-Jones currently serves as a director of various public companies including Xplore Technologies Corp., Calvalley Petroleum Inc. and Pivotal Self-Service Technologies Inc. and Oromonte Resources Inc. Brian Usher-Jones, an independent director serving on the Audit Committee, is an "audit committee financial expert," as such term is defined under the regulations promulgated by the Securities and Exchange Commission. Under such regulations, the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and the Board of Directors in the absence of such designation or identification nor does the designation or identification of a person as an audit committee financial expert affect the duties, obligations or liability of any other member of the audit committee or Board of Directors. Mr. Usher-Jones also serves as a member of the Board of Directors Compensation Committee.

              BIOGRAPHICAL INFORMATION REGARDING EXECUTIVE OFFICERS

The following table presents information with respect to our executive officers, as of the date of this Prospectus.


           Name                   Age      Position
           ----                   ---      --------
           John G. Simmonds       54       Chairman and CEO
           Bradley J. Poulos      45       President
           Gary Hokkanen          49       Chief Financial Officer
           Carrie Weiler          46       Corporate Secretary

John G. Simmonds, Chairman and CEO of the Company. See "Biographical Information Regarding Directors" above for information regarding Mr. Simmonds.


Bradley J. Poulos, President and Director. See "Biographical Information Regarding Directors" above for information regarding Mr. Poulos.

Gary N. Hokkanen, Chief Financial Officer. Mr. Hokkanen has served as the Company's CFO since May 29, 2003. Mr. Hokkanen is an executive level financial manager with over 6 years experience in public company financial management. Mr. Hokkanen holds a Bachelor of Arts degree from the University of Toronto and is a CMA (Certified Management Accountant) and a member of the Society of Management Accountants, Ontario. From January 2001 to April 2003 Mr. Hokkanen was CFO of IRMG Inc., a Toronto based financial management consulting firm. Mr. Hokkanen served as CFO of Simmonds Capital Limited from July 1998 to January 2001 and served as CFO of Trackpower Inc. from February 1998 to June 2001. For the period April 1996 to July 1998, Mr. Hokkanen served as Treasurer of Simmonds Capital Limited. On October 15, 2004 Mr. Hokkanen was appointed CFO of Azonic Corporation and continues to serve in such capacity.

Carrie J. Weiler, Corporate Secretary. Ms. Weiler was appointed Secretary of the Company on May 29, 2003. Ms. Weiler also provides services to the Simmonds Capital Limited group of companies which she joined in 1979. She has served as Vice President of Corporate Development for Simmonds Capital Limited and its divisions since 1994 and she has served as Corporate Secretary of TrackPower, Inc. since 1998. On October 15, 2004 Ms. Weiler was appointed Corporate Secretary of Azonic Corporation and continues to serve in such capacity.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the date of this Prospectus by (i) each director of the Company, (ii) each of the Company's officers named in the Summary Compensation Table (collectively, the "Named Executive Officers"), (iii) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.


                                      Amount and Nature of
                                      Beneficial Ownership
   Name and Address of                                Options/
     Beneficial Owner                Shares         Warrants (1)        Total (1)          Percent (1)
---------------------------       -----------       ------------      ------------         -----------
Dallas Robinson (2)                   711,151                0            711,151               2.5%

Kenneth Adelberg                      650,000           50,000             700,00               2.5%
Stephen Dulmage                             0                0                  0                  *
Gary Hokkanen                               0                0                  0                  *
Bradley J. Poulos (3)               1,350,000                0          1,350,000               4.7%
Glenn J. Poulos (4)                 1,350,000                0          1,350,000               4.7%
John Simmonds                       1,433,854           50,000          1,483,854               5.2%
Brian Usher-Jones                     887,500           50,000            937,500               3.3%
Carrie Weiler                               0                0                  0                  *

Segal, Talarico, Habib,
  Molot LLP (5)                     4,500,000                0          4,500,000              15.8%

All executive officers
and directors as a
group (8 persons)(6)                5,671,354          150,000          5,821,354              20.5%

(1) Includes options and warrants exercisable as of the date hereof or within 60 days hereafter. Holdings of less than 1% are indicated by "*". Based upon 28,431,046 shares issued and outstanding as of July 19, 2005, (excluding any shares issuable under options or warrants, except with respect to the beneficial holder thereof as indicated in the table above). All such warrants became exercisable October 15, 2003 and are exercisable for the purchase of Common Stock until expiration on October 15, 2006, at an exercise price of $2.00 per share.

(2) Mr. Robinson served as CEO of the Company from October 2002 until March 2003. Mr. Robinson has not served as an officer or director of the Company since March 2003. Mr. Robinson resigned as an employee in October 2004. Dallas Robinson previously served as an officer and director of our subsidiary Wireless Age Communications Ltd. (Wireless Canada). On October 1, 2004, we entered into a Memorandum of Agreement under which Mr. Robinson resigned and we acquired Mr. Robinson's minority interest position by issuing 179,151 of our common shares to 617350 Saskatchewan Ltd., a company solely owned by Mr. Robinson. Part of our Memorandum of Agreement with Mr. Robinson required us to register the 179,151 shares issued to 617350 Saskatchewan Ltd. In addition, also pursuant to the October 1, 2004 Memorandum of Agreement, we agreed to register a further 120,849 shares of our common stock issued to Mr. Robinson in consideration of our acquisition of our subsidiary Wireless Source. The natural persons who exercise voting, investment and power of disposition over Company securities held of record by 617350 Saskatchewan Ltd., are Dallas Robinson and Zelda Davidson. The aggregate of all shares of Company common stock owned by Mr. Robinson and 617350 Saskatchewan Ltd. is 711,151 shares representing approximately 2.5% of our outstanding Company common stock.

(3) On March 4, 2005, the Company executed a Share Exchange Agreement with the shareholders (collectively, the "Vendors") of mmwave Technologies Inc., a Canadian corporation ("mmwave"). In connection with the mmwave acquisition by the Issuer and pursuant to the terms of a Support Agreement executed March 4, 2005 among the Vendors, the Issuer and 1588102 Ontario Inc., an Ontario corporation ("Exchangeco"), a special purpose subsidiary of the Issuer, the Vendors were issued 4,500,000 Class B Non Voting Exchangeable Shares (the "Exchangeable Shares") of Exchangeco. The Exchangeable Shares are also subject to the terms and conditions of a Voting and Exchange Agency Agreement (the "Agency Agreement") executed on March 4, 2005 among the Issuer, Exchangeco and Segal, Talarico, Habib, Molot LLP, a limited liability partnership formed under the laws of the Province of Ontario (the "Agent") as escrow and voting agent for the holders of the Exchangeable Shares. Pursuant to the terms of the Support Agreement and the Agency Agreement, the Agent was issued 4,500,000 shares of Wireless Age Communications, Inc. Common Stock, par value $.001 per share (the "Escrow Shares"), to hold in escrow as agent pending the exercise of exchange rights of the Exchangeable Shares or other disposition of the Exchangeable Shares. Mr. Poulos is one of the Vendors and is the owner of 270,000 Exchangeable Shares and correspondingly is the indirect beneficial owner of 270,000 Escrow Shares held by the Agent for the benefit of Mr. Poulos. Mr. Poulos is also the beneficial owner of Brad Poulos Holdings Inc. ("Holdings") which owns 1,080,000 Exchangeable Shares and correspondingly is the indirect beneficial owner of 1,080,000 Escrow Shares held by the Agent for the benefit of Holdings, as to which Mr. Poulos could be deemed to have beneficial ownership of such Escrow Shares indirectly owned by Holdings.

(4) Glen J. Poulos is an officer (President) of mmwave.

(5) These 4,500,000 shares are held as escrow agent.

(6) Officers and Directors as a group include Kenneth Adelberg, Stephen Dulmage, Gary Hokkanen, Bradley J. Poulos, Glenn J. Poulos (President of mmwave), John Simmonds, Brian Usher- Jones, and Carrie Weiler.

                             DESCRIPTION OF BUSINESS

Business Development

      We were incorporated in the State of Nevada on November 17, 2000 as Lennoc Ventures, Inc. On October 20, 2002, we changed its name to Wireless Age Communications, Inc.

Our Business

      Our business operations primarily focus on provision of wireless telecommunications systems products and service solutions to wholesalers, distributors, retailers and end-users in Western Canada. Our current products and services include phone and data devices and accessories, land mobile radios, scanners and GPS receivers, power and battery supplies. We operate 10 retail stores, a corporate sales force, a rental center and service department focused on selling wireless solutions. We have significant business relationships with SaskTel, the leading full service communications company in Saskatchewan, and Manitoba Telecom Services, a full service communications company in Manitoba, Canada. Our presence in the cellular, land mobile radio, satellite, fixed wireless and battery solutions markets allow us to bundle a full spectrum of products at the distributor, wholesaler and retail level across Canada. We also assemble wireless networks for the personal communications industry. We conduct our business through the following subsidiaries:

      o     Prime Wireless Corporation

      o     Marlon Distributors Ltd.

      o     Prime Battery Products Limited

      o     Wireless Source Distribution Ltd.

      o     Wireless Age Communications Ltd. (99.7% ownership)

      o     DB Sim Holdings Ltd.

      o     1588102 Ontario Inc.

      o     mmwave Technologies Inc.

The following chart illustrates our corporate structure:

-------------------------------------------------------------------------------------------
                              Wireless Age Communications, Inc.
                                         (Nevada)
-------------------------------------------------------------------------------------------
   |        |          |             |                 |                |             |
   |        |          |             |                 |                |             |
   |        |100%      |             |100%             |                |             |
   |        |          |             |                 |                |             |
   |        |          |             |                 |                |             |
   |   -------------   |     ---------------           |                |             |
   |      DB Sim       |     1588102 Ontario           |                |             |
   |   Holdings Ltd.   |           Inc.                |                |             |
   |   -------------   |     ---------------           |                |             |
   |        |          |        |        |             |                |             |
   |        |          |        |        |             |                |             |
58%|        |41%       |50%     |50%     |100%         |100%            |100%         |100%
   |        |          |        |        |             |                |             |
   |        |          |        |        |             |                |             |
 --------------   ---------------  -------------- --------------  ------------    ---------
  Wireless Age    Wireless Source     mmwave      Prime Wireless     Marlon         Prime
 Communications    Distribution       Tech-        Corporation    Distributors     Battery
      Ltd.              Ltd.         nologies                         Ltd.         Products
 (Saskatchewan)                        Inc.                                          Ltd.
 --------------   ---------------  -------------- --------------  ------------    ---------

Our Subsidiaries conduct the following business operations:

      o Wireless Age Communications Ltd. is in the business of operating retail cellular and telecommunications outlets in cities in Western Canada.

      o Wireless Source Distributions Ltd. has two operating divisions; (1) iMobile which distributes prepaid cellular phone cards in Saskatchewan and various cellular and land mobile radio accessories in Western Canada, and (2) A. C. Simmonds & Sons which distributes battery and flashlight products in Canada.

      o Prime Wireless Corporation is the Exclusive Representative of Vertex Standard U.S.A. Inc. in Canada. Vertex Standard manufactures land mobile radio products and accessories. Prime Wireless Corporation earns sales commissions from direct shipment from Vertex Standard in the United States of America to Canadian wholesale and retail distributors. Prime Wireless is also in the business of distributing prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada.

      o Marlon Distributors Ltd. distributes wireless communications products, including two way radios, antennas and accessories, primarily in the provinces of British Columbia and Alberta, Canada.

      o Prime Battery Products Limited is the master distributor/representative of Shenzhen Konnoc Battery Industrial Co. Ltd. in Canada and the United States. Prime Battery Products Limited distributes battery and flashlight products in North America and also earns royalties from battery sales by A.C. Simmonds & Sons division of Wireless Source Distribution Ltd.

      o mmwave Technologies Inc. ("mmwave") is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. mmwave provides a range of technical solutions to the Canadian and select international markets
            - primarily in the manufacturing and service provider segments of the communications industry.

      o Our subsidiaries DB Sim Holdings Ltd. and 1588102 Ontario Inc. are inactive and have no revenues or expenses.

      We acquired Wireless Age Communications Ltd. on October 8, 2002, Prime Wireless Corporation on March 13, 2003, Wireless Source Distribution Ltd. on September 19, 2003, and Marlon Distributors Ltd. on July 30, 2004. We acquired Prime Battery Products Limited on September 16, 2004. We acquired mmwave Technologies Inc. on March 4, 2005.

Our Headquarters and Website

      Our headquarters are located at 765 15th Sideroad, King City, ON L7B 1K5, Canada. Our telephone number is (905)775-3529. More comprehensive information about us and our products is available through our web site we maintain at http://www.thewirelessage.com. The information contained on our website and other sites linked to it is not incorporated by reference into this prospectus. More information can also be found online in our filings with the U.S Securities and Exchange Commission at www.sec.gov.

Our Industries

The Wireless Industry

The wireless industry is characterized by changing technology and the rapid widespread adoption of such technology. From being a luxury utilized by only a small percentage of the population one generation ago, wireless technologies have now come to be widespread in Canada and the United States, as well as elsewhere. Recent information indicates that the wireless subscriber market in the United States has grown an average of almost 18% per year from 1998 through 2003. This expansion in the numbers of users has advanced alongside radical improvements in the quality of wireless products available, and a remarkable drop in their cost.

Recently though, the exponential growth of the industry in North America has begun to slow. This trend is widely seen as continuing throughout the decade. The Company's industry expectations are that the growth rate in the wireless subscriber market in the United States will fall to an average of over 4% per year through 2008.

With the relatively recently achieved popularity of wireless technology, public awareness of the actual or perceived draw-backs of wireless technology has increased. The news media has reported incidents of automobile accidents allegedly caused by the use of mobile telephone while driving. Radio frequency emissions from wireless devices have linked to various health concerns, including cancer, and it has been reported that they may interfere with various electronic medical devices, including hearing aids and pacemakers. The actual or perceived risk of radio frequency emissions from wireless devices could adversely affect our business through a decline in sales in wireless services.

Furthermore, the wireless industry and the public used of its goods and services is subject to national and either state or provincial regulations in the United States and Canada. It is difficult to predict the direction new regulation of the industry may take in the future.

Land Mobile Radio Industry

Land Mobile Radio ("LMR") two-way radio communications consist of a broad array of users:

      o     Public Safety: police, fire, and emergency medical personnel;

      o Businesses: hotels, airports, farms, car services, construction firms; and

      o     Government Agencies.

LMR systems are typically configured for hand-held use and/or vehicular mobile use. LMR systems are generally designed to meet an organization's specific communication requirements. The cost of a system varies widely. Typically, there are no recurring airtime usage charges as is typically the case with wireless telephone subscription communications. Accordingly, LMR users often factor airtime cost considerations into determinations whether to purchase an LMR system or rely on commercially available wireless communications systems. The average useful life for an LMR system is 8 years for a portable radio and 11 years for a mobile.

LMR systems are among the oldest and continuously widely used form of wireless dispatch communications. Advances in technology in recent years have generally decreased the cost of LMR products and increased its usage base.

In recent years LMR has been characterized by relatively slow growth. This growth rate is a reflection of several factors:

o     LMR is generally considered a mature industry;

o some LMR users are in mature industry segments that are themselves experiencing slow growth rates; and

o growth has been impaired by the lack of available radio spectrum, which has prevented existing users from expanding their systems and hampered efforts of many potential new users from obtaining licenses for new systems.

As a result of the lack of available spectrum, the FCC has mandated that new LMR equipment in the United States utilize technology that is more spectrum-efficient. This effectively requires LMR users to migrate to digital systems. Responding to the mandate, our principal supplier, Vertex Standard, provides an industry standard digital LMR device that meets the FCC requirements. Although the FCC does not require public safety agencies to purchase supplier specific equipment, compliance with the standard is increasingly becoming a key consideration for government and public safety purchasers. Accordingly, we anticipate that these demands for Vertex Standard equipment will fuel some LMR market growth as users upgrade equipment to comply with the FCC mandate.

Several LMR manufacturers have recommended a specified industry standard for digital LMR devices that would meet the FCC requirements and provide solutions to several problems experienced primarily by public safety users. The primary objectives of the standard are to i) allow effective and reliable communication among users of compliant equipment, regardless of its manufacturer, ii) maximize radio spectrum efficiency, and iii) promote competition among LMR providers through an open system architecture.

Although the FCC does not require public safety agencies to purchase the proposed standard compliant equipment or otherwise adopt the standard, compliance with the standard is increasingly becoming the key consideration for government and public safety purchasers. The open architecture of the proposed standard may eliminate the ability of one or more major companies to lockout competitors. Previously, because of proprietary aspects of conventional analog LMR systems, customers were effectively precluded from purchasing competing LMR products. The proposed standard may provide an environment under which users will have a wider choice among LMR suppliers, including the Vertex Standard products distributed by our Company.

The Battery Industry

The power storage and power portability that batteries provide make them an essential component of the modern consumer society found in the United States and Canada. Demand for batteries has increased along with usefulness. Many battery-using products which were either rare or did not exist 20 years ago are now commonplace, including portable computers, computer memory preservation, mobile telephones and portable video cameras. A significant amount of energy is currently being simultaneously expended in the scientific and business communities on both increasing the number of consumer products which may rely on batteries, and in improving the quality and durability of batteries. Such technological developments will impact our business.

Please note: this Registration Statement includes market and industry data and forecasts that we obtained from industry publications and surveys, news media and management's knowledge of the industries in which we operate. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding industry data presented in this Registration Statement, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the "Risk Factors" section of this Registration Statement.

Competition

The markets for distributing wireless phones and accessories and for integrated supply chain and logistics services are intensely competitive. We compete, and expect that we will continue to compete, for sales of wireless phones, accessories and data equipment with several wireless communications device distributors and manufacturers. We compete principally on the bases of price, inventory availability, delivery time, trade credit terms and service. We also compete principally on the bases of service quality and price for supply availability. Our competitors are primarily retail purchasers. Our direct competitors include:

      o In Saskatchewan: (1) all wireless retailer that are clients of other carriers such as AT&T Wireless and Telus Mobility, (2) Jump.ca and Prairie Mobility who use the same carrier as us, and (3) SaskTel Corporate who direct sell to large customers.

      o In Manitoba: (1) IDC Communications, (2) Elite Communications, (3) Advance Electronics, (4) 4L Communications, and (5) MTS Corporate directly selling to large customers.

In the future, we may increasingly compete with wireless communications device manufacturers that decide to provide their products directly to wireless network operators. Also, new competitors may enter our industry. The products that we distribute could have reduced consumer demand if companies that compete with our suppliers manufacture products that are, because of more favorable pricing or other reasons, more desired by consumers. Many of our current competitors have, and many of our future competitors will likely have, more name recognition and greater financial and other resources than us. Our ability to successfully compete will largely depend on our ability to continually anticipate and respond to competitive factors affecting our industry, including changing outsourcing requirements, new products, changes in consumer preferences, demographic trends, international, regional and local economic and financial conditions and our competitors' discount pricing and promotional programs. As the wireless communications markets continue to mature, and as we seek to enter into additional markets and offer new products, we expect that the competition that we face will intensify. We believe that our various competitive strengths, principally including our local presence throughout Western Canada, our developed market expertise and our effective management of capital, will enable us to compete successfully in the markets in which we operate, as well as to expand our business into new geographic and product areas.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following is management's discussion and analysis of the annual and interim financial results, liquidity and capital resources as well as accounting policies and other key items related to our business and performance. Our objective is to provide investors and readers with an understanding of the key variables and other qualitative and quantitative factors that are unique to our business and that management focuses on in evaluating and measuring our financial performance and financial condition. We will discuss and analyze significant known trends, demands, commitments, events and uncertainties that we believe are important to an understanding of our business. In addition, we will provide a comparative discussion and analysis of our consolidated operating results and a similar discussion of our business segment results and sales to geographic markets. This section should be read in conjunction with our audited Consolidated Financial Statements and related notes in the "Financial Statements" section of our 2003 Annual Report on Form 10-KSB and 2004 Annual Report on Form 10-KSB as well as our unaudited interim Consolidated Financial Statements and related notes in the "Financial Statements" of our Quarterly Report on Form 10-QSB for the three month period ended March 31, 2005. All references to per share amounts reflect fully diluted per share amounts. Certain prior year amounts included in this section have been reclassified to conform to the current year presentation.


Overview

      We operate our business through several subsidiaries. Our subsidiary Wireless Age Communications Ltd., which we refer to as "Wireless Canada", is in the business of operating retail cellular and telecommunications outlets in cities in Western Canada. We own 94% of Wireless Canada. (We acquired an additional 5.7% of Wireless Canada in October 2004). In addition, we operate wholesale/distribution businesses through our wholly owned subsidiaries Wireless Source Distribution Ltd., that we refer to as "Wireless Source", Prime Wireless Corporation, that we refer to as "Prime Wireless", Prime Battery Products Limited, that we refer to as "Prime Battery", and Marlon Distributors Ltd, that we refer to as "Marlon". Wireless Source, Prime Wireless, Prime Battery and Marlon are in the business of distributing prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada.

      We acquired Wireless Canada on October 8, 2002 by payment as consideration 2,979,105 shares of our common stock and assumption of $500,867 in notes payable to acquire 89% of the issued and outstanding shares of Wireless Canada. On October 27, 2004, we acquired additional shares of Wireless Canada common stock by issuing a total of 10,528 shares of our common stock to the minority holders of the Wireless Canada stock. As of the date of this Prospectus, we currently own approximately 94% of Wireless Canada.

      We acquired Prime Wireless on March 13, 2003 from Pivotal Self-Service Technologies Inc. by payment as consideration 1,500,000 shares of our Common Stock in exchange for all of the issued and outstanding shares of Prime Wireless.

      We acquired Wireless Source on September 19, 2003 from related parties to our Company. Wireless Source was owned 50% by Dallas L. Robinson, former CEO of our Company and an officer of a subsidiary of our Company, Wireless Canada and 50% by an entity solely owned by Robert Sim, then a director of our Company who resigned on January 18, 2004. The acquisition was consummated through a series of agreements. On September 19, 2003 our Company and a wholly owned subsidiary, (1588102 Ontario) entered into a Share Exchange Agreement with an officer of Wireless Age Communications Ltd. under which 1588102 Ontario issued 1,000,000 preferred shares of itself to Mr. Robinson, for 50 class B common shares of Wireless Source. The exchangeable preferred shares held by Mr. Robinson were exchanged into 1,000,000 shares of our Company's Common Stock in 2004. We also entered into a Stock Purchase Agreement with a corporate entity solely owned by Robert Sim under which we issued 1,000,000 shares of our Common Stock to Mr. Sim's corporate entity in exchange for 50 class B common shares of Wireless Source. As total consideration we issued 1,000,000 shares of our Common Stock and 1,000,000 preferred shares of 1588102 Ontario valued at $2,740,000. Our consolidated financial statements include the operating results of Wireless Source from September 1, 2003.


      We acquired Marlon on July 30, 2004 by payment as consideration 1,325,000 shares of our common stock for all the issued and outstanding shares of Marlon. We also issued 150,563 shares of its common stock to repay CAD$245,716 of shareholder loans made by the former shareholders of Marlon to Marlon.

      We acquired Prime Battery on September 16, 2004 from Phantom Fiber Corporation. Under terms of the purchase and sale agreement, Phantom Fiber Corporation will receive 700,000 common shares of our Company. In addition, we may issue 200,000 additional common shares as an earn out over a one year period from closing.

      Prior to our acquisition of Wireless Canada, the name of our Company was Lennoc Ventures, Inc. We were a pre-exploration stage mineral resources company. We terminated our mineral and exploration business and changed our name to Wireless Age Communications, Inc. in October 2002.

      Our business operations primarily focus on provision of wireless telecommunications systems products and service solutions to wholesalers, distributors, retailers and end-users in Western Canada. Our current products and services include Phone and Data Devices and Accessories, Land Mobile Radios, Scanners and GPS Receivers, Power and Battery Supplies. We operate 10 retail stores, a corporate sales force, a rental center and service department focused on selling wireless solutions. We maintain significant business relationships with SaskTel, the leading full service communications company in Saskatchewan, and Manitoba Telecom Services. Our presence in the cellular, land mobile radio, satellite, fixed wireless and battery solutions markets allows us to bundle a full spectrum of products at the distributor, wholesaler and retail level across Canada.

      Although we are operating exclusively in the wireless communications sector, we have taken steps over the last year to diversify operations so that not all of our revenues are from retail operations. Management's efforts have resulted in approximately one-half of consolidated revenues arising from wholesale operations during the three month period ended September 30, 2004. We have entered into several agreements to further diversify operations that we expect to affect future results, as discussed in the Recent Developments section below.

Results of Operations


                 Twelve months ended December 31, 2004 and 2003

We recorded a net loss of $2,043,372 during the twelve month period ended December 31, 2004 compared to a net loss of $137,307 in the comparative period a year ago. This increase in loss is a direct result of certain one-time events triggered in 2004 including a $179,635 loss due to a terminated acquisition, a $138,372 net loss reported on the disposition of investments and a $1,216,146 write down of the intangible assets. Overall, our net loss from operations for the period ended December 31, 2004 was $56,894 compared to net income of $241,147 for the same period last year.

Revenues - Consolidated

Our revenues during the twelve month period ended December 31, 2004 were $15,209,161 compared to $9,268,569 during the twelve month period ended December 31, 2003. This trend is the result of increased business and sales activity in both the retail and the wholesale segments.

Revenues - Retail segment

Our revenues of the Retail segment were $10,456,188 for the period ended December 31, 2004 compared to $7,604,776 for the same period ended December 31, 2003. The Retail revenues are generated from 10 retail stores in Regina, Saskatoon and Winnipeg, Canada. This is the direct result of a combined increase in sales of cellular hardware and an increase in the activation commission and residuals.

Our Retail business revenues during the year ended December 31, 2004 and 2003 can be broken down into the following subcategories:

                                                         2004            2003
                                                         ----            ----
      Cellular hardware, radios and accessories      $ 7,607,963     $ 5,197,917
      Activation Commissions and Residuals             2,156,747       2,609,134
      Equipment Rentals                                  239,092         250,112
                                                     ---------------------------
      Total Revenue                                  $10,456,188     $ 7,604,776

Our cellular hardware, radios and accessories sales are transaction based sales in our retail stores. Activation commissions are earned when our customer enters one of our retails stores and contracts on a multi year basis with one of our carriers (SaskTel Mobility in the case of the province of Saskatchewan and Manitoba Telecom Service in the case of the province of Manitoba). We also receive residual payments from our carriers based on the cell phone usage of the client. Equipment rental revenue is generated when our clients wish to rent two-way radios rather than purchasing.

We believe that retail sales of cellular hardware will be stable and actually continue to rise as the acceptance and availability of wireless technology continues to grow and as a portion of the current subscribers upgrade their hardware. We also believe that the Company will increase the activation commission and residual revenues as they continue to sign-up subscribers.

Revenues - Wholesale segment

Revenues of our Wholesale segment were $4,752,973 for the period ended December 31, 2004 compared to $1,663,793 for the same period ended December 31, 2003. These revenues represent the sale of prepaid cellular cards, accessories, batteries (and other ancillary items) and commissions earned from selling Vertex-Standard two-way radios in Canada. Our revenues related to the sale of prepaid cellular cards and accessories totaled $4,118,646, battery sales and other ancillary products totaled $481,840 and two-way radio commissions were $152,487.

We plan to aggressively grow the Wholesale business over the next few years by strengthening it's relationship with vendors and by providing a strong line-up of high quality wireless products to valued customers.

Gross profit - Consolidated

Our gross profit during the twelve month period ended December 31, 2004 was $5,015,795 compared to $3,857,497 in the comparative period in 2003. Gross profit as a percentage of sales was 33.2% in 2004 and 41.6% in 2003. As our Wholesale businesses become a larger proportion of the overall business, we expect that gross profit as a percentage of revenue will decline. Our wholesale business gross profits are generally less than our Retail business gross profits. Retail gross profits are higher because they are affected by residual payments received from our carriers that do not have a direct cost of sale.

Our total expenses during the twelve month period ended December 31, 2004 were $5,072,684 compared to $3,616,350 during the twelve month period ended December 31, 2003. Our total expenses are expected to rise over the next few years as planned acquisitions take shape and additional infrastructure is required to facilitate our anticipated growth. The bulk of the incremental costs are expected to be professional fees and employment costs of additional employees. In addition as our sales increase the selling and administrative expenses are expected to rise proportionately.

Our selling and administrative expenses, during the twelve month period ended December 31, 2004 are as follows:

                                             2004           2003
                                             ----           ----
      Advertising & Promotion              268,304        333,176
      Bad debts                             91,230         60,803
      Corporate fees                       403,858        180,192
      Insurance, licenses and taxes         72,443         29,442
      Management fees                      430,592        318,857
      Office & general                     247,322        142,073
      Professional fees                    330,632        294,214
      Occupancy                            378,609        339,174
      Communications                       120,255         86,405
      Travel & Entertainment               299,852        188,453
      Wages & Benefits                   2,429,592      1,643,559
                                         ------------------------
      Total                              5,072,689      3,616,350

The amount we pay as wages and benefits increased from $1,643,559 during the year ended December 31, 2003 to $2,290,461 during the year ended December 31, 2004. This is a result of an increase in management positions and employees. In addition we accrued the severance package for our departing president valued at $51,000 at yearend.

Our corporate fees increased substantially in comparison to other costs during 2004, reflecting the significant costs of maintaining a public listing, and disseminating information about our Company.

Amortization expense during the twelve month period ended December 31, 2004 was $239,312 compared to $249,223 during the comparative period in the prior year. Amortization expense represents the continued amortization of our capital and other assets acquired in acquisitions and the amortization of fair market value of the residual premiums acquired in the Wireless Canada acquisition which we are amortizing over five years.

Interest expense on our debt totaled $102,076, during the twelve month period ended December 31, 2004 and $100,294 during the twelve month period ended December 31, 2003. We record interest expense on our term loans and notes payable.

Other expenses totaled $1,608,780 during the twelve month period ended December 31, 2004 and compared to other income of $44,978 in the comparative period in the prior year.

                                                            2004          2003
                                                            ----          ----
      Foreign exchange losses                              (57,153)      84,951
      Non-operating interest expense, net                  131,580           --
      Loss on investments                                  138,572           --
      Write down of goodwill and intangible assets       1,216,146           --
      Loss on termination of acquisition                   179,635           --
      Management fees                                           --      (39,973)
                                                         ----------------------
      Total                                              1,608,780       44,978

We review our goodwill and intangible assets annually, in accordance with SFAS No 142, "Goodwill and Other Intangible Assets". As a result of our decrease in market capitalization over the last twelve months a portion of goodwill was determined to be impaired and we wrote it down by $844,651 We also determined that the intangible assets associated with the A.C. Simmonds & Sons customer lists was impaired and we also wrote those down by $371,495 to zero.

At December 31, 2004 we recorded a loss of $179,635 on the termination of the 479645 Alberta Ltd. acquisition. We made a refundable deposit to 479645 Alberta Ltd. in the amount of $83,195 and incurred additional legal and accounting costs totaling $96,440 prior to termination of the proposed acquisition. Based on our mutual consent with 479645 Alberta Ltd. the refundable deposit was utilized to pay a portion of the legal and accounting costs. Although we are pursuing repayment of these amounts from 479645 Alberta Ltd. we do not believe we will collect and we have written it off.

Our non-operating interest expense included interest income of $214,000 on $2,250,000 8% convertible subordinated promissory notes of RELM Wireless Corporation offset by; (1) $160,000 financing fee associated with the short term promissory note issued to acquire the RELM notes and (2) interest expense of $185,580 on the short term promissory note.

The $138,572 net loss on investments can be summarized as follows:

       Loss on disposal of RELM convertible subordinated promissory note receivable         $   170,000
       Legal associated with RELM merger proposal                                                50,912
       Gain on disposal of Globetech Ventures Corp. common shares                               (34,492)
       Gain on disposal of Pivotal Self Service Technologies Inc. common shares                (240,000)
       Loss on termination of licensing agreement                                               144,563
       Miscellaneous licensing costs                                                             47,589
                                                                                            -----------
                                                                                            $   138,572
                                                                                            ===========

In December 2003, we acquired $1,700,000 face value of RELM notes for a cash payment of $1,870,000 and an additional $550,000 RELM notes in exchange for 412,500 common shares. On December 31, 2004 these notes matured and proceeds of $2,250.000 were received resulting in a $170,000 loss on the transaction. On January 16, 2004 we sold 18,100 Globetech Ventures Corp. shares for total proceeds of $38,225 recording a gain of $34,492. During June 2004 we sold 6,000,000 Pivotal Self Service Technologies Inc. common shares for $420,000 recording a net gain of $240,000. In December 2004 we decided not to continue to pursue the development of our battery licensing business project and terminated a licensing agreement with Marvel Entertainment Group resulting in a loss of $144,563. In addition, we wrote off of various capitalized licensing project costs of $47,589.

During the year ended December 31, 2004, we had foreign exchange gains of $57,153 which come about from the translation of Canadian dollar denominated assets and liabilities into US dollars during a period of appreciating Canadian dollar vis-a-vis the US dollar. During the year ended December 31, 2003 we had foreign exchange losses due to the depreciation of the foreign currency during this period.

Effective October 1, 2004, we made a $39,500 investment in Azonic Corporation which represents an 18% ownership position in Azonic. Due to common directors and officers, we account for the investment on an equity basis. Azonic recorded a loss of $195,618 during the period and accordingly we picked up our portion of the loss of $34,775 during the fourth quarter of fiscal 2004.

Basic and diluted loss per share during our twelve month period ended December 31, 2004 was $0.09. Basic net loss per share was $0.01 during the twelve month period ended December 31, 2003.

For the three month period ended March 31, 2005 compared to 2004

We earned net income of $107,344 during the three month period ended March 31, 2005 compared to a net loss of $257,941 in the comparative period a year ago. This is a result of an increase in the net income of the retail segment of approximately $136,000, an increase in the net income of the wholesale segment of approximately $172,000, the net income of mmwave of approximately $53,000 and a nominal decrease in the spending at the corporate cost centre of approximately $4,000.

Sales including product sales, commission and residuals during the three month period ended March 31, 2005 were $3,991,559 up from $2,956,862 during the first quarter of fiscal 2004, representing a 35% increase in sales year over year. Sales from our retail segment were $2,018,586, sales from our wholesale segment were $1,311,468 and sales of the mmwave segment were $440,233 during the current quarter.

Sales of our retail segment during the three month period ended March 31, 2005 and 2004 can be broken down into the following subcategories:

                                               2005            2004
                                               ----            ----
      Cellular hardware, radios and
      accessories                           $1,302,577      $1,081,335
      Residual, commission and royalty
      revenue                                  660,797         538,818
      Equipment rental                          55,212          28,755
                                            ----------      ----------

                                            $2,018,586      $1,648,908
                                            ==========      ==========

Sales by our wholesale business during the current quarter were $1,311,468 up from $1,307,954 during the first quarter of fiscal 2004, representing a 0% increase in sales year over year. These revenues represent the sale of Vertex Standard two-way radios, prepaid cellular cards, accessories, batteries (and other ancillary items) and commissions earned from selling two-way radios under representation agreements.

Sales by our mmwave segment during the current quarter were $440,233. This balance represents the activity of mmwave for one month as the consolidation only includes the results of this subsidiary after the acquisition date. If we had acquired mmwave on January 1, 2005 the sales for the quarter would have been $1,227,811.

Sales by Marlon Distributors during the current quarter were $221,272 compared to zero in the prior year. We acquired Marlon on July 30, 2004.

Our gross profit during the three month period ended March 31, 2005 was $1,458,703 up from $988,685 during the first quarter of fiscal 2004. Gross profit as a percentage of sales was 36.5% during the three month period ended March 31, 2005, compared to 33.4% in the first quarter of fiscal 2004. This is due our acquisition of mmwave and the continuation of strong margin sales in the retail segment.

Our selling and administrative expenses increased from $1,116,819 during the three month period ended March 31, 2004 to $1,242,158 during the three month period ended March 31, 2005. Our selling and administrative expenses during the three month period ended March 31, 2005 and 2004, included:

                                               2005          2004
                                               ----          ----
           Accounting and legal            $    44,706    $   53,362
           Advertising and promotion            32,499        53,512
           Bad debts                            (2,956)        3,362
           Bank charges and interest            16,384            --
           Corporate fees                       33,999        10,000
           Insurance, licenses and taxes        17,476        10,634
           Management fees                      66,104       129,994
           Office and general                   61,647        55,173
           Professional fees                    46,517       141,348
           Rent                                110,230        84,543
           Repairs and maintenance               7,353         6,589
           Telephone and utilities              43,691        30,473
           Travel and automobile                66,078        79,986
           Wages and benefits                  698,430       457,843
                                           -----------    ----------
                                           $ 1,242,158    $1,116,819
                                           ===========    ==========

Our corporate fees include the cost for share reporting services, communication fees, director fees and other expenses related to the administration of the running our public company.

Our professional, accounting and legal fees were $91,223 during the three month period ended March 31, 2005 compared to $194,710 during the three month period ended March 31, 2004. This reduction is direct result of our focus on reducing selling and administration expenses wherever possible.

We paid management fees during the three month period ended March 31, 2005 of $66,104 to a related party for the corporate executive management services net of management fee revenue received from companies under a management services agreement.

We incurred travel and automobile costs of $66,078 during the three month period ended March 31, 2005 compared to $79,986 in the comparative period in the prior year. This decrease is attributable to higher levels of travel in the previous year associated with many of the Company's new business initiatives and acquisitions.

The amount we pay in wages and benefits increased from $457,843 for the three month period ended March 31, 2004 to $698,430 for the first quarter of 2005. This is a result of increased management and employees due to the increased business activity and the acquisition of mmwave and Marlon.

Amortization expense during the three month period ended March 31, 2005 was $60,107 compared to $55,711 during the comparative period in the prior year. Amortization expense in the current quarter represents the continued amortization of our capital and other assets acquired in acquisitions ($44,423) and the amortization of fair market value of the residual premiums acquired in the retail business unit acquisition ($15,684) which we are amortizing over five years.

Interest expense on our debt totaled $1,737 during the quarter ended March 31, 2005 and $29,128 during the quarter ended March 31, 2004. The decrease is the result of our decreased debt level.

Other expense totaled $6,302 during the three month period ended March 31, 2005 compared to other expenses of $43,433 in the comparative period in the prior year. The current quarter's other expense consisted of a foreign exchange loss of $6,302 arising from translation of Canadian dollar denominated liabilities translated to the home currency in a period of declining home currency values. Other expenses during the three month period ended March 31, 2004 included foreign exchange translation gains of $2,353 and a gain on disposal of marketable securities of $33,845 offset by non-operating interest expense of $79,631.

Non-operating interest expense for March 31, 2004 included interest income of $45,000 on $2,250,000 8% convertible subordinated promissory notes of RELM Wireless Corporation offset by; 1) $80,000 financing fee associated with the short term promissory note issued to acquire the RELM notes and 2) interest expense of $44,631 on the short term promissory note. There were no similar expenses or revenue in the first quarter of 2005 as all obligations were satisfied prior to December 31, 2004.

Our basic and diluted earnings per share for the three month period ended March 31, 2005 and 2004 were $0.004 and $(0.01) respectively.

Critical Accounting Policies and Estimates


The discussion and analysis of results of operations and financial condition are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management evaluates the estimates on an on-going basis, including those related to bad debts, inventories, investments, customer accounts, intangible assets, income taxes, and contingencies and litigation. Management bases its estimates on historical experience and on various other assumptions that they believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Note 2 of the "Notes to Consolidated Financial Statements" includes a summary of the significant accounting policies and methods used in the preparation of the consolidated financial statements. The following is a brief description of the more significant accounting policies and methods we use.

Acquisitions and Business Combinations

We account for acquisitions and business combinations under the purchase method of accounting. The Company includes the results of operations of the acquired business from the acquisition date. Net assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired are included in intangible assets in the accompanying consolidated balance sheets.

Intangibles, Goodwill and Other Assets

We regularly review all of our long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, and significant negative industry or economic trends. When we determine that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model. Significant judgment is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. To the extent that events or circumstances cause assumptions to change, charges may be required which could be material.


Residual premiums are amounts paid for future residual revenue of retail cellular and telecommunications subscriber business recorded at cost less accumulated amortization. Amortization is provided for on a straight-line basis over five years. Agency fees are amortized over the term of the related agreement (ten years) on a straight line basis.

Effective January 1, 2003, we adopted SFAS No 142, "Goodwill and Other Intangible Assets". SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under prescribed conditions) for impairment in accordance with this statement. If the carrying amount of the reporting unit's goodwill or indefinite-lived intangible assets exceeds the implied fair value, an impairment loss is recognized for an amount equal to that excess. Intangible assets that do not have indefinite lives are amortized over their useful lives. The adoption of SFAS No. 142 did not impact the results of operations or financial position because the Company had no goodwill or indefinite-lived intangible assets at December 31, 2003 and 2001.

Fair Value of Financial Instruments

The carrying value of receivables, bank indebtedness, accounts payable and accrued liabilities income taxes payable and customer deposits approximates fair value because of the short maturity of these instruments. The carrying value of long-term debt, obligations under capital lease and due to and from related parties also approximates fair value. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.

Investments

Investments are recorded as available for sale marketable securities or held to maturity investments.

Available for sale marketable securities are recorded at fair value and unrealized gains and losses, net of tax are recorded separately in stockholders' equity. Realized gains or losses and other than temporary declines in value are reported in other income or expense as incurred.

Held to maturity investments are recorded at amortized cost.


Financial Condition


Our total assets decreased from $10,051,586 at December 31, 2003 to $9,205,430 at December 31, 2004. The decrease in total assets during the year ended December 31, 2004 is primarily the result of our sale of investments and our write down of goodwill.

Current assets decreased from $5,039,424 at the beginning of the year to $4,132,971 at the end of fiscal 2004. Current assets at December 31, 2003 consisted of cash balance of $800,120, accounts receivable of $1,883,671, inventories of $1,337,755 and prepaid expenses of $111,425. The decrease in current assets is due to the disposition of investments held at the previous yearend.

Capital assets, net of accumulated depreciation decreased from $413,421 at December 31, 2003 to $405,220 at December 31, 2004. The decrease is the result of the net of business acquisitions, capital assets purchased and amortization taken during the year.

Intangible assets totaling $1,373,183 acquired during the previous year were carried on the balance sheet at December 31, 2004. These intangible assets include Residual premiums which represent future residual revenue of retail cellular and telecommunications subscriber business, totaling $180,428, an agency fee associated with an acquisition of a Manitoba store at $147,255, $284,500 of various agreements and customer lists associated with our Prime Wireless acquisition and $761,000 of customer lists and supplier relationships with the Wireless Source acquisition. Collectively from the acquisitions during fiscal 2003 we recorded $2,010,946 of goodwill. In the current year distribution rights were acquired in the acquisition of Marlon which were carried on the balance sheet at December 31, 2004 at $14,979 and from the transactions during fiscal 2004 we recorded an additional $965,086 of goodwill.

Our total liabilities decreased from $5,402,987 at December 31, 2003 to $3,919,432 at December 31, 2004. The decrease is the result of the business acquisitions and the repayment of a $2,330,000 loan previously referred to as the Minichiello Note.

Current liabilities decreased from $5,104,566 at the beginning of the year to $3,847,786 at the end of the year. Current portion of long term debt decreased from $2,286,862 at December 31, 2003 to $196,645 at December 31, 2004.

Non-controlling interest decreased from $47,327 at December 31, 2003 to $25,198 at December 31, 2004 as a result of the additional acquisition of common shares of Wireless Age Communications, Inc.

Our stockholders' equity increased from $4,648,608 at December 31, 2003 to $5,285,998 at December 31, 2004. The increase is attributable to a net increase in common stock, additional paid-in capital and other comprehensive income offset by the loss for the year including the write down of intangible assets. Common stock and additional paid-in capital increased by $2,638,345. (See Consolidated Statement of Stockholders' Equity included in the financial statements)

Our deficit increased from $207,536 at December 31, 2003 to $2,250,908 at December 31, 2004 as a result of the $2,043,372 loss for the year.


Liquidity and Capital Resources


As at March 31, 2005, we had current assets of $4,797,263 and current liabilities of $4,355,359, indicating working capital of $441,904 up from $285,185 at the beginning of the quarter. Our working capital ratio increased from 1.07 at the beginning of the period to 1.10 at the end. Our leverage ratio (defined as total liabilities divided by stockholders' equity) improved from
0.74 at the beginning of the quarter to 0.60 at the end.

For the three month period ended March 31, 2005, cash generated in operating activities amounted to $160,755 primarily as a result of net income adjusted for non cash items and various changes in operating assets and liabilities. Cash provided by investing activities during the three month period ended March 31, 2005 amounted to $80,491. This is the net of the $256,050 of cash from the acquisition, the $165,344 investment in RELM and the $10,215 used to acquire additional capital assets. Cash used by financing activities during the three month period ended March 31, 2005 amounted to $656,211.

Through our acquisition of mmwave Technologies, Inc. we acquired a $600,000 (CAD$750,000) line of credit with a major Canadian Schedule A bank. The debt is secured by the assets of mmwave and is guaranteed by Wireless Age Communications, Inc. The indebtedness has a floating interest rate and at March 31, 2005 the line was not drawn. We have had discussion with the bank to expand upon the relationship and are hopeful that a segment of the wholesale business normally operated within our Regina operating group may be transferred to mmwave and operated from our Mississauga office.


We plan to aggressively grow the wireless business through acquisitions utilizing primarily our common stock to pay for these acquisitions. Current common stock shareholders are expected to experience substantial dilution as we grow in size.


Our ability to fund the planned growth and acquisitions is also connected to its ability to raise external financing. We are confident that the stable WACL, mmwave and Wireless Source subsidiaries form a strong base on which we can build. Additional funding will be required for acquisitions, additional working capital and pre-maturity consolidated operating losses. We plan to raise the necessary capital in an appropriate mixture of short term debt secured primarily on the liquid assets of the Company and its newly acquired businesses, long term debt, subordinated debt and equity private placements. There can be no assurance that we will be able to raise this funding as when needed.


We do not have any material sources of liquidity of off balance sheet arrangements or transactions with unconsolidated entities.


On October 28, 2004, we filed a registration statement with respect to the sale of up to approximately 2.8 million shares of Common Stock by certain of our shareholders. Such registration was withdrawn on February 7, 2005. This Prospectus is a re-registration of the securities included on that registration statement. The registration statement has not yet been declared effective. We will not receive any of the proceeds from a sale of the shares by such selling stockholders, if or when such registration is declared effective.


Recent Developments


Acquisition of Marlon Distributors Ltd.

On July 30, 2004, the Company closed an agreement whereby it acquired all the issued and outstanding common shares of Marlon Distributors Ltd. in exchange for 1,325,000 shares of the Company's common stock. Marlon Distributors Ltd. purchases and distributes wireless products including antenna, closed circuit television systems and mobile radios.


Strategic Partnership with Azonic Corporation

      On August 30, 2004, the Company announced that it had entered into Strategic partnership with Azonic Corporation (an entity listed on the Over-the-Counter-Bulletin-Board market under the symbol AZOI) to develop and market a disposable cellular phone.

      Under the terms of the agreement, the Company agreed to acquire 4,460,000 Azonic Corporation common shares from Infinity Capital Group, Inc., for $39,500 cash, representing an 18.6% ownership position in Azonic Corporation. In addition, Azonic Corporation entered into management services contracts under which certain officers and employees of Wireless Age will provide management services to Azonic Corporation. Concurrent with the signing of the contract, Gregory Laborde resigned as Chief Executive Officer and John Simmonds was appointed Chief Executive Officer, Gary Hokkanen was appointed Chief Financial Officer, James Hardy was appointed Chief Operating Officer, David MacKinnon was appointed Chief Technology Officer and Carrie J. Weiler was appointed Corporate Secretary of Azonic Corporation. John Simmonds also became a director of Azonic Corporation.

      On January 14, 2005, the Company issued to L&M Specialties, Inc. 225,000 restricted shares of Common Stock in exchange for 400,000 Azonic Corporation common shares. The transaction was privately negotiated between the Company and L&M Specialties, Inc.


Acquisition of Prime Battery Products Limited

On September 16, 2004, the Company acquired all of the issued and outstanding common shares of Prime Battery Products Limited and other net assets valued at $225,600 in exchange for 700,000 shares of the Company's common stock. Prime Battery is the master distributor/representative of Shenzhen Konnoc Battery Industrial Co. Ltd. in Canada and the United States. Prime Battery Products Limited distributes battery and flashlight products in North America and also earns royalties from battery sales by A.C. Simmonds & Sons division of Wireless Source Distribution Ltd.

Acquisition/disposition of RELM Wireless 8% Convertible Subordinated Promissory Notes

On December 31, 2003, acquired $1,700,000 in outstanding principal amount of an 8% Convertible Subordinated Promissory Note of RELM Wireless Corporation (an entity listed on NASD's Over-the-Counter-Bulletin-Board trading under the symbol "RELM")("RELM Wireless"). Wireless Age purchased the note from Special Situations Private Equity Fund, L.P. for a cash purchase price of $1,870,000.

During January 2004, Wireless Age negotiated agreements with Mr. Russell Scott Henderson, Mr. Moisha Schwimmer, Mr. Stuart McGregor, Mr. Stephen Dulmage, Mr. Brian Usher-Jones and 1500450 Ontario Ltd. with respect to the acquisition of an aggregate of an additional $550,000 in RELM Notes. Wireless Age purchased the additional RELM Notes in private transactions with such parties in exchange for the issuance of an aggregate of 412,500 shares of Wireless Age common stock in a closing dated as of February 5, 2004.

On December 31, 2004 the Company received $2,250,000 in cash from RELM Wireless representing the repayment of the notes.


Sale of Marlon Recreational Products Ltd.


On September 30, 2004 the Company completed the sale of Marlon Recreational Products Ltd. to a group of former shareholders of Marlon Distributors Ltd.

Marlon Recreational was a wholly-owned subsidiary of Marlon Distributors, which the Company acquired on July 30, 2004. Pursuant to the terms of the transaction, our subsidiary Marlon Distributors, received total consideration of $335,000 (CAD$425,000), consisting of $177,000 (CAD$225,000) cash at closing and a short term note receivable of $158,000 (CAD$200,000).

RELM Wireless Corporation Proposal


On July 16, 2004, the Company delivered a letter to the Board of Directors of RELM Wireless Corporation ("RELM Wireless") indicating that we were prepared to acquire RELM Wireless. On December 29, 2004 we issued a public statement reflecting our determination to terminate the proposal.


Placement Agreement and Amendment to Note Purchase and Security Agreement


On December 31, 2003 the Company borrowed $1,930,000 from Stacey Minichiello and entered into a Note Purchase and Security Agreement (the "Minichiello Note"). The purpose of the loan was to acquire $1,700,000 of RELM Wireless Corporation subordinated promissory notes. On January 21, 2004, the Company borrowed an additional $400,000 from Stacey Minichiello under the same agreement. These funds were used for general corporate purposes. The loans were originally due and payable on June 30, 2004, however the Company agreed with Stacey Minichiello under an amendment to the promissory notes to extend the repayment date to September 30, 2004. As part of the loan amendment transaction, the Company entered into a Placement Agreement with Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd. (collectively, the "Sellers") pursuant to which the Company undertook to make a private placement of 500,000 of the Sellers' common shares prior to July 15, 2004. The Company executed and closed the private placement and the loan repayment date was extended to September 30, 2004. On September 30, 2004, the Company again undertook to make a private placement of a further 500,000 of the Seller's common shares prior to October 22, 2004. The Company executed and closed the private placement and the loan repayment date was extended to December 31, 2004. The loans were repaid in full by the Company as of the due date.

SureCells Sub-License Agreement

On August 1, 2004, the Company sub-licensed a newly formed entity called SureCells Portable Power Ltd. (SureCells Power) the North American market for the development and distribution of SureCells brand batteries and flashlights. SureCells' primary channel to market is to distribute battery packages through fund raising ventures with schools, churches or children's sports teams. These fund raising ventures have historically distributed cookies, candy and other consumable products. SureCells distributes the battery packages to the fund raising ventures at a profit and the venture in turn distributes the packages directly to consumers at an additional profit. SureCells also is attempting to develop other private label battery initiatives through other wholesale distribution channels its ownership group has utilized in the past. These could be Shenzhen Konnoc batteries manufactured with existing retailer labeling. Under the terms of the Agreement, which initially expires on December 31, 2005 but is renewable for a subsequent one year term, SureCells acquires batteries either;
(a) directly from the Company at a 7% markup over cost or, (b) directly from Shenzhen Konnoc, under the supply agreement Prime Battery Products Limited is a party to. Under the former, SureCells is obligated to pay the Company directly the 7% royalty. In addition, SureCells Power agreed to acquire substantially all of the existing battery inventory at landed cost plus 7% and all customer lists, marketing materials, booths and displays.

Proposed Acquisition of Knowlton Pass Inc. and Knowlton Pass' Agreements with MaxTel Wireless Inc.

      We plan to acquire Knowlton Pass Electronics Inc. (Knowlton Pass) that is developing a technology which optimizes bandwidth utilization making a greater number of signals available across wireless communications networks. We intend to develop and deploy the Knowlton Pass approach to participate in the wireless delivery of television, high speed internet and telephony products.

      As part of the transaction, Mr. David MacKinnon and Mr. James Hardy have joined our Company as key employees. Mr. MacKinnon, became Chief Technology Officer and was formerly a Vice-President of Lavalin Inc. and former CEO of E-Concept Inc. is holder of several technology patents. Mr. MacKinnon is principally dedicated to the Knowlton Pass/MaxTel initiative but spends a small amount of time on our Company's matters. Mr. Hardy, became our Chief Operating Officer. Mr. Hardy is a former Vice-President of Oracle Corporation Canada Inc. and former president of Iceberg Media Inc.

      On October 15, 2004, Knowlton Pass entered into a strategic agreement with MaxTel Wireless Inc. (MaxTel to manage and further develop the combined wireless communications business in the Niagara, Ontario, Canada corridor. The development of the combined business is known as our "Wireless Works" initiative.

      Knowlton Pass has agreed to become MaxTel's exclusive agent thereby managing its existing client base for an initial term of 10 years. Under the terms of the agreement Knowlton Pass will lease the existing network and take advantage of the excess capacity in their network. Knowlton Pass will receive 90% of the gross revenue received for managing the existing contracts and spectrum and 7.5% from future contracts. Knowlton Pass will pay MaxTel 20% of gross revenues received from existing contracts and 10% from new contracts as rent for utilizing the network.

      On July 26, 2004, we announced that we had agreed to fund the development of the Knowlton Pass business plan by way of a loan. Under the terms of the Knowlton Pass agreement we agreed to fund development of the project through draws of no more than $80,000 (CAD$100,000) per month. We also have an option (but not the obligation) to acquire all of the issued and outstanding Knowlton Pass common shares between September 1, 2004 and January 2, 2005 in exchange for 540,000 shares of our common stock. On January 2, 2005, we mutually agreed by verbal consent with the shareholders of Knowlton Pass to extend the expiration date of the option, on the same terms and conditions as the original option except with respect to such expiration date, until the close of business May 31, 2005. On May 31, 2005 both parties agreed to extend the expiration date to July 31, 2005.

Termination of Proposed Acquisition of Westcan Wireless, Allcan Electronic Distributors and its Investment in Bluewave Antenna Systems Ltd.

On April 5, 2004 the Company entered into a letter of intent to acquire a Canadian company known as 479645 Alberta Ltd., including its operating divisions Westcan Wireless and Allcan Electronic Distributors and its 80% investment in Bluewave Antenna Systems Ltd.

The original letter of intent contemplated closing on July 6, 2004, however prior to completion of due diligence and closing, a secured lender of 479645 Alberta Ltd. informed the Company that if the transaction proceeded they would have to be repaid in full. The Company was unwilling to proceed on this basis and did not close the acquisition of 479645 Alberta Ltd. However, the Company and the seller mutually agreed to extend consideration of the proposed transaction while the Company continued its due diligence and coordinated possible replacement financing. On March 10, 2005, the Board of Directors of the Company determined that the acquisition of 479645 Alberta Ltd. would not be in the best interests of the Company and determined not to proceed with the transaction.

Acquisition of mmwave Technologies Inc.

On March 4, 2005 the Company completed the acquisition of all of the issued and outstanding shares of mmwave Technologies Inc., ("mmwave").

mmwave is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. mmwave provides a range of technical solutions to the Canadian and select international markets - primarily in the manufacturing and service provider segments of the communications industry. mmwave is a recognized leader in the community broadband industry in Canada and is a member of the WiMax forum, as well as a very active member of the Canadian Wireless Telecommunications Association.

Concurrent with the acquisition, Mr. Brad Poulos, former President of mmwave was appointed to the newly created position of President of Wireless Age Communications, reporting to Mr. John Simmonds, Chief Executive Officer. Mr. Glenn Poulos, who founded mmwave in 1991 and served as its president until 1998, has returned to resume the presidency of mmwave. Mr. Brad Poulos has also been appointed to the Company's Board of Directors.

The mmwave acquisition was consummated through a series of agreements among the Company, its wholly owned subsidiary 1588102 Ontario Inc. ("1588102") and the former shareholders of mmwave (collectively the "Vendors"). Company and 1588102 entered into a Share Exchange Agreement with the Vendors to acquire all the issued and outstanding common shares of mmwave in exchange for 4,500,000 Class B Exchangeable Shares of 1588102. Each of the Exchangeable Shares is exchangeable for one share of Company Common Stock which has been issued into the escrow of an escrow agent until such exercise date. After giving effect to the 4.5 million shares of Company common stock issued in connection with the mmwave acquisition, the number of Company shares beneficially owned by the former shareholders of mmwave in the aggregate constitutes 15.8% of the approximately 28 million issued and outstanding shares of Company common stock. Mr. Brad Poulos, the new President of the Company and Mr. Glenn Poulos, the President of mmwave, each indirectly beneficially own approximately 1,350,000 shares of Company common stock, with each such holding constituting approximately 4.7% of the Company issued and outstanding common stock. Each of the holders of the Exchangeable Shares may direct the escrow agent to vote the Company shares and deliver dividends and distributions issued in respect of such Exchangeable Shares in accordance with the instructions of the respective holder. In addition, the holders of the Exchangeable Shares are entitled to a preference over the Wireless Age common shares and any other shares of Wireless Age with respect to the payment of dividends and on a liquidation distribution. Prior to the fifth anniversary of the date of the mmwave acquisition, the Exchangeable Shares may be exercised at any time by any of the Vendors for a same amount of escrow shares.


Controls and Procedures

      We maintain disclosure controls and procedures designed to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the specified time periods. As of the end of each of the periods covered by the foregoing disclosures, our Chief Executive Officer and Chief Financial Officer evaluated, with the assistance and participation of our Company's management, the effectiveness of the Corporation's disclosure controls and procedures. Based on the evaluation, which disclosed no significant deficiencies or material weaknesses, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective for gathering, analyzing and disclosing the information we are required to disclose and file with the U.S. Securities and Exchange Commission within the time periods specified in the SEC's rules and forms as well as with respect to the information included or incorporated by reference into this registration statement. There were no changes in our control over financial reporting that occurred during our most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.


                                    EMPLOYEES

      As of the date of this Prospectus, the Company has 98 employees of which 77 are full time. We believe our employee relations are good. None of our employees is represented by a collective bargaining unit.

                             DESCRIPTION OF PROPERTY

The executive offices of Wireless Age are located at 765 15th Sideroad, King City, Ontario, Canada, L7B 1K5 (tel. 905-773-3529, fax 905-773-1241). mmwave's offices are located at 6695 Millcreek Dr., Unit 8, Mississauga, Ontario, L5N 5R8 (tel. 905-363-1012, fax 905-363-1018). We plan to relocate the mmwave's offices and group the executive offices at the new location during 2005. Wireless Canada's and Wireless Source's offices are located at 1408 Broad Street, Regina, Saskatchewan, Canada, S4R 1Y9 (tel. 306-751-7720, fax 306-751-7726). The
Wireless Canada and Wireless Source offices, consist of approximately 4,000 square feet and are leased until November 2005. Wireless Canada's retail operations consist of ten retail stores located in Saskatchewan and Manitoba, Canada. The following is a summary of the retail, warehouse and office locations:

Address                                            Square Feet      Leased/Owned      Expiry of Lease
-------                                            -----------      ------------      ---------------
1408B Broad Street, Regina (office)                    2,000           Leased         May 2006
765 15th Sideroad, King City, Ontario                  2,500           Leased         March 2006
6695 Millcreek Dr., Unit 8,
 Mississauga, Ontario                                  9,160           Leased         October 2005

Retail:
2223 Victoria Ave. East, Regina                          675           Leased         October 2006
1401 Broad Street, Regina                              3,996           Leased         November 2005
4131 Rochdale Blvd., Regina                            1,240           Leased         February 2009
2325 Preston Ave., Saskatoon                             403           Leased         September 2006
300 Circle Dr., Saskatoon                              2,050           Leased         February 2008
105-3393 Portage Ave. Winnipeg                         1,545           Leased         November 2008
Unit 76, Cityplace, Winnipeg                             576           Leased         June 2005
Unit 247-393 Portage Ave., Winnipeg                      777           Leased         October 2006
Unit 209, Garden City Center, Winnipeg                 2,071           Leased         December 2008

              CERTAIN RELATIONSHIPS AND RELATED STOCKHOLDER MATTERS

      On March 13, 2003 the Company agreed to purchase all of the issued and outstanding shares of Prime Wireless Corporation ("Prime") from Pivotal Self-Service Technologies Inc. ("Pivotal"), including all of the intellectual property rights of Prime to operate its business, the name of Prime, its Vertex Standard Distribution Agreement, its Midland Master License including all sub-licenses, inventory, accounts receivable, trademarks, copyrights and tooling, in exchange for 1,500,000 shares of Company Common Stock. Mr. John Simmonds, Chairman and CEO of the Company and Mr. Gary Hokkanen, CFO of the Company, provide management services to Pivotal. In addition, Mr. Brian Usher-Jones serves on the Board of Directors of Pivotal as well as on the Board of the Company. Each of Mr. Simmonds and Mr. Usher-Jones recused themselves from deliberation and voting on all matters related to the Board's approval of the Company's acquisition of Prime which the Board deemed to be fair and reasonable to the Company as of such date.

      On July 2, 2003, the Company acquired all of the current lines of business operated by a sibling of John Simmonds, CEO and Chairman of the Board of the Company under the trade-name A.C. Simmonds & Sons in exchange for 1,500,000 shares of the Company's Common Stock. The A.C. Simmonds & Sons lines of business consist primarily of the sale of electronics products to certain customers and clients. Since July 2, 2003, and in anticipation of the acquisition of Wireless Source Distribution Ltd. ("Wireless Source", discussed below), the Company operated the A.C. Simmonds & Sons Business through financing from Wireless Source, and, upon the Company's acquisition of Wireless Source on September 19, 2003, the A.C. Simmonds & Sons Business became a division of Wireless Source.

      On September 19, 2003, the Company acquired all of the issued and outstanding common shares of Wireless Source Distribution Ltd. from related parties. Wireless Source was owned 50% by an Dallas L. Robinson, former CEO of the Company and an officer of a subsidiary of the Company, Wireless Age Communications Ltd. and 50% by an entity solely owned by Robert Sim, then a director of the Company who resigned on January 18, 2004. The acquisition was consummated through a series of agreements. On September 19, 2003 the Company and a wholly owned subsidiary, (1588102 Ontario) entered into a Share Exchange Agreement with an officer of Wireless Age Communications Ltd. under which 1588102 Ontario issued 1,000,000 preferred shares of itself to Mr. Robinson, for 50 class B common shares of Wireless Source. The exchangeable preferred shares held by Mr. Robinson were exchanged into 1,000,000 shares of the Company's Common Stock in 2004. The Company also entered into a Stock Purchase Agreement with an entity solely owned by Robert Sim under which the Company issued 1,000,000 shares of the Company's Common Stock to the entity in exchange for 50 class B common shares of Wireless Source. As total consideration the Company issued 1,000,000 shares of the Company's Common Stock and 1,000,000 preferred shares of 1588102 Ontario valued at $2,740,000. The Company's consolidated financial statements include the operating results of Wireless Source from September 1, 2003.


      Mr. Simmonds privately purchased 50,000 shares of the Company's Common Stock in August 2003, 50,000 shares of the Company's Common Stock and warrants to purchase 50,000 shares of the Company's Common Stock in November 2003 on terms and conditions approved by the Board of Directors of the Company and deemed fair and reasonable as of such dates.

      Mr. Brian Usher-Jones privately purchased 300,000 shares of the Company's Common Stock in July 2003, 500,000 shares of the Company's Common Stock in August 2003 and an additional 50,000 shares of the Company's Common Stock and warrants to purchase 50,000 shares of the Company's Common Stock in November 2003 on terms and conditions approved by the Board of Directors of the Company and deemed fair and reasonable as of such dates.

      Mr. Adelberg privately purchased 100,000 shares of the Company's Common Stock in May 2003, 500,000 shares of the Company's Common Stock in August 2003 and an additional 50,000 shares of the Company's Common Stock and warrants to purchase 50,000 shares of the Company's Common Stock in November 2003 on terms and conditions approved by the Board of Directors of the Company and deemed fair and reasonable as of such dates.

      The Company's Chief Executive Officer and Chairman of the Board of Directors, Mr. John Simmonds, the Chief Financial Officer, Mr. Gary Hokkanen, and the Corporate Secretary, Ms. Carrie Weiler, were compensated in 2003 pursuant to the terms of a Management Services Agreement between Simmonds Capital Limited and the Company. Management fees paid for the executive management services of such officers of the Company under the Management Services Agreement totaled $268,874 during Fiscal Year 2003. On May 1, 2003, the Company by verbal consent entered into the management services agreement with Simmonds Capital Limited pursuant to which Simmonds Capital Limited would provide executive, accounting and financial reporting, human resources, information technology and other general management and administrative services to the Company. The initial term of the agreement was one year. The agreement would automatically renew for a two year period after the first year, unless either party provided written notice of cancellation prior to 60 days of expiration of the initial term. Neither party provided written notice of cancellation prior to the expiration of the initial term. Under the terms of the agreement the Company agreed to pay $35,000 per month for services rendered. The services provided under the agreement are primarily provided by John G. Simmonds, as Chief Executive Officer, Gary N. Hokkanen, as Chief Financial Officer and Carrie J. Weiler, as Corporate Secretary. On January 1, 2004, the agreement was effectively assigned from Simmonds Capital Limited to Simmonds Mercantile and Management Inc. a private Canadian corporation owned by John Simmonds, Carrie Weiler, Gary Hokkanen and Graham Simmonds.


      The Company entered into a Placement Agreement as of June 30, 2004 with Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd. (collectively, the "Sellers"), providing for the Company's private secondary restricted stock placement of an aggregate of 2,499,450 shares of Company Common Stock, par value $.001 per share (the "Shares"). The basic terms of the Placement Agreement provided for a firm commitment first tranche placement of 500,000 Sellers' Shares in a restricted stock placement, which closed July 9, 2004. The Placement Agreement provided for the exercise of Company best efforts to cause a second tranche restricted stock placement of 1,999,450 Sellers' Shares, on or before the close of business on September 30, 2004 (the "Second Tranche"). In addition, the Company negotiated the option for the secondary private restricted stock placement of up to 1 million additional Shares owned by 101016305 Saskatchewan Ltd. The Company did not close the Second Tranche or exercise the option. In connection with the Placement Agreement, the Company's obligations with respect to the (i) the Note Purchase and Security Agreement between the Company and Stacey Minichiello, dated as of December 31, 2003; (ii) a Note issued thereunder in the principal amount of $1,930,000.00 (the "First Note"), and (iii) a second
Note in the principal amount of $400,000.00, dated as of January 21, 2004 (together with the First Note, each as amended June 30, 2004, collectively the "Notes") were extended to September 30, 2004. Robert Sim is a former director of the Company. Mr. Sim resigned as a director of the Company on January 18, 2004.

      On September 30, 2004 the Company entered into an agreement to further amend the Notes, and to amend the Placement Agreement entered into with Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd., dated as of June 30, 2004 (together with the Notes, as amended, referred to as the "September Amendments"). Pursuant to the terms of the September Amendments, the maturity date for repayment of the Notes was extended to December 31, 2004. The terms of the placement under the Placement Agreement No. 2 provided for a firm commitment placement of 500,000 Sellers' Shares in a restricted stock placement, which closed during November 2004. Under the terms of the September Amendments the Company agreed to issue certain promissory notes. The Company issued a $50,000 non-interest bearing note to Robert Sim repayable in six monthly installments of $8,334 on the first of the month beginning November 1, 2004 and ending on April 1, 2005. This note was issued in exchange for 18,750 common shares of Wireless Age Communications Ltd., the Company's majority owned subsidiary ("Wireless Canada"), which represents an ownership position of approximately 1.3%. In addition, the Company issued another $50,000 note on the exact same terms and conditions to Diane Sim, the former spouse of Robert Sim. The Company also issued a CAD$119,165 non-interest bearing note to Robert Sim repayable in six monthly installments of CAD$19,860.83 beginning on November 1, 2004 and ending on April 1, 2005. This note was in repayment of amounts owed to Robert Sim in respect of shareholder loans he provided the Company while he was a director that had no specific repayment terms. In connection with the transaction, the Company also acquired 30,000 shares of Wireless Canada held by Rosemary Sim, Robert Sim's spouse, in exchange for the issuance on January 10, 2005 of 61,200 restricted shares of the Company's Common Stock to Rosemary Sim.

      The Board believes that all of the foregoing related party transactions were made on terms that were fair and reasonable to the Company. Directors having an economic interest in the outcome of such transactions did not participate in the deliberation or voting with respect to such actions on the part of the Company.


                MARKET FOR COMMON EQUITY AND RELATED TRANSACTIONS


      The price per share of Company Common Stock is quoted on the NASD's OTC Bulletin Board under the symbol "WLSA". Prior to October 29, 2002 the Company's stock did not trade.

      The following table sets forth for the periods indicated the high and low close prices for the Common Shares in U.S. Dollars. These quotations reflect only inter dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.


      -----------------------------------------------------------
      Quarter Ended                  High            Low
      -----------------------------------------------------------
      June 30, 2005                 $0.63           $0.49
      -----------------------------------------------------------
      March 31, 2005                $0.86           $0.41
      -----------------------------------------------------------
      December 31, 2004             $0.96           $0.56
      -----------------------------------------------------------
      September 30, 2004            $1.78           $0.76
      -----------------------------------------------------------
      June 30, 2004                 $1.78           $1.20
      -----------------------------------------------------------
      March 31, 2004                $0.50           $0.15
      -----------------------------------------------------------
      December 31, 2003             $4.95           $1.98
      -----------------------------------------------------------
      September 30, 2003            $2.25           $0.71
      -----------------------------------------------------------
      June 30, 2003                 $5.60           $0.90
      -----------------------------------------------------------

      As of the date of this Prospectus the Company has approximately 7,068 shareholders.

      The Company does not expect to pay a cash dividend on its common stock in the foreseeable future. Payment of dividends in the future will depend on the Company's earnings and its cash requirements at that time.

      The Company does not have any securities authorized for issuance under equity compensation plans.

                             EXECUTIVE COMPENSATION


The following table sets forth compensation for each of the past three fiscal years with respect to each person who served as Chief Executive Officer of the Company and each of the four most highly-compensated executive officers of the Company who earned a total annual salary and bonuses that exceeded $100,000 in any of the three preceding three fiscal years.

                           Summary Compensation Table

------------------------------------------------------------------------------------------------------------------------
                                                                              Long Term Compensation
------------------------------------------------------------------------------------------------------------------------
                                                                                       Awards               Payouts
------------------------------------------------------------------------------------------------------------------------
Name and Principal         Year     Salary ($)    Bonus ($)   Other Annual    Restricted   Securities     LTIP      All
Position                                                      Compensation    Stock        Underlying     Payouts   Other
                                                              ($)             Award(s)     Options/SARs    ($)      Comp.
                                                                              ($)          (#)                       ($)
------------------------------------------------------------------------------------------------------------------------
John G. Simmonds           2004     $232,403           --     $5,000 (4)
Chief Executive            2003     $ 92,362 (3)       --
Officer (1)(2)
------------------------------------------------------------------------------------------------------------------------
Gary N. Hokkanen           2004     $116,215 (5)       --
Chief Financial            2003              (6)       (6)
Officer (2)
------------------------------------------------------------------------------------------------------------------------
Carrie J. Weiler           2004     $103,955 (7)       --
Corporate                  2003              (6)       (6)
Secretary (2)
------------------------------------------------------------------------------------------------------------------------
Dallas Robinson            2003     $21,757            --     $1,532 (9)
Chief Executive            2002     $16,318       $16,579     $1,149 (9)
Officer (8)
------------------------------------------------------------------------------------------------------------------------
Kenneth McAlpine           2001          --            --
Chief Executive
Officer
------------------------------------------------------------------------------------------------------------------------

(1)   Mr. Simmonds joined the Company in March 2003.


(2) Mr. Simmonds, Mr. Hokkanen, and Ms. Weiler, were compensated in 2003 pursuant to the terms of a Management Services Agreement between Simmonds Capital Limited ("SCL") and the Company. Management fees paid for the executive management services of such officers of the Company under the Management Services Agreement totaled $268,874 during Fiscal Year 2003. On May 1, 2003, the Company by verbal consent entered into the management services agreement with SCL pursuant to which SCL would provide executive, accounting and financial reporting, human resources, information technology and other general management and administrative services to the Company. The initial term of the agreement was one year. The agreement would automatically renew for a two year period after the first year, unless either party provided written notice of cancellation prior to 60 days of expiration of the initial term. Neither party provided written notice of cancellation prior to the expiration of the initial term. Under the terms of the agreement the Company agreed to pay $35,000 per month for services rendered. On January 1, 2004, the agreement was effectively assigned from SCL to Simmonds Mercantile and Management Inc. ("SMMI"). SMMI provides services to entities other than the Company, and each of Mr. Simmonds, Mr. Hokkanen and Ms. Weiler currently devote, or may devote in the future, some portion of their working time to the management of other entities. The amounts shown on the chart above reflect the total amounts paid by SMMI and it predecessors to Mr. Simmonds, Mr. Hokkanen and Ms. Weiler in the 2003 and 2004 fiscal years, although some portion of that compensation was for services performed for entities other than the Company.

(3) Mr. Simmonds was paid CAD$124,689 in 2003 and CAD$300,500 in 2004 by SMMI and its predecessors, which amounts were equal to, respectively US$92,362 and US$232,403. Such foreign exchange conversions were calculated based on the average exchange rate for the applicable period.

(4) 2003 Board service fees. Following the 2004 Annual Meeting of Shareholders, no board service fees were paid to employees of the Company serving on the Board of Directors.

(5) Mr. Hokkanen was paid CAD$150,267 in 2004 by SMMI and its predecessors, which amount was equal to US$116,215. Such foreign exchange conversions were calculated based on the average exchange rate for the applicable period.

(6)   Total annual salary and bonuses were less than $100,000.

(7) Ms. Weiler was paid CAD$134,415 in 2004 by SMMI and its predecessors, which amount was equal to US$103,955. Such foreign exchange conversions were calculated based on the average exchange rate for the applicable period.

(8)   Mr. Robinson served as CEO during 2002 and resigned as CEO in March 2003.

(9)   Automobile allowances.

Option Grants in 2004 Fiscal Year

The Company made no option grants in 2004.

Compensation of Directors

Fees

      The following fees were paid to Directors who were not employees of the Company during fiscal 2004. During 2004, all non-employee directors received fees for services rendered on the Board of Directors. Directors who are full-time employees of the Company receive no additional compensation for serving as directors. Board members are also reimbursed for all expenses associated with attending Board or Committee meetings. Non-employee directors are paid a $20,000 retainer per annum, paid quarterly and meeting fees as follows:

         Fee for each Board meeting                                 $500
         Fee for each telephone meeting                             $500
         Fee for each Committee meeting                             $500

The Company paid a total of $48,500 in directors' fees during 2004.

Employment Arrangements

      The Company's Chief Executive Officer and Chairman of the Board of Directors, Mr. John Simmonds, the Chief Financial Officer, Mr. Gary Hokkanen, and the Corporate Secretary, Ms. Carrie Weiler, were compensated in 2003 pursuant to the terms of a Management Services Agreement between Simmonds Capital Limited and the Company. Management fees paid for the executive management services of such officers of the Company under the Management Services Agreement totaled $268,874 during Fiscal Year 2003. On May 1, 2003, the Company by verbal consent entered into the management services agreement with Simmonds Capital Limited pursuant to which Simmonds Capital Limited would provide executive, accounting and financial reporting, human resources, information technology and other general management and administrative services to the Company. The initial term of the agreement was one year. The agreement would automatically renew for a two year period after the first year, unless either party provided written notice of cancellation prior to 60 days of expiration of the initial term. Neither party provided written notice of cancellation prior to the expiration of the initial term. Under the terms of the agreement the Company agreed to pay $35,000 per month for services rendered. On January 1, 2004, the agreement was effectively assigned from Simmonds Capital Limited to Simmonds Mercantile and Management Inc. a private Canadian corporation owned by John Simmonds, Carrie Weiler, Gary Hokkanen and Graham Simmonds. Management fees paid for the executive management services of such officers of the Company under the Management Services Agreement totaled $420,000 during Fiscal Year 2004.

      In connection with the appointment of Mr. Brad Poulos as President of Wireless Age, the Company entered into an employment agreement with Mr. Brad Poulos on March 4, 2005 (the "Brad Poulos Employment Agreement"). Under the terms of the Brad Poulos Employment Agreement, Mr. Poulos will serve as President of Wireless Age at a base annual salary of CDN $200,000 (as of April 12, 2005, based on an exchange rate of CDN 1= U.S. $.808, CDN $200,000 was equal to U.S. $161,600). Mr. Poulos is also eligible for a short term bonus equal to 50% of his base annual salary if he achieves certain performance milestones. In addition, Mr. Poulos is eligible for long term bonus of 333,333 shares of the Company to be issued upon the first, second and third anniversary date of inception of his service to the Company (for a total of 999,999 shares in total) if he achieves certain additional milestones. Mr. Poulos will be granted three weeks of vacation and will be eligible for employee benefit plans offered to other Company personnel. The Company will pay an automobile allowance to Mr. Poulos of CDN $1,200 per month (as of April 12, 2005, CDN $14,400 was equal to U.S. $11,635.20). Mr. Poulos has agreed to the Company's customary provisions for loyalty, confidentiality and ownership of intellectual property. The Brad Poulos Employment Agreement will continue in effect until such time notice is given by the Company, at its sole discretion at any time, to terminate Mr. Poulos. If the Company terminates the employment of Mr. Poulos prior to the statutory notice period required under the laws of Ontario and if termination occurs within 18 months of the inception date of the Brad Poulos Employment Agreement, the Company shall pay Mr. Poulos 300% of his annual base salary, and 150% if termination occurs after 18 months of inception of the agreement. The Company will have the right at any time to terminate Mr. Poulos for just cause without having to make such payments if Mr. Poulos is terminated for just cause or if Mr. Poulos voluntarily resigns or otherwise voluntarily terminates his agreement with the Company. The Company will continue health and ancillary benefit coverage for a period of 24 months following termination of employment. In connection with the Brad Poulos Employment Agreement, the Company has undertaken to exercise commercially reasonable efforts to cause Mr. Brad Poulos to be nominated and elected to the Company's Board of Directors.

      As of March 4, 2005, in connection with the Company's acquisition of all of the issued and outstanding shares of mmwave Technologies Inc., ("mmwave"), Mr. Glenn Poulos entered into an agreement to serve as the President of mmwave (the "Glenn Poulos Employment Agreement"). Mr. Poulos will serve as President of mmwave at a base annual salary of CDN $150,000 (as of April 12, 2005, based on an exchange rate of CDN 1= U.S. $.808, CDN $150,000 was equal to U.S. $121,200). Mr. Poulos is also eligible for a short term bonus equal to 33% of his base annual salary if he achieves certain performance milestones. In addition, Mr. Poulos is eligible for long term bonus of 333,333 shares of mmwave to be issued upon the first, second and third anniversary date of inception of his service to mmwave (for a total of 999,999 shares in total) if he achieves certain additional milestones. Mr. Poulos will be granted three weeks of vacation and will be eligible for employee benefit plans offered to other mmwave personnel. mmwave will pay an automobile allowance to Mr. Poulos of CDN $1,200 per month (as of April 12, 2005, CDN $14,400 was equal to U.S. $11,635.20). Mr. Poulos has agreed to mmwave's customary provisions for loyalty, confidentiality and ownership of intellectual property. This employment agreement will continue in effect until such time notice is given by mmwave, at its sole discretion at any time, to terminate Mr. Poulos. If mmwave terminates the employment of Mr. Poulos prior to the statutory notice period required under the laws of Ontario and if termination occurs within 18 months of the inception date of the employment agreement, mmwave shall pay Mr. Poulos 266% of his annual base salary, and 133% if termination occurs after 18 months of inception of the agreement. mmwave will have the right at any time to terminate Mr. Poulos for just cause without having to make such payments if Mr. Poulos is terminated for just cause or if Mr. Poulos voluntarily resigns or otherwise voluntarily terminates his agreement with mmwave. mmwave will continue health and ancillary benefit coverage for a period of 24 months following termination of employment.

      There are no change of control provisions pursuant to the Management Services Agreement or any similar agreements with any of the aforementioned officers, except for such provisions contained in each of the Brad Poulos Employment Agreement and the Glenn Poulos Employment Agreement.

      Pursuant to the Brad Poulos Employment Agreement, in the event of a buyout, merger, or any other event that results in a change of control (as defined therein), or whereby Mr. Poulos no longer controls at least one seat on the Company's Board of Directors, Mr. Poulos may elect to resign within sixty
(60) days of such event, with the following benefits: if termination occurs within 18 months of the inception date of the Brad Poulos Employment Agreement, the Company shall pay Mr. Poulos 300% of his annual base salary, and 150% if termination occurs after 18 months of inception of the agreement. The Company will continue health and ancillary benefit coverage for a period of 24 months following termination of employment.

      Pursuant to the Glenn Poulos Employment Agreement, in the event of a buyout, merger, or any other event that results in a change of control (as defined therein), Mr. Poulos may elect to resign within sixty (60) days of such event, with the following benefits: if termination occurs within 18 months of the inception date of the Glenn Poulos Employment Agreement, the Company shall pay Mr. Poulos 266% of his annual base salary, and 133% if termination occurs after 18 months of inception of the agreement. The Company will continue health and ancillary benefit coverage for a period of 24 months following termination of employment.

Compensation Committee

      The Compensation Committee consists of three non-employee directors, Messrs. Adelberg, Usher-Jones and Stephen Dulmage. The Compensation Committee has the responsibility for allocation of cash compensation and stock options to senior executive officers of the Company.

      The entire Board regularly reviews the Compensation Committee decisions relating to executive compensation. The Company's executive compensation policies, as endorsed by the Compensation Committee, have been designed to provide a balanced compensation program that will assist the Company in its efforts to attract, motivate and retain talented executives who the Compensation Committee and senior management believe are important to the long-term financial success of the Company.


                              CHANGE OF ACCOUNTANTS

      On February 5, 2004, the Company dismissed Amisano Hanson, Chartered Accountants, ("Amisano Hanson") as its principal accountants. Such action had been previously approved by the Registrant's Board of Directors. Amisano Hanson's report on the financial statements of the Company for the past year did not contain an adverse opinion or disclaimer of opinion, and was not modified as to audit scope or accounting principles. From the time of Amisano Hanson's appointment as the Company's auditors on January 22, 2001, through the date of termination, there had been no disagreements with Amisano Hanson on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Amisano Hanson, would have caused it to make reference to the subject matter of the disagreements in connection with its report, including, without limitation, with respect to matters regarding reliable internal controls of the Company or any unwillingness to rely on representations of the Company.

      On February 5, 2004, the Company retained Mintz & Partners LLP of Toronto, Ontario, Canada, as the Company's independent accountants to conduct an audit of the Registrant's financial statements for the fiscal year ended December 31, 2003. This action was previously approved by the Company's Audit Committee and ratified by the entire Board of Directors.

                                     EXPERTS


      The consolidated financial statements incorporated in this prospectus by reference from our Annual Reports on Form 10-KSB for the years ended December 31, 2004 and December 31, 2003 have been audited by Mintz & Partners LLP, independent auditors, as stated in its reports (which respective reports each express an unqualified opinion) which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            DESCRIPTION OF SECURITIES


      The following summary describes the material terms of our capital stock. To fully understand the actual terms of the capital stock you should refer to our certificate of incorporation, as amended, and our bylaws. The summary does not give effect to the exercise of outstanding warrants or options to purchase common stock except where noted.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


      Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of the date of this Prospectus there are 28,431,046 shares of common stock, issued and outstanding. Upon the exercise of outstanding warrants for 183,333 shares of common stock there will be an aggregate of 28,614,379 shares of common stock issued and outstanding on a fully diluted basis. There are approximately 75 holders of record of our common stock as of the date of this Prospectus and approximately 7,000 shareholders that hold their respective stock in "street name" client accounts of broker-dealers and/or banks.


COMMON STOCK

      Voting Rights. The holders of our stock have one vote per share. Holders of our stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class.

      Dividends. Holders of common stock will share ratably in any dividends declared by our board of directors. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

      Other Rights. Upon the liquidation, dissolution or winding up of Wireless Age, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

      Voting rights. The holders of preferred stock shall have such voting powers, full or limited, or no voting powers, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

      Dividends. Holders of preferred stock will share ratably in any dividends declared by our Board of Directors, but may have preferential rights over the holders of common stock, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. Such dividends may be payable either in cash, in property, or in shares of common stock. There have been no issuances of preferred stock to date.

      Other Rights. Upon the liquidation, dissolution or winding up of Wireless Age, after payment or provision for payment of debts and other liabilities of the Company, holders of preferred stock may be entitled to preferential amounts in the net assets of the Company, as shall be stated in the resolution or resolutions providing for the issuance of such series of preferred stock adopted by the Board of Directors.

WARRANTS


      We have issued warrants to exercisable for the purchase of acquire up to 183,333 shares of common stock, none of which shares are being registered hereunder. The warrants to acquire such shares of common stock have an exercise price of $ 2.00 per share of common stock, of which 150,000 are exercisable until October 15, 2006 and 33,333 expire on September 30, 2005.


OPTIONS

      As of the date of this Prospectus, we have granted no options to purchase shares of common stock.

      In May 2004, our Board of Directors approved presentation of an equity incentive plan to the Company's shareholders. The plan was not ratified by our shareholders and no options were issued under the plan. We intend to reintroduce a new equity incentive plan for ratification at the 2005 annual meeting of shareholders.

TRADING OF THE COMPANY'S COMMON STOCK ON THE OTC/BB SYSTEM

      Our common stock is quoted for trading on the Over-The-Counter Bulletin Board (OTC/BB) under the symbol "WLSA".

NO PREEMPTIVE RIGHTS

      No holder of any class of our stock has any preemptive right to subscribe for or purchase any kind or class of our securities.

TRANSFER AGENT

      The transfer agent for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, Telephone 303-282-4800, Fax 303-282-5800.

SHARES ELIGIBLE FOR FUTURE SALE

      To date, there has been limited volume in the public market for our common stock. No prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could drop due to sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

      As of the date of this Prospectus, after giving effect to the exercise of all outstanding warrants and options, the Company will have approximately 28,614,379 shares of common stock issued and outstanding. Approximately 19,732,374 shares are currently freely tradable. The remaining approximate 8,880,005 shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.


      In general, under Rule 144 as currently in effect, any person or persons whose shares are required to be aggregated, including any affiliate of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of common stock, which is currently approximately 238,310 shares as of the date of this offering including the shares registered hereunder; or (ii) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. Under Rule 144, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

      We have not filed any registration statements on Form S-8, however we may do so in the future. The Form S-8 permits the freely tradable resale in the public market of shares so registered.

PENNY STOCK

      Because the Company's common stock is not traded on a stock exchange or on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a "penny stock". This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

      Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

      Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

      Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

      The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. Imposing these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

      No expert or counsel within the meaning of those terms under Item 504 of Regulation S-B will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee, of the Company. Nor does any such expert have any contingent based agreement with the Company or any other interest in or connection to the Company.


                     COMMISSION POSITION ON INDEMNIFICATION


     Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

                        Wireless Age Communications, Inc.


                 FINANCIAL STATEMENTS (UNAUDITED) FIRST QUARTER

                        Three Months Ended March 31, 2005


                        Wireless Age Communications, Inc.

                      Condensed Consolidated Balance Sheet


                                 March 31, 2005


                                   (UNAUDITED)


ASSETS

Current Assets:
   Cash and cash equivalents                                       $    385,155
    Receivables                                                       1,983,724
    Inventory                                                         2,084,069
    Investments (Note 4)                                                235,746
    Prepaid expenses                                                    108,569
-------------------------------------------------------------------------------
                                                                       4,797,263
-------------------------------------------------------------------------------

Property, plant and equipment, net of accumulated
amortization of $872,837                                                482,116
Due from related parties                                                273,097
Notes receivable                                                        416,515
Investments (Note 4)                                                     88,793
Intangible assets (Note 5)                                            1,363,866
Goodwill (Note 5)                                                     4,246,500

-------------------------------------------------------------------------------
TOTAL ASSETS                                                       $ 11,668,150
-------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable and accrued liabilities                        $  4,193,615
     Line of credit (Note 6)                                                 --
     Customer deposits                                                   12,934
     Current portion of long-term debt (note 6)                         148,810
-------------------------------------------------------------------------------
Total current liabilities                                             4,355,359

Long-term debt (note 6)                                                  18,825
Non-controlling interest                                                 16,253
-------------------------------------------------------------------------------
Total liabilities                                                     4,390,437
-------------------------------------------------------------------------------

Stockholders' equity

   Preferred stock, $0.001 par value, 10,000,000
   shares authorized, No shares issued and outstanding                       --

   Common stock, $.001 par value, 100,000,000
   shares authorized, 28,381,046 shares issued and
   outstanding at March 31, 2005                                         28,381
   Additional paid-in capital                                         9,177,849
   Accumulated deficit                                               (2,143,564)
   Accumulated other comprehensive income                               215,047
-------------------------------------------------------------------------------
Total stockholders' equity                                            7,277,713
-------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 11,668,150
-------------------------------------------------------------------------------


                 See accompanying notes to financial statements.

                        Wireless Age Communications, Inc.


 Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

                                   (UNAUDITED)

                                                                 Three Months Ended
                                                                     March 31,
                                                              2005               2004
                                                              ----               ----
Sales - product                                           $  3,214,715       $  2,418,044

Cost of goods sold - product                                 2,532,856          1,968,177
-----------------------------------------------------------------------------------------

Gross profit - product                                         681,859            449,867

Commission and residual revenue                                776,844            538,818
-----------------------------------------------------------------------------------------

Gross profit                                                 1,458,703            988,685

Selling and administrative expenses                          1,242,158          1,116,819
-----------------------------------------------------------------------------------------

Earnings (loss) from operations                                206,545           (128,134)

Amortization                                                    60,107             55,711
Interest                                                         1,737             29,128
-----------------------------------------------------------------------------------------

Income (loss) before under-noted items                         154,701           (212,973)

Other (income) expenses
    Gain on disposal of marketable securities                       --            (33,845)
    Non-operating interest expense, net (Note 7)                    --             79,631
    Foreign exchange loss (gain)                                 6,302             (2,353)
-----------------------------------------------------------------------------------------
                                                                 6,302             43,433
-----------------------------------------------------------------------------------------
Income (loss) before share of loss
from equity accounted investment
and non-controlling interest                                   148,399           (256,406)

    Share of loss of equity accounted
    investment (Note 4)                                        (41,055)                --
-----------------------------------------------------------------------------------------

Income (loss) before non-controlling interest                  107,344           (256,406)

    Non-controlling interest                                        --             (1,535)
-----------------------------------------------------------------------------------------

Net income (loss)                                         $    107,344       $   (257,941)
=========================================================================================
Basic earnings (loss) per share of common stock:
Weighted average number of common shares outstanding        24,500,879         20,613,687
      Basic earnings (loss) per share                     $      0.004       $      (0.01)
Diluted earnings (loss) per share of common stock:
Weighted average number of common shares outstanding        24,684,212                 --
      Diluted earnings per share                          $      0.004                 --

Comprehensive Income (Loss)
Net income (loss)                                         $    107,344       $   (257,941)
Other comprehensive income (loss):
Unrealized holding gain on marketable securities                70,402                 --
Foreign exchange translation gain (loss)                         7,508             (5,088)
-----------------------------------------------------------------------------------------
Comprehensive income (loss)                               $    185,254       $   (263,029)
=========================================================================================


                 See accompanying notes to financial statements.

                        Wireless Age Communications, Inc.


            Condensed Consolidated Statements of Stockholders' Equity

                                   (UNAUDITED)


                            Common Stock                                                       Accumulated
                     --------------------------      Common      Additional                       Other              Total
                                                      Stock        Paid-in    Accumulated     Comprehensive      Stockholders'
                       Shares           Amount     Subscribed      Capital      Deficit           Income             Equity
                     ---------------------------------------------------------------------------------------------------------
Balance, December
 31, 2003            19,574,104    $     19,574             --    4,741,850     (207,536)         94,720           4,648,608

Issuance of
 common stock for
 retraction of
 preferred stock
 of wholly owned
 subsidiary           1,000,000           1,000             --       (1,000)          --              --                  --

Issuance of
 common stock to
 acquire
 investments            412,500             412             --      549,588           --              --             550,000

Adjustment
 arising from
 common stock
 issued for
 consulting
 services provided           --              --        125,625           --           --              --             125,625

Adjustment
 arising from
 warrants issued
 for consulting
 services provided           --              --             --        2,538           --              --               2,538

Adjustment
 arising from the
 disposal of
 marketable
 securities                  --              --             --           --           --         (24,244)            (24,244)

Adjustment
 arising from
 foreign exchange
 translation loss            --              --             --           --           --          (5,088)             (5,088)

Net income (loss)
 for the three
 month period
 ended March
 31, 2004                    --              --             --           --     (257,941)             --            (257,941)

Balance,
 March 31,
 2004                20,986,604    $     20,986        125,625    5,292,976     (465,477)         65,388           5,039,498
                     ----------    ------------        -------    ---------     --------          ------           ---------


                 See accompanying notes to financial statements.

                        Wireless Age Communications, Inc.

            Condensed Consolidated Statements of Stockholders' Equity

                                   (UNAUDITED)

                                    Common Stock                                                       Accumulated
                           -----------------------------      Common     Additional                        Other           Total
                                                               Stock       Paid-in      Accumulated   Comprehensive    Stockholders'
                             Shares             Amount      Subscribed     Capital        Deficit         Income          Equity
                           ---------------------------------------------------------------------------------------------------------
Balance, December          23,544,846         $   23,545         --       7,376,224     (2,250,908)       137,137       5,285,998
 31, 2004

Issuance of common
 stock to acquire
 investments                  225,000                225         --         124,898             --             --         125,123

Issuance of common
 stock to acquire
 additional interest
 in majority owned
 subsidiary                    61,200                 61         --          32,742             --             --          32,803

Issuance of common
 stock under earnout
 arrangement                   50,000                 50         --          20,385             --             --          20,435

Issuance of common
 stock to acquire
 wholly owned
 subsidiary                 4,500,000              4,500         --       1,623,600             --             --       1,628,100

Adjustment arising
 from foreign
 exchange
 translation gain                  --                 --         --              --             --          7,508           7,508

Adjustment arising
 from unrealized
 holding gain on
 marketable
 securities                        --                 --         --              --             --         70,402          70,402

Net income for the
 three month period
 ended March 31, 2005              --                 --         --              --        107,344             --         107,344
                           ---------------------------------------------------------------------------------------------------------
Balance,
 March 31, 2005            28,381,046         $   28,381         --       9,177,849     (2,143,564)       215,047       7,277,713

====================================================================================================================================


                 See accompanying notes to financial statements.

                        Wireless Age Communications, Inc.


                 Condensed Consolidated Statements of Cash Flows

                                   (UNAUDITED)

                                                                 Three Months Ended
                                                                      March 31,
                                                              2005              2004
                                                              ----              ----
---------------------------------------------------------------------------------------
Net cash provided by (used in) operations
    Net income (loss)                                     $   107,344       $  (257,941)
    Adjustments to reconcile net loss
      to net cash provided by (used in) operating
      activities:
Amortization                                                   60,107            55,711
Foreign exchange (gain) loss                                    7,508            (2,353)
Share of loss of equity investment                             41,055                --
Gain on disposal of marketable securities                          --           (33,845)
Non-controlling interest share of income                           --             1.535
Changes in operating assets and liabilities:
Accounts receivable                                         1,190,938           311,591
Inventory                                                    (168,393)           10,232
Prepaid expenses                                               16,426            38,897
Accounts payable and accrued liabilities                   (1,092,193)         (872,174)
Due from/to related parties                                  (168,909)           98,319
Customer deposits                                                (997)            8,496
---------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities            79,887          (641,532)
---------------------------------------------------------------------------------------
Cash flows from investing activities:
Proceeds on disposal of marketable securities                      --            37,640
Cash acquired on business acquisition                         256,050                --
Purchase of marketable securities                            (165,344)          (10,686)
Additions to property, plant and equipment                     (4,349)               --
---------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities:           86,357            26,954
---------------------------------------------------------------------------------------
Cash flows from financing activities:
Increase (decrease) in bank indebtedness                           --           419,829
Decrease (increase) in note receivable                       (222,385)               --
Increase (decrease) in long-term debt                        (358,824)          194,749
---------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities:         (581,209)          614,578
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
Increase (decrease) in cash                                  (414,965)               --
---------------------------------------------------------------------------------------
Cash, beginning of period                                     800,120                --
---------------------------------------------------------------------------------------
Cash, end of period                                       $   385,155       $        --
---------------------------------------------------------------------------------------

Non cash financing activities:

During the three month period ended March 31, 2005, the Company:

      o     Issued 225,000 shares of its common stock to acquire investments.

      o Issued 61,200 shares of its common stock to acquire additional investment in subsidiary.

      o     Issued 50,000 shares under an earnout arrangement.

      o Issued 4,500,000 shares of its common stock to acquire mmwave Technologies Inc.

During the three month period ended March 31, 2004, the Company:

      o Issued 412,500 shares of its common stock to purchase $550,000 in subordinated convertible promissory notes of RELM Wireless Corporation.

      o Acquired 6,000,000 common shares of Pivotal Self-Service Technologies, Inc. from a related party by issuing a $180,000 note payable.

      o Acquired intellectual property rights in exchange for inventory valued at $76,260.

      o Issued 125,000 shares of its common stock for consulting services provided, valued at $125,625 of which $83,750 has been amortized.

                 See accompanying notes to financial statements.

                        Wireless Age Communications, Inc.



              Notes to Condensed Consolidated Financial Statements


                                 March 31, 2005
                                   (Unaudited)

Note 1 - Basis of Presentation and nature of operations

The accompanying condensed unaudited consolidated financial statements of Wireless Age Communications Inc., (the "Company"), have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 2004.

The Company, through its 96.2% owned subsidiary, Wireless Age Communications Ltd. ("WACL") is in the business of operating retail cellular and telecommunications outlets in cities in western Canada. A wholly owned subsidiary, mmwave Technologies Inc. ("mmwave"), is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. It also provides a range of technical solutions to the Canadian markets primarily in the manufacturing and service provider segments of the communications industry. The Company, through its other wholly owned subsidiaries Wireless Source Distribution Ltd. ("Wireless Source"), Prime Wireless Corporation ("Prime Wireless"), Prime Battery Products Limited ("Prime Battery") and Marlon Distributors Ltd. ("Marlon") is in the business of distributing prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada. WACL was acquired on October 8, 2002, mmwave was acquired on March 4, 2005, Prime Wireless was acquired on March 13, 2003, Wireless Source was acquired on September 19, 2003, Marlon was acquired on July 30, 2004 and Prime Battery was acquired on September 16, 2004.

The Company was incorporated in the State of Nevada on November 17, 2000 as Lennoc Ventures, Inc. On October 20, 2002, the Company changed its name to Wireless Age Communications, Inc.


Note 2 - Recent developments


Proposed Acquisition of Knowlton Pass Inc. and Knowlton Pass' Agreements with MaxTel Wireless Inc.

On July 26, 2004, the Company announced that it had agreed to fund the development of the Knowlton Pass business plan by way of a loan. Under the terms of the Knowlton Pass agreement Wireless Age agreed to fund development of the project through draws of no more than $80,000 (CAD$100,000) per month. The Company also has an option (but not the obligation) to acquire all of the issued and outstanding Knowlton Pass common shares between September 1, 2004 and January 2, 2005 in exchange for 540,000 shares of its common stock. On January 2, 2005, both parties agreed to extend the expiration date of the option to March 31, 2005. Subsequently Knowlton Pass and the Company mutually agreed to a further extension of the expiration date to May 31, 2005.

Acquisition of mmwave Technologies Inc.

On March 4, 2005 the Company acquired mmwave Technologies Inc. ("mmwave") of Mississauga, Ontario, Canada. Revenues of mmwave, were approximately $8.6 million (CDN$11.2 million) during the year ended December 31, 2004. mmwave is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. They provide a range of technical solutions to the Canadian markets primarily in the manufacturing and service provider segments of the communications industry. mmwave is a member of the WiMax forum, as well as a very active member of the Canadian Wireless Telecommunications Association.

Concurrent with the acquisition, Mr. Brad Poulos, former President of mmwave was appointed to the newly created position of President of Wireless Age Communications, reporting to Mr. John Simmonds, Chief Executive Officer. Mr. Glenn Poulos, who founded mmwave in 1991 and served as its president until 1998, has returned to resume the presidency of mmwave. Mr. Brad Poulos has also been appointed to the Company's Board of Directors.

The mmwave acquisition was consummated through a series of agreements among the Company, its wholly owned subsidiary 1588102 Ontario Inc. ("1588102") and the former shareholders of mmwave (collectively the "Vendors"). Company and 1588102 entered into a Share Exchange Agreement with the Vendors to acquire all the issued and outstanding common shares of mmwave in exchange for 4,500,000 Class B Exchangeable Shares of 1588102. Each of the Exchangeable Shares is exchangeable for one share of Company Common Stock which has been issued into the escrow of an escrow agent until such exercise date. After giving effect to the 4.5 million shares of Company common stock issued in connection with the mmwave acquisition, the number of Company shares beneficially owned by the former shareholders of mmwave in the aggregate constitutes 15.8% of the approximately 28 million issued and outstanding shares of Company common stock. Mr. Brad Poulos, the new President of the Company and Mr. Glenn Poulos, the President of mmwave, each indirectly beneficially own approximately 1,350,000 shares of Company common stock, with each such holding constituting approximately 4.7% of the Company issued and outstanding common stock. Each of the holders of the Exchangeable Shares may direct the escrow agent to vote the Company shares and deliver dividends and distributions issued in respect of such Exchangeable Shares in accordance with the instructions of the respective holder. In addition, the holders of the Exchangeable Shares are entitled to a preference over the Wireless Age common shares and any other shares of Wireless Age with respect to the payment of dividends and on a liquidation distribution. Prior to the fifth anniversary of the date of the mmwave acquisition, the Exchangeable Shares may be exercised at any time by any of the Vendors for a same amount of escrow shares.

Acquisition of Minority Interest in WACL

In January 2005, the Company executed an agreement with Rosemarie Sim to purchase 30,000 common shares of WACL owned by her in exchange for 61,200 restricted shares of the Company's common stock. Rosemarie Sim owned approximately 2.1% of the outstanding shares of WACL.

Lastly, the Company has agreed to acquire an additional 3.5% of WACL in exchange for a $100,000 six month promissory note. Pursuant to these purchases Dallas Robinson, Robert Sim and Rosemarie Sim agreed to resign as directors and officers of WACL. After giving effect to the foregoing transactions, the Company will own 99.7% of WACL.

Note 3 - Summary of Significant Accounting Policies


Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates, and such differences could be material.

Consolidated financial statements

The consolidated financial statements include the accounts of the Company, its two wholly-owned inactive subsidiaries DB Sim Holdings Ltd. ("DB Sim") and 1588102 Ontario Inc. ("1588102"), its 96.2% owned subsidiary WACL, and its wholly-owned subsidiaries Prime Wireless, mmwave, Marlon, and Wireless Source. WACL, DB Sim and Wireless Source are incorporated under the laws of the province of Saskatchewan, Canada. Prime Wireless and 1588102 Ontario are incorporated under the laws of the Province of Ontario, Canada and mmwave and Marlon Distributors are federally incorporated under the laws of Canada. All intercompany transactions have been eliminated.

Inventory

Telecommunications equipment and accessories inventory is recorded at the lower of cost and net realizable value with cost being determined by the first-in, first-out method.

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. The criteria for allowance provision are determined based on historical experience and the Company's assessment of the general financial conditions affecting its customer base. If the Company's actual collections experience changes, revisions to the allowance may be required.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated amortization. Amortization is provided over estimated useful life of the assets using the following annual rates:

            Computer hardware                   30% declining balance
            Computer software                   2 years straight-line
            Equipment under capital lease       10 years straight-line
            Leasehold improvements              5 years straight-line
            Office equipment                    10 years straight-line
            Rental equipment                    30% declining balance
            Shop tools                          10 years straight-line

Property, plant and equipment are reviewed for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", which was adopted effective January 1, 2002. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

Investments

Investments are recorded as available for sale marketable securities or held to maturity investments.

Available for sale marketable securities are recorded at fair value and unrealized gains and losses, net of tax are recorded separately in stockholders' equity. Realized gains or losses and other than temporary declines in value are reported in other income or expense as incurred.

Held to maturity investments are recorded at amortized cost.

Acquisitions and Business Combinations

The Company accounts for acquisitions and business combinations under the purchase method of accounting. The Company includes the results of operations of the acquired business from the acquisition date. Net assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired are included in intangible assets in the accompanying consolidated balance sheets.

Impairment of Long-lived Assets

Property, plant and equipment are reviewed for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", which was adopted effective January 1, 2002. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

Intangibles, goodwill and other assets

The Company annually reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable based on undiscounted cash flows. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business, and significant negative industry or economic trends and the current fair market value if available. When management determines that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model. Significant judgment is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. To the extent that events or circumstances cause assumptions to change, charges may be required which could be material.

Residual premiums are amounts paid for future residual revenue of retail cellular and telecommunications subscriber business recorded at cost less accumulated amortization. Amortization is provided for on a straight-line basis over five years. Agency fees are amortized over the term of the related agreement (ten years) on a straight line basis.

The Company follows SFAS No 142, "Goodwill and Other Intangible Assets". SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under prescribed conditions) for impairment in accordance with this statement. If the carrying amount of the reporting unit's goodwill or indefinite-lived intangible assets exceeds the implied fair value, an impairment loss is recognized for an amount equal to that excess. Intangible assets that do not have indefinite lives are amortized over their useful lives. The adoption of SFAS No. 142 did not impact the results of operations or financial position because the Company had no goodwill or indefinite-lived intangible assets at the date of adoption.


Fair Value of Financial Instruments


The carrying value of cash, receivables, accounts payable and accrued liabilities and customer deposits approximates fair value because of the short maturity of these instruments. The carrying value of long-term debt and due to related parties also approximates fair value. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.

Advertising and Marketing Costs

The Company expenses the costs of advertising and marketing as incurred. The Company incurred $32,499 and $53,512 of advertising and marketing expenses during the three month period ended March 31, 2005 and 2004, respectively.

Income Taxes

The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"("FAS 109") which requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Earnings (Loss) Per Share

The Company reports basic earnings (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic earnings
(loss) per share is computed using the weighted average number of shares outstanding during the year. Diluted earnings per share includes the potentially dilutive effect of outstanding common stock options and warrants which are convertible to common shares. Diluted loss per share is not presented as results would be "anti-dilutive".

Foreign Currency Translation


The functional currency of the Company is Canadian dollars, which has been translated into US dollars, the reporting currency, in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Assets and liabilities are translated at the exchange rate at the balance sheet date and revenue and expenses are translated at the exchange rate at the date those elements are recognized. Any translation adjustments resulting are not included in determining net income but are included in other comprehensive income.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". Comprehensive income is comprised of foreign currency translation adjustments and unrealized gains and losses on available for sale marketable securities.

Revenue Recognition

The Company recognizes revenue from the sale of telecommunications equipment and accessories when the products are delivered and accepted by the customer. Activation commission fees earned from the telephone companies are recognized at the time of activation by the customer. Residual commission fees are recognized at the time they are received from the telephone company. The Company receives co-op advertising revenue from the telephone companies based on the requirement to spend a minimum of 60% of the available co-op advertising allotment. Any amount received under this program is deducted from advertising expense.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123(R), Share-Based Payments, which will require compensation costs related to share-based payment transactions to be recognized in the financial statements. As permitted by the predecessor Statement No. 123, we do not recognize compensation expense with respect to stock options we have issued because the option price was no greater than the market price at the time the option was issued. Statement 123(R) will be effective for us in our fiscal quarter beginning January 1, 2006. We have not completed an evaluation of the impact of adopting Statement 123(R).

In November 2004, the FASB ratified the Emerging Issues Task Force ("EITF") consensus on Issue 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," in determining whether to report discontinued operations, which is effective for us at the beginning of fiscal 2005. The adoption of this new pronouncement will not have a material impact on our financial position or results of operations.

In November 2004, the FASB issued Statement No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges, and that fixed production overheads should be allocated to inventory based on normal capacity of production facilities. Statement No. 151 will be effective for our fiscal year beginning January 1, 2006, and its adoption will not have a material impact on our financial position or results of operations.

Note 4 - Investments

Available for Sale Securities


Investment in RELM Wireless Corporation Warrants

      On January 25, 2005, the Company acquired warrants to purchase 300,000 common shares of RELM Wireless Corporation, exercisable on a cashless basis on or before May 11, 2005 for a cash payment of $165,344 (CDN$200,000). Pursuant to the terms of the warrants the Company obtained 103,853 common shares of RELM through the exercise of the warrants on a cash-less basis. On March 31, 2005 the fair value of the underlying common shares was $235,746 and accordingly the Company recorded an unrealized holding gain on the securities as an increased to accumulated other comprehensive income.


Held to Maturity Investments


Investment in Azonic Corporation

During the three month period ended March 31, 2005 the Company acquired an additional 400,000 common shares of Azonic Corporation a publicly traded entity listed on the NASD Over-the-Counter-Bulletin-Board in exchange for 225,000 shares of the Company's stock.

This investment is recorded using the equity method so the account was adjusted as follows:

      Balance at Dec 31, 2004              $   4,725
      Additional investment in Azonic        125,123
      Share of loss of Azonic                (41,055)
                                           ---------
                                           $  88,793


Note 5 - Intangible Assets & Goodwill


                               ------------------------------------------
                                              Accumulated
                                  Cost        Amortization         Net
                                  ----        ------------         ---
      Residual Premiums        $  847,330      $  683,358      $  163,971
      MTS Agency Fee              264,550         124,835         139,716
      Midland trade-name,
      Vertex Standard
      distribution and
      supply agreements           284,500              --         284,500
      iMobile trade-name,
      customer lists and
      relationships               761,000              --         761,000
      Marlon trade-name,
      customer lists and
      relationships
      Distribution rights          16,535           1,856          14,679
      Goodwill                  4,246,500              --       4,246,500
                               ----------      ----------      ----------
                               $6,420,415      $  810,049      $5,610,366
                               ==========      ==========      ==========

During the three month period ended March 31, 2005, the Company issued shares to acquire additional investment in WACL and an earn-out payment related to Prime Battery. Both of these transactions created a nominal increase in goodwill of $23,858 and $20,436 respectively.

The Company also acquired intangible assets associated with mmwave Technologies Inc. acquisition. All values or amounts have been allocated to goodwill based on the assessment prepared by management.

The changes in goodwill during the quarter were as follows:

      Goodwill as at December 31, 2004                  $2,976,032
      Added value associated with:

      - mmwave acquisition                               1,226,174

                                                            20,436

      - Prime Battery earn-out payment

       - Acquisition of further 5.7% of minority
      interest in Wireless Age Communications Ltd.          23,858
                                                        ----------
      Goodwill as at March 31, 2005                      4,246,500
                                                        ==========


Note 6 - Long-term debt


The Company has a line of credit of $620,000 (CAD$750,000) with a Schedule A Canadian bank, secured by the accounts receivable and inventory of which $nil was drawn as of March 31, 2005.

      Agency fee repayable in semi-annual payments of
        $25,600 (CDN$32,000) (principal CDN$34,854)
        including interest at 4.4% per annum, unsecured       $  28,814

      Note payable, secured by common shares of
        Wireless Canada, repayable in one instalment
        payment of $59,976 (CDN$80,000) on April 30,
        2004 and the balance in monthly instalment
        payments of $8,430 (CDN$11,244) commencing June
        1, 2004 including interest at 6% per annum
        (principal CDN$244,123)                                 138,821
                                                              ---------
                                                                167,635
      Less: current portion:                                   (148,810)
                                                              ---------
                                                              $  18,825
                                                              =========

Note 7 - Non-Operating Interest Expense, Net


                                             ----------------------------
                                             Three months       Three
                                                ended        months ended
                                              March 31,       March 31,
                                                 2005            2004
                                                 ----            ----

      Interest expense on secured
      promissory note payable                  $     --        $ 44,631

      Amortization of financing fee on
      secured promissory note payable                --          80,000

      Interest income on 8% convertible
      subordinated promissory notes of
      RELM Wireless (pledged as security
      to $2,330,000 promissory note)                 --         (45,000)

                                               $     --        $ 79,631

Note 8 - Acquisition of mmwave Technologies Inc.

On March 4, 2005 the Company acquired all of the issued and outstanding common shares of mmwave Technologies Inc. (mmwave) in exchange for 4,500,000 shares of the Company's common stock.

mmwave is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. The company provides a range of technical solutions to the Canadian and select international markets - primarily in the manufacturing and service provider segments of the communications industry. The company is a recognized leader in the community broadband industry in Canada and is a member of the WiMax forum, as well as a very active member of the Canadian Wireless Telecommunications Association.

The results of operations for mmwave are included in the consolidated operating results of the Company beginning March 1, 2005.

The total consideration for the acquisition of mmwave was $1,748,700 representing the value of 4,500,000 common shares. The value of the common shares was determined based on a 33% discount on the closing share price of the Company's common stock on the date of acquisition.

The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

      Current assets                               2,430,446
      Capital assets                                 108,357
      Intangible assets and goodwill               1,226,174
      Current liabilities                         (2,136,877)
                                                  ----------
      Net assets acquired at fair values           1,628,100
                                                  ==========

      Total consideration:
      4,500,000 common shares of the Company       1,628,100
                                                  ==========

The excess of purchase price over net assets acquired has been temporarily allocated to goodwill.


Note 9 - Proforma Information

The following pro forma financial information is prepared assuming that the mmwave Technologies Inc. acquisition occurred at the beginning of the reported period.

                                            Three Months Ended
                                              March 31, 2005

                                                   mmwave
                                  As            Technologies          Pro
                               Reported              Inc.            Forma
                             --------------------------------------------------

Revenue                        3,330,762           787,577         4,118,339

Net income (loss)                107,344          (233,416)         (126,072)

Weighted average number
of shares outstanding         24,500,879         4,500,000        29,000,879

Net income (loss)
per share                          0.004                              (0.004)

                                           Three Months Ended
                                             March 31, 2004

                                                   mmwave
                                  As            Technologies          Pro
                               Reported              Inc.            Forma
                             --------------------------------------------------

Revenue                        2,418,044         1,927,927         4,345,971

Net income (loss)               (257,941)           49,855          (208,086)

Weighted average number
of shares outstanding         20,613,687         4,500,000        25,113,687

Loss) per share                   (0.013)                             (0.008)

Note 10 - Segmented Information

                                                                  3 Months          3 Months
                                                                  March 31          March 31
                                                                    2005              2004
Revenues
  Retail - sale of tangible products                           $  1,357,789       $  1,110,090
  Retail - Commission and residual revenue                          660,797            538,818
  Wholesale - sale of tangible products                           1,908,253          1,311,765
  Wholesale - Commission and residual revenue                       116,047             40,976
  Elimination of inter-segment revenues                             (51,327)           (44,787)
                                                               ------------       ------------
Consolidated revenues                                          $  3,991,559       $  2,956,862
                                                               ============       ============

Profit or Loss
  Retail                                                       $    165,445       $     29,642
  Wholesale                                                         129,878            (85,529)
Unallocated amounts:

Corporate costs (including related party management fees)          (187,979)          (200,519)
Non-controlling interest                                                 --             (1,535)
                                                               ------------       ------------
Consolidated loss                                              $    107,344       $   (257,941)
                                                               ============       ============

Assets
  Retail                                                       $  2,052,021       $  2,310,018
  Wholesale                                                       3,289,578            868,923
                                                                    419,528            384,223
  Intangible assets and goodwill - retail
  Intangible assets and goodwill - wholesale                      5,190,838          4,265,657
  Unallocated corporate assets                                      716,185          2,636,625
                                                               ------------       ------------
Consolidated assets                                            $ 11,668,150       $ 10,465,446
                                                               ============       ============

                        WIRELESS AGE COMMUNICATIONS, INC.


                   FINANCIAL STATEMENTS (AUDITED) 2004 & 2005

                        WIRELESS AGE COMMUNICATIONS, INC.


                  REPORT AND CONSOLIDATED FINANCIAL STATEMENTS


                           December 31, 2004 and 2003


                             (Stated in US Dollars)


                    REPORT OF INDEPENDENT REGISTERED AUDITORS

To the Stockholders,
Wireless Age Communications, Inc.

We have audited the accompanying consolidated balance sheets of Wireless Age Communications, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wireless Age Communications, Inc. and subsidiaries as of December 31, 2004 and 2003 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

Toronto, Canada
"MINTZ & PARTNERS LLP"
March 24, 2005

                        WIRELESS AGE COMMUNICATIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2004 and 2003
                             (Stated in US Dollars)

            ASSETS                                   2004              2003
                                                     ----              ----
Current
   Cash and cash equivalents                    $    800,120       $         --
   Receivables - Note 3                            1,883,671          1,476,544
   Inventory                                       1,337,755          1,385,069
   Investments - Note 5                                   --          1,898,101
   Prepaid expenses                                  111,425            279,710
                                                ------------       ------------
                                                   4,132,971          5,039,424

Due from related parties - Note 10                   104,189                 --
Loan receivable - Note 4                             194,130                 --
Property, plant and equipment - Note 6               405,220            413,421
Investments - Note 5                                   4,725                 --
Intangible assets - Note 7                         1,388,163          1,743,144
Goodwill - Note 7                                  2,976,032          2,855,597
                                                ------------       ------------
                                                $  9,205,430       $ 10,051,586
                                                ============       ============

            LIABILITIES
Current
   Bank indebtedness                            $         --       $     64,306
   Accounts payable and accrued
   liabilities - Notes 8                           3,637,210          2,670,817
   Customer deposits                                  13,931              8,858
   Due to related parties - Note 10                       --             73,723
   Current portion of
   long-term debt - Note 9                           196,645          2,286,862
                                                ------------       ------------
                                                   3,847,786          5,104,566
Long-term debt - Note 9                               46,448            251,085
Non-controlling interest                              25,198             47,327
                                                ------------       ------------
                                                   3,919,432          5,402,978
                                                ------------       ------------

            STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value
   10,000,000 shares authorized,
   none outstanding                                       --                 --
Common stock, $0.001
par value - Note 11
   100,000,000 shares authorized
   23,544,846 shares outstanding
   (2003: 19,574,104)                                 23,545             19,574
Additional paid-in capital                         7,376,224          4,741,850
Accumulated deficit                               (2,250,908)          (207,536)
Other comprehensive income                           137,137             94,720
                                                   5,285,998          4,648,608
                                                ------------       ------------
                                                $  9,205,430       $ 10,051,586
                                                ============       ============


                             SEE ACCOMPANYING NOTES

                        WIRELESS AGE COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 for the years ended December 31, 2004 and 2003
                             (Stated in US Dollars)

--------------------------------------------------------------------------------

                                                     2004               2003
                                                     ----               ----
Product:
  Sales - products                              $ 12,600,027       $  7,111,822
  Cost of goods sold - products                   10,193,366          5,411,072
                                                ------------       ------------
Gross profit - products sales                      2,406,661          1,700,750
Activation commission
and residual revenues                              2,609,134          2,156,747
Gross profit                                       5,015,795          3,857,497
Selling and administrative expenses                5,072,689          3,616,350
                                                ------------       ------------
Earnings loss from operations                        (56,894)           241,147
                                                ------------       ------------
Amortization                                         239,312            249,223
Interest expense                                     102,076            100,294
                                                ------------       ------------
Loss before under-noted items                       (398,282)          (108,370)
                                                ------------       ------------

Other expenses (income)
   Foreign exchange losses (gains)                   (57,153)            84,951
   Non-operating interest expense,
   net  - Note 12                                    131,580                 --
   Loss on investments, net - Note 14                138,572                 --
   Write down of goodwill and
   intangible assets - Note 7                      1,216,146                 --
   Loss on termination of acquisition
   - Note 13                                         179,635                 --
   Management fees                                        --            (39,973)
                                                ------------       ------------
                                                   1,608,780             44,978
                                                ------------       ------------

Loss before share of loss from
equity accounted investment and
non-controlling interest                          (2,007,062)          (153,348)

Share of loss of equity
accounted investment - Note 5                         34,775                 --
                                                ------------       ------------

Loss before non-controlling
interest                                          (2,041,837)          (153,348)

Non-controlling interest                              (1,535)            16,041
                                                ------------       ------------
Loss for the year                               $ (2,043,372)      $   (137,307)
                                                ============       ============

Loss per share                                  $      (0.09)      $      (0.01)
                                                ============       ============

Weighted average number of
common shares outstanding                         21,776,481         17,537,022
                                                ============       ============


                             SEE ACCOMPANYING NOTES

                        WIRELESS AGE COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 for the years ended December 31, 2004 and 2003
                             (Stated in US Dollars)

--------------------------------------------------------------------------------

                                                         2004              2003
                                                         ----              ----
Operating Activities
   Net loss for the year                             $(2,043,372)      $  (137,307)
   Items not involving cash:
     Amortization of property,
     plant and equipment                                 239,312           249,223
     Loss on investments                                 138,572                --
     Write down of intangible
     assets and goodwill                               1,216,146                --
     Equity accounted investment                          34,775                --
     Foreign exchange loss/(gain)                        (57,153)           84,951
     Warrants issued for consulting
     services provided                                     2,538             7,612
     Common stock issued for
     consulting services provided                        125,625            88,200
     Non-controlling interest                              1,535           (16,041)
                                                     -----------       -----------
                                                        (342,022)          276,638
                                                     -----------       -----------

   Changes in operating assets and liabilities:
     Accounts receivable                                (454,103)         (791,960)
     Inventory                                           410,973          (937,383)
     Prepaid expenses                                    185,079          (269,402)
     Accounts payable and accrued
     liabilities                                         844,446         2,090,787
     Income taxes payable                                     --           (45,481)
     Customer deposits                                     5,073               556
                                                     -----------       -----------
Cash used in operating activities                        649,446           323,755
                                                     -----------       -----------

Investing Activities
   Purchase of marketable securities                    (219,500)       (1,870,000)
   Proceeds on disposal of marketable
   securities                                          2,708,255                --
   Investment in loan receivable                        (194,130)               --
   Cash acquired in acquisitions                         309,941                --
   Proceeds on disposal of subsidiary                    320,381                --
   Additions to property, plant
   and equipment                                        (237,201)         (342,502)
                                                     -----------       -----------
Cash provided by (used in) investing
activities                                             2,687,746        (2,212,502)
                                                     -----------       -----------

Financing Activities
   Repayment of long-term debt                         2,294,854         1,804,786
   Increase in due to related parties                   (177,912)           (2,355)
   Issuance of share capital                                  --           225,000
   Decrease in bank indebtedness                         (64,306)         (138,684)
                                                     -----------       -----------
Cash provided by (used in) financing
activities                                            (2,537,072)        1,888,747
                                                     -----------       -----------

Increase (decrease) in cash during
the year                                                 800,120                --

Cash, beginning of the year                                   --                --
                                                     -----------       -----------
Cash, end of the year                                $   800,120       $        --
                                                     ===========       ===========

The Company paid cash interest of $287,656 and $101,102 during fiscal years 2004 and 2003 respectively. The Company did not pay cash income taxes in neither of fiscal years 2004 or 2003.

                             SEE ACCOMPANYING NOTES

Non-cash activities:


During 2004 the Company issued:

o 1,000,000 shares of its common stock in exchange for the retraction of the preferred shares of a wholly owned subsidiary.

o 412,500 shares of its common stock to acquire an additional investment in RELM debentures with a face value of $550,000.

o 125,000 shares of its common stock for consulting services provided valued at $125,625. The term of the consulting agreement is six months and the Company has amortized $104,688 of the cost up to and including December 31, 2004.

o 1,325,000 shares of its common stock as consideration for the purchase of an operating subsidiary with net assets valued at $1,136,320 and in the same transaction issued 150,563 shares of its common stock as consideration for the repayment of the shareholder loans valued at $184,818.

o 700,000 shares of its common stock as consideration for the purchase of an operating subsidiary with net assets valued at $491,750.

o 18,000 shares of its common stock for consulting services provided valued at $12,163. The term of the consulting agreement is six months and the Company has amortized $3,535 of the cost up to and including December 31, 2004.

o 189,679 shares of its common stock to acquire an additional investment in Wireless Canada.

o 50,000 shares of its common stock as earnout consideration for the purchase of an operating subsidiary.

During 2003 the Company issued:

o 120,000 shares of its common stock for consulting services provided valued at $151,200. The term of the consulting agreement is six months and the Company has amortized $88,200 of the cost up to and including December 31, 2003.

o 1,500,000 shares of its common stock for an operating subsidiary having net assets at fair value of $390,000.

o 1,500,000 shares of its common stock for business assets at fair value of $960,000.

o 1,000,000 shares of its common stock and preferred shares of a subsidiary which are exchangeable into 1,000,000 shares of its common stock for an operating subsidiary having net assets at fair value of $2,740,000.

o warrants to purchase 100,000 common shares at $2.00 per share as partial consideration for consulting services provided. The services provided prior to December 31, 2003 were valued at $88,200.


                             SEE ACCOMPANYING NOTES

                        WIRELESS AGE COMMUNICATIONS, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY for the years ended December 31, 2004 and 2003
                             (Stated in US Dollars)

--------------------------------------------------------------------------------

                                          Common Shares             Additional
                                                                      Paid-in                        Comprehensive
                                      Number        Par Value         Capital           Income           Deficit            Total
                                      ------        ---------         -------           ------           -------            -----
Balance, December 31, 2002         15,304,104      $    15,304      $   272,308      $    (8,034)     $   (70,229)      $   209,349

Capital stock issued
to acquire subsidiary               1,500,000            1,500          388,500               --               --           390,000

Capital stock issued to
acquire trade-name                  1,500,000            1,500          958,500               --               --           960,000

Capital stock issued to
acquire subsidiary                  1,000,000            1,000        2,739,000               --               --         2,740,000

Capital stock issued for
consulting services provided          120,000              120          151,080               --               --           151,200

Capital stock and warrants
issued in private placement           150,000              150          224,850               --               --           225,000

Warrants to purchase capital
stock issued for consulting
services provided                          --               --            7,612               --               --             7,612

Adjustment arising from
unrealized marketable
securities gain                            --               --               --           24,244               --            24,244

Foreign currency translation
adjustment                                 --               --               --           78,510               --            78,510

Net loss for the year                      --               --               --               --         (137,307)         (137,307)
                                  -----------      -----------      -----------      -----------      -----------       -----------
Balance, December 31, 2003         19,574,104      $    19,574      $ 4,741,850      $    94,720      $  (207,536)      $ 4,648,608
                                  ===========      ===========      ===========      ===========      ===========       ===========

                             SEE ACCOMPANYING NOTES

                        WIRELESS AGE COMMUNICATIONS, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY for the years ended December 31, 2004 and 2003
                             (Stated in US Dollars)

--------------------------------------------------------------------------------

                                            Common Shares             Additional
                                                                        Paid-in                       Comprehensive
                                       Number         Par Value         Capital           Income          Deficit          Total
                                       ------         ---------         -------           ------          -------          -----
Balance, December 31, 2003          19,574,104      $    19,574      $ 4,741,850       $    94,720     $  (207,536)     $ 4,648,608

Issuance of common stock for
retraction of preferred stock
of wholly owned subsidiary           1,000,000            1,000           (1,000)               --              --               --

Capital stock issued to
acquire investments                    412,500              412          549,588                --              --          550,000

Warrants to purchase capital
stock issued for consulting
services provided                           --               --            2,538                --              --            2,538

Capital stock issued for
consulting services provided           125,000              125          125,500                --              --          125,625

Capital stock issued to
acquire subsidiary                   1,325,000            1,325        1,134,995                --              --        1,136,320

Capital stock issued to
repay shareholder loans
of acquired subsidiary                 150,563              151          184,818                --              --          184,969

Capital stock issued
to acquire subsidiary                  700,000              700          491,050                --              --          491,750

Capital stock issued for
consulting services provided            18,000               18           12,145                --              --           12,163

Capital stock issued to
acquire additional
investment in subsidiary               189,679              190          115,457                --              --          115,647

Capital stock issued to
acquire investment in
subsidiary                              50,000               50           19,283                --              --           19,333

Foreign currency translation
adjustment                                  --               --               --            42,417              --           42,417

Net loss for the year                       --               --               --                --      (2,043,372)      (2,043,372)
                                   -----------      -----------      -----------       -----------     -----------      -----------

Balance, December 31, 2004          23,544,846      $    23,545      $ 7,376,224       $   137,137     $(2,250,908)     $ 5,285,998
                                   ===========      ===========      ===========       ===========     ===========      ===========

                             SEE ACCOMPANYING NOTES

                        WIRELESS AGE COMMUNICATIONS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                             (Stated in US Dollars)

--------------------------------------------------------------------------------

Note 1 Nature of Operations

      The Company, through its 94% owned subsidiary, Wireless Age Communications Ltd. ("Wireless Canada") is in the business of operating retail cellular and telecommunications outlets in cities in western Canada, and through its wholly owned subsidiaries Wireless Source Distribution Ltd. ("Wireless Source"), Prime Wireless Corporation ("Prime Wireless"), Prime Battery Products Limited ("Prime Battery") and Marlon Distributors Ltd. ("Marlon") is in the business of distributing prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada. Wireless Canada was acquired on October 8, 2002, Prime Wireless was acquired on March 13, 2003, Wireless Source was acquired on September 19, 2003, Marlon was acquired on July 30, 2004 and Prime Battery was acquired on September 16, 2004. Prior to the acquisition of Wireless Canada, the Company was characterized as a pre-exploration stage company and had an option to purchase a mining lease in the State of Utah, United States of America. This option agreement was in default and the Company terminated the lease. Consequently, the Company is no longer in the mineral and exploration business.

      The Company was incorporated in the State of Nevada on November 17, 2000 as Lennoc Ventures, Inc. On October 20, 2002, the Company changed its name to Wireless Age Communications, Inc.

Note 2 Summary of Significant Accounting Policies

      The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

      The consolidated financial statements have, in management's opinion been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

      Use of Estimates

      The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results may differ from these amounts.

      Consolidated Financial Statements

      The consolidated financial statements include the accounts of the Company, its wholly-owned inactive subsidiaries DB Sim Holdings Ltd. ("DB Sim") and 1588102 Ontario Inc. ("1588102"), its wholly owned operating subsidiaries Prime Wireless, Wireless Source, Prime Battery, Marlon and its 94% owned subsidiary, Wireless Canada. The company is incorporated under the laws of the state of Nevada. DB Sim, Wireless Canada and Wireless Source are incorporated under the laws of the province of Saskatchewan, Canada. Prime Wireless, Prime Battery and 1588102 are incorporated under the laws of the province of Ontario, Canada and Marlon is incorporated federally under the laws of Canada. All inter-company transactions have been eliminated.

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 2

--------------------------------------------------------------------------------

      Inventory

      Telecommunications equipment and accessories inventory is recorded at the lower of cost and net realizable value with cost being determined by the first-in, first-out method.

      Allowance for Doubtful Accounts

      The Company records an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. The criteria for allowance provision are determined based on historical experience and the Company's assessment of the general financial conditions affecting its customer base. If the Company's actual collections experience changes, revisions to the allowance may be required.

      Property, plant and equipment

      Property, plant and equipment are recorded at cost less accumulated amortization. Amortization is provided over estimated useful life of the assets using the following annual rates:

            Computer hardware                   30% declining balance
            Computer software                   2 years straight-line
            Equipment under capital lease       10 years straight-line
            Leasehold improvements              5 years straight-line
            Office equipment                    10 years straight-line
            Rental equipment                    30% declining balance
            Shop tools / service equipment      10 years straight-line

      Property, plant and equipment are reviewed for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", which was adopted effective January 1, 2002. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

      Investments

      Investments are recorded as available for sale marketable securities, held to maturity investments or investments in entity under significant influence.

      Available for sale marketable securities are recorded at fair value and unrealized gains and losses, net of tax are recorded separately in stockholders' equity. Realized gains or losses and other than temporary declines in value are reported in other income or expense as incurred.

      Held to maturity investments are recorded at cost.

      Investments in entity under significant influence are reported using the equity basis for accounting.

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 3

--------------------------------------------------------------------------------

      Acquisitions and Business Combinations

      The Company accounts for acquisitions and business combinations under the purchase method of accounting. The Company includes the results of operations of the acquired business from the acquisition date. Net tangible and intangible assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired are included as goodwill in intangible assets in the accompanying consolidated balance sheets.

      Intangibles, Goodwill and Other Assets

      The Company annually reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable based on undiscounted cash flows. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business, and significant negative industry or economic trends and the current fair market value if available. When management determines that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model. Significant judgement is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. To the extent that events or circumstances cause assumptions to change, charges may be required which could be material.

      Residual premiums are amounts paid for future residual revenue of retail cellular and telecommunications subscriber business recorded at cost less accumulated amortization. Amortization is provided for on a straight-line basis over five years. Agency fees are amortized over the term of the related agreement (ten years) on a straight line basis.

      The Company follows SFAS No 142, "Goodwill and Other Intangible Assets". SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under prescribed conditions) for impairment in accordance with this statement. If the carrying amount of the reporting unit's goodwill or indefinite-lived intangible assets exceeds the implied fair value, an impairment loss is recognized for an amount equal to that excess. Intangible assets that do not have indefinite lives are amortized over their useful lives. The adoption of SFAS No. 142 did not impact the results of operations or financial position because the Company had no goodwill or indefinite-lived intangible assets at the date of adoption.

      Fair Value of Financial Instruments

      The carrying value of receivables, bank indebtedness, accounts payable and accrued liabilities income taxes payable and customer deposits approximates fair value because of the short maturity of these instruments. The carrying value of long-term debt and due to and from

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 4

--------------------------------------------------------------------------------

      related parties also approximates fair value. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.

      Income Taxes

      The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"("FAS 109") which requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

      Basic and Diluted Earnings (Loss) Per Share

      The Company reports loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic loss per share is computed using the weighted average number of shares outstanding during the year. Diluted earnings per share includes the potentially dilutive effect of outstanding common stock options and warrants which are convertible to common shares. Diluted loss per share is not presented as results would be "anti-dilutive".

      Foreign Currency Translation

      The functional currency of the Company is Canadian dollars, which has been translated into US dollars, the reporting currency, in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Assets and liabilities are translated at the exchange rate at the balance sheet date and revenue and expenses are translated at the exchange rate at the date those elements are recognized. Any translation adjustments resulting are not included in determining net income but are included in other comprehensive income.

      Comprehensive Income

      The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". Comprehensive income is comprised of foreign currency translation adjustments and unrealized gains and losses on available for sale marketable securities.

      Revenue Recognition

      The Company recognizes revenue from the sale of telecommunications equipment, accessories and other electronics products when the products are delivered and accepted by the customer. Activation commission fees earned from the telephone companies are recognized at the time of activation by the customer. Residual commission fees are recognized at the time they are received from the telephone company. The Company receives co-op advertising revenue from the telephone companies based on the requirement to spend a minimum of 60% of the available co-op advertising allotment. Any amount received under this program is deducted from advertising expense.

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 5

--------------------------------------------------------------------------------

      Advertising and Marketing Costs

      The company expenses the costs of advertising and marketing as incurred. The Company incurred $268,304 and $333,176 of advertising and marketing expenses during the years ending December 31, 2004 and 2003, respectively.

Note 3 Receivables

                                                     2004              2003
                                                     ----              ----
            Accounts receivable - trade          $ 2,012,367       $ 1,541,984
            Allowance for doubtful accounts         (128,696)          (65,440)
                                                 -----------       -----------
                                                 $ 1,883,671       $ 1,476,544
                                                 ===========       ===========

Note 4 Loan Receivable

      On July 26, 2004, the Company announced that it agreed to fund the development of the Knowlton Pass Electronics Inc. business plan. Under the agreement the Company agreed to fund the project through monthly draws of no more than $80,000 (CAD$100,000). As of December 31, 2004, the Company advanced $194,130 to Knowlton Pass. The Company also has the option, but not the obligation, to acquire all the issued and outstanding common shares of Knowlton Pass for 540,000 shares of the Company's common stock at any time before March 31, 2005. If the option is not exercised Knowlton Pass may transfer title to all the assets of the business to the Company or renegotiate repayment terms of the loan. The renegotiated loan must be repaid within one year.

Note 5 Investments

      Available for Sale Securities

      In 2000, the Company acquired 18,100 common shares of Globetech Ventures Corp. (symbol - GTVCF), an entity publicly listed on OTCBB stock exchange for $61,514 (CAD$79,754) cash. The market value of these securities declined during 2000, 2001 and the Company recorded a loss on these securities. At December 31, 2003, the Company has valued these securities at $28,101 (CAD$36,431) based on a closing share price of $1.53 (CAD$2.0128). On January 16, 2004, the Company disposed of 18,100 shares of Globetech Ventures Corp. (symbol - GTVCF) for net proceeds of $38,255 (CAD$49,598) and realized a gain on marketable securities of $34,492 (CAD$44,598) (Note 14) of which $24,294 was transferred from the unrealized holding gain reported in the previous year.

      During 2004 the Company acquired 6,000,000 common shares of Pivotal Self Service Technologies Inc. for $0.03 per share. Prior to December 31, 2004 all of the shares were disposed of for $0.07. The Company realized a gain of $240,000 on this investment.

      Held to Maturity Investment

      On December 31, 2003, the Company acquired $1,700,000 in outstanding principal amount of

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 6

--------------------------------------------------------------------------------

      8% Convertible Promissory Notes of RELM Wireless Corporation a publicly traded entity listed on the NASD Over-the-Counter-Bulletin-Board for a cash payment of $1,870,000. During 2004 the Company acquired an additional $550,000 of promissory notes in exchange for 412,500 common shares. The notes matured on December 31, 2004 and the proceeds of $2,250,000 were used to pay off the secured promissory note payable. A loss of $170,000 (Note 14) was recorded on the disposition of the RELM convertible promissory note.

      Equity under significant influence

      On October 1, 2004 the Company acquired 4,460,000 common shares of Azonic Corporation. (symbol - AZOI), an entity publicly listed on OTCBB stock exchange for $39,500. At December 31, 2004 the Company owned 16.47% of the issued common stock. Since the Company does not control Azonic it was not necessary to include the operating results of Azonic in the consolidated statements. However, the Company does have significant influence over Azonic due to the fact that the companies share similar directors and management. Therefore it was determined that the operating results of Azonic need to be reported in the Company's records on an equity basis.

      Azonic reported a net loss of $195,618 for the three months ended December 31, 2004. The Company reported its share of the loss as follows:

                 Investment (at cost)                 $ 39,500
                 Share of net loss since acquisition   (34,775)
                                                      --------
                 Net investment in subsidiary         $  4,725
                                                      ========

Note 6 Property plant and equipment

                                                2004                       2003
                                ------------------------------------   ----------
                                            Accumulated
                                    Cost    Amortization      Net           Net
                                    ----    ------------      ---           ---
Computer hardware               $   50,531   $   37,493   $   13,038   $    1,909
Computer software                   35,333       32,722        2,611        8,971
Equipment under capital lease      137,631      100,589       37,042       47,103
Leasehold improvements             621,265      483,324      137,941      159,670
Office equipment                   303,602      173,111      130,491      110,358
Rental equipment                   234,188      159,020       75,168       84,076
Shop tools and service equip        35,546       26,617        8,929        1,334
                                ----------   ----------   ----------   ----------
                                $1,418,096   $1,012,876   $  405,220   $  413,421
                                ==========   ==========   ==========   ==========

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 7

--------------------------------------------------------------------------------

Note 7 Intangible Assets and Goodwill

                                                          2004                          2003
                                       ----------------------------------------     ----------
                                                     Accumulated
                                           Cost      Amortization         Net            Net
                                           ----      ------------         ---            ---
Residual Premiums                      $  850,704     $  670,275     $  180,429     $  248,142
MTS Agency Fee                            266,223        118,968        147,255        161,202
Midland trade-name, Vertex
Standard distribution and supply
agreements                                284,500             --        284,500        284,500
A.C. Simmonds & Sons trade-name,
customer lists and relationships               --             --             --        288,300
iMobile trade-name, customer lists
and relationships                         761,000             --        761,000        761,000
Distribution rights                        16,640          1,661         14,979             --
Goodwill                                2,976,032             --      2,976,032      2,855,597
                                       ----------     ----------     ----------     ----------
                                       $5,155,099     $  790,904     $4,364,195     $4,598,741
                                       ==========     ==========     ==========     ==========

      In accordance with SFAS No 142, "Goodwill and Other Intangible Assets" the intangible assets were reviewed for impairment on an annual basis. As a result of the Company's analyses a portion of goodwill was determined to be impaired and was written down by $844,651 to $2,976,032 (during the current period the Company recorded an increase in goodwill of $965,086 as result of acquisitions - see Note 18). It was also determined that the intangible assets associated with the A.C. Simmonds & Sons customer lists were impaired and they were also written down by $371,495 to zero (during the current year the Company recorded an increase in this intangible asset of $83,195). It was determined by the Company that the remaining intangible assets and goodwill are not impaired and have retained their value and accordingly no further write down was required.

      On November 29, 2004 the Company sold the "Midland" trademark in exchange for a minimum royalty stream of $500,000 over 5 years. The Company had not placed a value on the trademark nor did it record a gain on the disposal. The Company will record income as and when royalties are earned and collected.

      During 2003 and 2004 the Company pre-paid royalties and incurred expenses in order to obtain a licensing agreement with Marvel to distribute flashlights with the likenesses of certain comic book heroes. By December 31, 2004 the Company is no longer pursuing this line of business and therefore all prepaid expenses and intangible assets have been expensed.

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 8

-------------------------------------------------------------------------------

Note 8 Accounts Payable and Accrued Liabilities

                                                           2004          2003
                                                           ----          ----

Accounts payable - trade                               $3,518,210     $2,545,787
Accrued liabilities                                       119,000        125,030
                                                       ----------     ----------
                                                       $3,637,210     $2,670,817
                                                       ==========     ==========

Note 9 Long-term Debt

                                                           2004         2003
                                                           ----         ----
Agency fee repayable in semi-annual payments of
$25,600 (CDN$32,000) (principal CDN$69,387)
including interest at 4.4% per annum, unsecured         $  57,726   $   105,144

Note payable in monthly payments of $6,427 (CDN$8,333)
(principal CDN$0) plus interest at bank prime plus
2.5% per annum secured by assets of the company                --       102,840

Note payable, secured by common shares of Wireless
Canada, repayable in one installment payment of
$61,704 (CDN$80,000) on April 30, 2003 and the balance
in monthly installment payments of $9,000 (CDN$11,244)
commencing June 1, 2003 including interest at 6%
per annum (principal CDN$183,227)                         152,436       233,876

Note payable, secured by common shares of Wireless
Canada, non-interest bearing and repayable in monthly
installments of $10,945 (CDN$13,542) (principal CDN$0)         --        62,282

Subordinated loan payable, unsecured, bearing
 interest at 12% per annum and repayable in monthly
amounts of $6,106 (CDN$7,916) commencing May 31, 2003
(principal CDN$39,583)                                     32,931       103,805

Secured promissory note payable, bearing interest
at 8% per annum and due and payable on
December 31, 2004. (Note - 5)                                  --     1,930,000
                                                        ---------   -----------
                                                          243,093     2,537,947
Less: current portion:                                   (196,645)   (2,286,862)
                                                        ---------   -----------
                                                        $  46,448   $   251,085
                                                        =========   ===========

The estimated repayments including principal and interest due in each of the next five years are

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 9

--------------------------------------------------------------------------------

      as follows:

                 2005                                     $ 264,000
                 2006                                        57,000
                 2007                                            --
                 2008                                            --
                 2009                                            --
                                                          ---------
                                                          $ 321,000
                 Less estimated interest portion            (77,907)
                                                          ---------
                                                          $ 243,093
                                                          =========

Note 10 Due (to)/from Related Parties

                                                      2004           2003
                                                      ----           ----

Amounts owing (to)/from companies with
common Directors and/or common management,
unsecured, non-interest bearing with
no specific terms of repayment                     $ 184,237      $  27,347

Amounts owing (to)/from a director of a
subsidiary of the Company, unsecured,
non-interest bearing and due on demand               (68,934)      (101,070)

Due to corporate shareholder, unsecured,
non-interest bearing and due on demand               (29,944)            --

Other amounts owing (to)/from  related parties        18,830             --
                                                   $ 104,189      $ (73,723)

Note 11 Capital Structure

      Capital Stock

      The Company is authorized to issue up to 100,000,000 common shares.

      Voting Rights

      The holders of shares of common stock are entitled to receive notice of, attend and vote at all meetings of stockholders. Each share of common stock carries one vote at such meetings.

      Warrants

      The following is a summary of warrant activity for 2004 and 2003:

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 10

-------------------------------------------------------------------------------

                                         Number of Shares to
                                           Purchase under
                                               Warrants           Expiry Date

         Balance, December 31, 2002                  --
                                               --------
         Issued                                 250,000        Between September
                                                                    30, 2005 and
                                                                October 15, 2006
         Exercised                                   --
                                               --------
         Balance, December 31, 2003             250,000
         Issued                                      --
         Cancelled                              (66,667)
         Exercised                                   --
                                               --------
         Balance, December 31, 2004             183,333
                                               ========

      Warrants outstanding at December 31, 2004 are summarized as follows:

          Number         Price        Year of Issue    Vesting Period    Term

           33,333      $  2.00            2003             vested       2 years
          150,000         2.00            2003             vested       3 years
         --------
          183,333
         ========

      Should all exercisable warrants as of December 31, 2004 be exercised, the total additional consideration available to the Company is approximately $300,000. A maximum of 183,333 common shares would be issued.

      In 2003, warrants to purchase 150,000 common shares were issued pursuant to a private placement to three directors of the Company.

      Stock Options

      The Company does not have a Stock Option plan.

      1588102 Ontario Inc. Preferred Shares

      During 2003, 1588102 Ontario Inc., a wholly owned subsidiary of the Company, issued 1,000,000 preferred shares of 1588102 Ontario Inc. to a related party as part of an acquisition (note 18). The preferred shares are exchangeable into 1,000,000 shares (plus any declared but unpaid dividends) of the Company's common stock on of before September 19, 2008. During 2004, these preferred shares were exchanged for 1,000,000 common shares.

Note 12 Non-operating interest expense, Net
Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 11

--------------------------------------------------------------------------------

                                                             2004        2003
                                                             ----        ----

Interest expense on secured promissory note payable        185,580           --
Amortization of financing fee on secured promissory
note payable                                               160,000           --
Interest income on 8% convertible subordinated
promissory note receivable                                (214,000)          --
                                                         ---------    ---------
                                                         $ 131,580    $      --
                                                         =========    =========

Note 13 Loss on Termination of Acquisition

      Effective March 10, 2005 the Company terminated acquisition discussions with the shareholders of 479645 Alberta Ltd. and wrote off all costs incurred with the proposed acquisition in 2004. The Company has provided $50,000, for incremental costs incurred after December 31, 2004, associated with the proposed acquisition.

                                                              2004        2003
                                                              ----        ----

Write off of acquisition deposit                           $ 83,195     $     --
Transaction legal and accounting costs                       96,440           --
                                                           --------     --------
                                                           $179,635     $     --
                                                           ========     ========

Note 14 Loss on Investments, Net

                                                             2004         2003
                                                             ----         ----
      Loss on investment in RELM debenture                $ 170,000    $      --
      Legal fees associated with RELM merger proposal        50,912    $      --
      Gain on disposal of Globetech Ventures Corp.
      common shares                                       $ (34,492)          --
      Gain on disposal of Pivotal Self Service
      Technologies Inc. common shares (Note 5)             (240,000)          --
      Loss on termination of licensing
      agreement (Note 7)                                    144,563           --
      Miscellaneous licensing costs (Note 7)                 47,589           --
                                                          ---------    ---------
                                                          $ 138,572    $      --
                                                          =========    =========

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 12

--------------------------------------------------------------------------------

Note 15 Commitments

      Premise Leases

      The Company leases its premises under agreements requiring aggregate minimum payments over the next five years as follows:

                  2005                              $278,473
                  2006                               188,067
                  2007                               154,427
                  2008                               131,481
                  2009                                 3,974
                                                    --------
                                                    $756,422
                                                    ========

Note 16 Income Taxes

      The following table summarizes the significant components of the Company's deferred tax assets:

                                                          2004          2003
                                                          ----          ----
      Deferred Tax Assets
        Non-capital loss carryforward                  $ 200,000     $ 110,000
        Capital assets - temporary timing difference     (35,000)      (20,000)
        Other assets - temporary timing difference        72,000        56,000
                                                       ---------     ---------
      Gross deferred tax assets                          237,000       146,000
      Valuation allowance for deferred tax asset        (237,000)     (146,000)
                                                       ---------     ---------
                                                       $      --     $      --
                                                       =========     =========

      The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is likely to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry. All balances relate to Canadian transactions.

      No current provision for income taxes has been provided in these financial statements due to the net loss. At December 31, 2004 the Company has net operating loss carryforwards, which expire commencing in 2021, totaling approximately $540,000, the benefit of which has not been recorded in the financial statements.

Note 17 Related Party Transactions

      During the years ended December 31, 2004 and 2003, the Company incurred the following expenses charged by directors of the Company and its subsidiaries and companies with common directors:

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 13

--------------------------------------------------------------------------------

                                               2004                 2003
                                               ----                 ----

      Sales                                 $  238,115          $   15,490
      Management fees                               --              39,973
                                            ----------          ----------
                                            $  238,115          $   55,463
                                            ==========          ==========

      Cost of goods sold                    $  386,243          $  523,793
      Management fees                          430,592             343,823
      Wages and benefits                       147,120              65,184
      Travel & Meals                            60,045              25,383
                                            ----------          ----------
                                            $1,024,000          $  958,183
                                            ==========          ==========

      All transactions involving due to related parties were recorded at the carrying values which reflected the approximate fair market values.

Note 18 Business Acquisitions

      Prime Wireless Corporation

      On March 13, 2003, the Company acquired all of the issued and outstanding shares of Prime Wireless Corporation in exchange for 1,500,000 shares of the Company's common stock. The consolidated financial statements include the operating results of Prime Wireless from the date of acquisition, March 13, 2003. Prime Wireless is the exclusive Vertex Standard two-way radio representative in Canada and also owns the Midland trademark for use of promoting and selling Midland brand land mobile radios in certain territories of the world outside of Canada and the United States. The Company plans to aggressively grow the Vertex Standard distribution business in Canada.

      The aggregate purchase price was $390,000 representing 1,500,000 common shares. The market for the Company's common stock was illiquid at the time of the acquisition and the transaction was valued based on a valuation of the Vertex Standard representative agreement, which has an indefinite live, and management's assessment of how they could improve the business unit's performance in the future.

      The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

      Current assets                                              $ 14,382
      Capital assets                                                 1,131
      Intangible assets                                            284,500
      Goodwill                                                     111,337
                                                                  --------
                                                                   411,350
      Current liabilities                                           21,350
                                                                  --------
      Net assets acquired at fair values                          $390,000
                                                                  ========
      Total consideration
         1,500,000 common shares                                  $390,000
                                                                  ========

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 14

--------------------------------------------------------------------------------

      Included in the fair value is the total amount of $395,837, of which $284,500 has been assigned to intangible assets that are not subject to amortization and represents mainly the Vertex Standard Agreement, customer lists, certain non-contractual customer and supplier relationships. The Company did not assign any value to intangible assets subject to Amortization.

      The $111,337 of goodwill was assigned to the Wholesale segment. The Company expects to deduct 100% of this amount for tax purposes. See Note 7 for determination of goodwill impairment at December 31, 2004.

      Wireless Source Distribution Ltd.

      On September 19, 2003, the Company acquired all of the issued and outstanding common shares of Wireless Source Distribution Ltd. from related parties. Wireless Source was owned 50% by an officer of Wireless Age Communications Ltd. and 50% by an entity solely owned by a director of the Company.

      The acquisition was consummated through a series of agreements. On September 19, 2003 the Company and a wholly owned subsidiary, (1588102 Ontario) entered into a Share Exchange Agreement with an officer of Wireless Age Communications Ltd. under which 1588102 Ontario issued 1,000,000 preferred shares of itself to the officer for 50 class B common shares of Wireless Source. The preferred shares carry several rights but are primarily exchangeable into 1,000,000 shares of the Company's common stock. The Company also entered into a Stock Purchase Agreement with an entity solely owned by a director of the Company under which the Company issued 1,000,000 shares of the Company's common stock to the entity in exchange for 50 class B common shares of Wireless Source.

      Wireless Source distributes prepaid phone cards and accessories in Western Canada. As a result of the acquisition, the Company expects to further diversify the operations of the Company by growing the wholesale segment.

      As total consideration the Company issued 1,000,000 shares of the Company's common stock and 1,000,000 preferred shares of 1588102 Ontario valued at $2,740,000. The common shares issued and issuable under the exchange privileges of the preferred shares were valued at the closing market price of the Company's common stock on date of acquisition, less a 33% discount due to the trading restrictions on the stock. The consolidated financial statements include the operating results of Wireless Source from September 1, 2003.

      The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 15

--------------------------------------------------------------------------------

      Current assets                                            $  885,869
      Capital assets                                                 9,301
      Intangible assets                                            761,000
      Goodwill                                                   2,072,560
                                                                ----------
                                                                 3,728,730
      Current liabilities                                          988,730
                                                                ----------
      Net assets acquired at fair values                        $2,740,000
                                                                ==========
      Total consideration
         1,000,000 common shares and 1,000,000 preferred
         shares of 1588102 Ontario Inc.                         $2,740,000
                                                                ==========

      Included in the fair value is the total amount of $2,833,560, of which $761,000 has been assigned to intangible assets that are not subject to amortization and represents mainly customer lists, certain non-contractual customer and supplier relationships and the iMobile trade-name in Canada. The Company did not assign any value to intangible assets subject to amortization.

      The $2,072,560 of goodwill was assigned to the wholesale segment. The Company expects to deduct 100% of this amount for tax purposes. See Note 7 for determination of goodwill impairment at December 31, 2004.

      A.C. Simmonds & Sons Trade-Name

      On July 2, 2003, the Company acquired all of the current lines of business operated by a related party (a sibling of an officer and director of the Company) under the tradename A.C. Simmonds & Sons in exchange for 1,500,000 shares of the Company's common stock. The A.C. Simmonds & Sons lines of business consist primarily of the sale of electronics products to certain customers and clients. The acquisition was also intended to further diversify the operations of the business and grow the wholesale segment. Since July 2, 2003, and in anticipation of the acquisition of Wireless Source, the Company operated the A.C. Simmonds & Sons Business through financing from Wireless Source, and, upon the Company's acquisition of Wireless Source on September 19, 2003, the A.C. Simmonds & Sons Business became a division of Wireless Source.

      The total consideration paid for the assets acquired was $960,000 and represented the value of 1,500,000 common shares. The value of the shares was determined based on a 33% discount off the closing share trading price on the date of acquisition. The discount is intended to reflect the share trading restrictions placed on the stock.

      The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 15

--------------------------------------------------------------------------------

      Intangible asset                                            $288,300
      Goodwill                                                     671,700
                                                                  --------
      Net assets acquired at fair values                          $960,000
                                                                  ========
      Total consideration
         1,500,000 common shares                                  $960,000
                                                                  ========

      The excess of the purchase price over the net assets acquired has been allocated to an intangible asset not subject to amortization representing the Canadian battery customer lists in the amount of $288,300. The Company did not assign any value to intangible assets that are subject to amortization. The $671,700 of goodwill was assigned to the wholesale segment. The Company expects to deduct 100% of this amount for tax purposes. See Note 7 for determination of intangible asset impairment at December 31, 2004.

      Prime Battery Products Limited

      On September 16, 2004, the Company acquired all of the issued and outstanding shares of Prime Battery Products Limited and other net assets valued at $225,600 in exchange for 700,000 shares of the Company's common stock. The consolidated financial statements include the operating results of Prime Battery from the date of acquisition, September 16, 2004.

      Prime Battery holds a distribution and supply agreement with Shenzhen Konnoc who manufacturers battery products in China. As a result of the acquisition, the Company expects to further diversify the operations of the Company by growing the wholesale segment.

      As consideration the Company issued 700,000 shares of the Company's common stock and agreed to issue a further 200,000 shares subject to certain earnout provisions. Of this additional commitment of 200,000 shares the Company issued 50,000 common shares on November 30, 2004. The common shares issued under the acquisition were valued at the closing market price of the Company's common stock on date of each transaction, less a 33% discount due to the trading restrictions on the stock. The consolidated financial statements include the operating results of Prime Battery from September 16, 2004.

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 17

--------------------------------------------------------------------------------

      The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

            Current assets                                           $   2,134
            Capital assets                                               6,668
            Goodwill                                                   609,128
                                                                     ---------
                                                                       617,930
            Current liabilities                                        331,747
                                                                     ---------
      Net assets acquired at fair values                             $ 286,183
                                                                     =========
      Total consideration
         700,000 common shares                                       $ 492,450
         Less: Consideration allocated to purchase of net assets      (225,600)
         50,000 common shares                                           19,333
                                                                     ---------
                                                                     $ 286,183
                                                                     =========

      The $609,128 of goodwill was assigned to the wholesale segment. The Company expects to deduct 100% of this amount for tax purposes.

      Marlon Distributors Ltd.

      On July 30, 2004, the Company acquired all of the issued and outstanding shares of Marlon Distributors in exchange for 1,325,000 shares of the Company's common stock. The consolidated financial statements include the operating results of Marlon effective August 1, 2004. Marlon Distributors distributes land mobile radios in Western Canada. The Company plans to aggressively grow the Vertex Standard distribution business in the Marlon markets. The Company also repaid shareholder loans totaling $184,969 of Marlon Distributors with 150,563 common shares.

      The aggregate purchase price was $1,162,704 representing 1,325,000 common shares and acquisition costs of $26,384. The value of the shares was determined based on a 33% discount off the closing share trading price on the date of acquisition. The discount is intended to reflect the share trading restrictions placed on the stock.

      The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 18

--------------------------------------------------------------------------------

      Current assets                                            $  767,856
      Capital assets                                                15,527
      Investment in subsidiary                                     320,381
      Goodwill                                                     263,976
                                                                ----------
                                                                 1,367,740
      Current liabilities                                          205,036
                                                                ----------
      Net assets acquired at fair values                        $1,162,704
                                                                ==========
      Total consideration
         1,325,000 common shares                                $1,136,320
         Acquisition costs                                          26,384
                                                                ----------
      Total consideration                                       $1,162,704
                                                                ==========

      The $263,976 of goodwill was assigned to the wholesale segment. The Company expects to deduct 100% of this amount for tax purposes.

      Wireless Age Communications Ltd.

      During 2004 the Company acquired common shares of Wireless Age Communications Ltd. representing an additional 5% of the issued common shares. The aggregate purchase price was $115,647 representing 189,679 common shares. The value of the shares was determined based on a 33% discount off the closing share trading price on the date of acquisition. The discount is intended to reflect the share trading restrictions placed on the stock.

      The business combination is accounted for using the purchase method. The allocation of the purchase price was as follows:

      Minority interest                                           $ 23,664
      Goodwill                                                      91,983
                                                                  --------
      Net assets acquired at fair values                          $115,647
                                                                  ========
      Total consideration
         189,679 common shares                                    $115,647
                                                                  ========

      The $91,983 of goodwill was assigned to the retail segment. The Company expects to deduct 100% of this amount for tax purposes.

Note 19 Economic dependence

      The Company's main source of income is derived from the sale of cellular phones and its related products and services. Its ability to continue viable operations is dependant upon maintaining its ability to act as an authorized sales agent for provincial telephone companies

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 19

-------------------------------------------------------------------------------

      including, SaskTel (Saskatchewan) and MTS (Manitoba). The following amounts are recorded in accounts receivable and revenue in the financial statements:

                                                  2004             2003
                                                  ----             ----
      Accounts receivable
        SaskTel                                $  526,721       $  398,208
        MTS                                       327,271          161,634
                                               ----------       ----------
                                               $  853,992       $  559,842
                                               ==========       ==========
      Revenue
        SaskTel                                $3,119,366       $2,496,172
        MTS                                     2,126,294        1,489,117
                                               ----------       ----------
                                               $5,245,660       $3,985,289
                                               ==========       ==========

Note 20 Segmented Information

      SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," established standards for reporting information about operating segments in the Company's financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company operates in two operating segments; retail and wholesale/distribution operations. The following table shows revenues, profit or loss and identifiable assets by operating segment:

                                                                2004              2003
                                                                ----              ----
       Revenues
             Retail - sale of tangible products             $  6,144,381      $  5,448,029
             Retail - activation commissions and
             residual payments                                 2,609,134         2,156,747
             Wholesale - sale of tangible products             6,693,755         1,740,989
             Elimination of inter-segment revenues              (238,115)          (77,196)
                                                            ------------      ------------
       Consolidated revenues                                $ 15,209,161      $  9,268,569
                                                            ============      ============
       Profit or Loss
             Retail                                         $    473,092      $    669,264
             Wholesale                                           (55,303)         (117,869)
       Unallocated amounts:
             Corporate costs (including related
             party management fees)                           (2,459,626)         (704,743)
         Non-controlling interest                                 (1,535)           16,041
                                                            ------------      ------------
       Consolidated loss                                    $ (2,043,372)     $   (137,307)
                                                            ============      ============
       Assets
         Retail                                             $  3,247,667      $  2,566,450
         Wholesale                                             1,380,730           899,246
             Intangible assets and goodwill - retail             419,667           409,344
             Intangible assets and goodwill - wholesale        3,944,528         4,189,397
             Unallocated corporate assets                        212,838         1,987,149
                                                            ------------      ------------
      Consolidated assets                                   $  9,205,430      $ 10,051,586
                                                            ============      ============

Wireless Age Communications, Inc.
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
(Stated in US Dollars) - Page 20

--------------------------------------------------------------------------------

Note 21 New Accounting Standards

      In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123(R), Share-Based Payments, which will require compensation costs related to share-based payment transactions to be recognized in the financial statements. As permitted by the predecessor Statement No. 123, we do not recognize compensation expense with respect to stock options we have issued because the option price was no greater than the market price at the time the option was issued. Statement 123(R) will be effective for us in our fiscal quarter beginning January 1, 2006. We have not completed an evaluation of the impact of adopting Statement 123(R).

      In November 2004, the FASB ratified the Emerging Issues Task Force ("EITF") consensus on Issue 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," in Determining Whether to Report Discontinued Operations, which is effective for us at the beginning of fiscal 2005. The adoption of this new pronouncement will not have a material impact on our financial position or results of operations.

      In November 2004, the FASB issued Statement No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges, and that fixed production overheads should be allocated to inventory based on normal capacity of production facilities. Statement No. 151 will be effective for our fiscal year beginning January 1, 2006, and its adoption will not have a material impact on our financial position or results of operations.

Note 22 Subsequent Events

      Acquisition of RELM Wireless Corporation Warrants

      On January 25, 2005, the Company acquired warrants to purchase 519,157 common shares of RELM Wireless Corporation, exercisable on a cashless basis on or before May 11, 2005 for a cash payment of $166,389 (CAD$200,000) from Simmonds Capital Limited.

      Acquisition of mmwave Technologies Inc. ("mmwave")

      On March 4, 2005, the Company acquired 100% of the outstanding common shares of mmwave in exchange for 4,500,000 common shares.

Note 23 Proforma Information

      The Company's historical statements of operations include the results of Prime Battery and Marlon subsequent to the acquisition dates of September 16, 2004 and July 31, 2004, respectively. The following unaudited pro forma financial information for the year ended December 31, 2004 presents the consolidated results of the Company as if the acquisitions of Prime Battery and Marlon had occurred at the beginning of 2003. This unaudited pro forma information for the year ended December 31, 2004 is not intended to be indicative of future operating results.

                                                      2004              2003
                                                      ----              ----

        Revenues                                 $ 15,706,826      $ 11,852,558
                                                 ------------      ------------
        Net loss                                 $ (2,099,064)     $   (190,762)
                                                 ============      ============
      Loss per share:
        Basic loss per share                     $      (0.09)     $      (0.01)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

      As permitted by Section 78.037 of the Nevada Revised Statutes ("NRS"),
Article IX of our Articles of Incorporation provides that no director or officer of our Company will be personally liable to our Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (2) the payment of any unlawful distributions. NRS Section 78.300 provides that (a) the directors of a corporation shall not make distributions to stockholders except as provided by such chapter; and (b) in case of any willful or grossly negligent violation of the provisions of this section, the directors under whose administration the violation occurred, excepting dissenters to those acts, are jointly and severally liable, at any time within three (3) years after each violation, to the corporation, and, in the event of its dissolution or insolvency, to its creditors at the time of the violation, or any of them, to the lesser of the full amount of the distribution made or of any loss sustained by the corporation by reason of the distribution to stockholders. In addition, Article IX of our Articles of Incorporation provide for indemnification by our Company of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of our Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION




      The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the common stock hereunder.

      SEC registration fee                               $   277
      Accounting fees and expenses (1)                    15,000
      Legal fees and expenses (1)                         15,000
      Printing costs (1)                                   2,000
      Miscellaneous (1)                                    5,000
                                                         -------
      Total                                              $37,277
                                                         =======

      (1)   Estimated

                     RECENT SALES OF UNREGISTERED SECURITIES




      On October 8, 2002, the Company issued 2,979,105 shares of its common stock and assumed $500,867 in notes payable to acquired 89% of the issued and outstanding shares of Wireless Age Communications Ltd. The net assets acquired including certain intangible assets were valued at $690,234. The sellers included Robert Sim, who became a director of the Company, and Dallas Robinson who became CEO of the Company but resigned in May 2003. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

      On March 13, 2003, the Company issued 1,500,000 shares of its common stock to Pivotal Self-Service Technologies Inc. (Pivotal) an entity listed on the Over-the-Counter-Bulletin-Board for all of the issued and outstanding shares of Prime Wireless Corporation. The Company valued the transaction at $390,000. The seller was considered a related party due to certain common officers and directors. At the time, Gary Hokkanen and John Simmonds were CFO and CEO of Wireless Age Communications Inc. and Pivotal. Brian Usher-Jones and John Simmonds were directors of each of Wireless Age and Pivotal. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

      On July 2, 2003, the Company issued 1,500,000 shares of its common stock to Pine Ridge Holdings Ltd. for the A.C. Simmonds & Sons trade name and business. The Company valued the transaction at $960,000. The seller was considered a related party due to Pine Ridge being solely owned by David C. Simmonds the brother of John Simmonds, the Company's CEO and director. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

      On September 19, 2003, the Company issued 1,000,000 shares of its common stock to 101016305 Saskatchewan Ltd. and 1,000,000 preferred shares of a wholly owned subsidiary that are exchangeable into a 1,000,000 shares of common stock of Wireless Age to Dallas Robinson for all of the issued and outstanding shares of Wireless Source Distribution Ltd. The sellers were considered related parties due to 101016305 Saskatchewan Ltd. being solely owned by Robert Sim who at the time was a director of the Company and due to Dallas Robinson being a key employee. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

      On September 9, 2003 the Company issued 120,000 shares of its common stock to Redwood Consulting Services LLC for financial consulting services provided over a 6 month period beginning on September 9, 2003. Such services were valued by the Company at $151,200. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was made in reliance on Section 4(2) of the Securities Act.

      On October 15, 2003, the Company issued 50,000 shares of its common stock and warrants to purchase an additional 50,000 shares of its common stock to three directors of the Company, John Simmonds, Brian Usher-Jones, Ken Adelberg. The Company received $75,000 in cash from each purchaser. Each of the warrants is exercisable for the purchase of one share of Company common stock at a purchase price of $2.00 per share until October 15, 2006. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

      On February 5, 2004, the Company issued shares of its common stock in consideration for acquisition of RELM Wireless Corporation 8% Subordinated Promissory Notes (the "Notes") from each of the following holders of such Notes:

                                                              Common
                                                Amount        Shares
            Seller                            of Notes        Issued
            ------                            --------        ------

            Russell Scott Henderson           $100,000        75,000
            Moisha Schwimmer                   100,000        75,000
            1500450 Ontario Limited            200,000       150,000
            Stuart McGregor                     50,000        37,500
            Stephen Dulmage                     50,000        37,500
            Brian Usher-Jones                   50,000        37,500
                                              --------      --------

            Total                             $550,000       412,500


      Each of the Notes was acquired by the Company solely in exchange for shares of Company common stock. No cash or other consideration was paid to the sellers of the Notes in such transaction. Each of the sellers was granted limited registration rights with respect to the shares issued in the transaction. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act. A registration statement was declared effective by the U.S. Securities and Exchange Commission on July 15, 2004 with respect to 387,500 such shares. The Company did not receive any of the proceeds from the sale of such shares by the respective selling shareholders among whom are certain sellers of the Notes.


      On March 29, 2004, the Company issued 125,000 shares of its common stock to Redwood Consulting Services LLC for financial consulting services provided over a 6 month period beginning on March 29, 2004. Such services were valued by the Company at $125,625. The transaction was privately negotiated between the Company and Redwood Consulting Services LLC. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

      On July 30, 2004, the Company issued 1,325,000 shares of its common stock for all the issued and outstanding common shares of Marlon Distributors Ltd. The Company also issued 150,563 shares of its common stock to repay CAD$245,716 of shareholder loans made by the former shareholders of Marlon Distributors to Marlon Distributors. Pursuant to the terms of the purchase and sale agreement the Company undertook to file a registration statement with the SEC registering 50% of the common shares issued to acquire Marlon Distributors and all of the common shares issued to repay shareholder loans. The transaction was privately negotiated between the Company and the Marlon shareholders. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

      On October 27, 2004 the Company issued to eight former minority stockholders of the Company's subsidiary, Wireless Age Communications, Ltd. ("Wireless Canada"), an aggregate of 10,528 shares of Company common stock in exchange for the 4,700 shares of the subsidiary common stock. The issuance of the foregoing securities by the Company was made pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act.

      On January 10, 2005, the Company issued to Rosemary Sim, the spouse of former director Robert Sim, 61,200 restricted shares of the Company's Common Stock in exchange for 30,000 shares of Wireless Canada held by Rosemary Sim. The issuance of the foregoing securities by the Company was made pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act.

      On January 14, 2005, the Company issued to L&M Specialties, Inc. 225,000 restricted shares of Common Stock in exchange for 400,000 Azonic Corporation common shares. The transaction was privately negotiated between the Company and L&M Specialties, Inc. The issuance of the foregoing securities by the Company was exempt from registration in reliance on Section 4(2) of the Securities Act.


      On March 4, 2005, the Company issued 4,500,000 shares of its common stock for all the issued and outstanding common shares of mmwave Technologies Inc. The mmwave acquisition was consummated through a series of agreements among Wireless Age, its wholly owned subsidiary 1588102 Ontario Inc. ("1588102") and the former shareholders of mmwave: Brad Poulos, Brad Poulos Holdings Inc., Glenn Poulos, Glen Poulos Holdings Inc., Sylvain Lafreniere and Sylvain Lafreniere Holdings Inc. (collectively the "Vendors"). Wireless Age and 1588102 entered into a Share Exchange Agreement with the Vendors to acquire all the issued and outstanding common shares of mmwave in exchange for 4,500,000 Class B Exchangeable Shares of 1588102. Wireless Age, 1588102, and the law firm of Segal, Talarico, Habib, Molot LLP ("STHM") also entered into a Voting and Exchange Agency Agreement (the "Agency Agreement") pursuant to which 4,500,000 shares of Wireless Age common stock (the "Escrow Shares") were issued to STHM, as agent for the Vendors and STHM agreed to act as a voting and escrow agent on behalf of the Vendors. Wireless Age, 1588102 and STHM also entered into a Support Agreement under which the general terms and conditions of the exchange of the 1588102 Class B Exchangeable Shares are to be governed. Under the general terms of the Class B Exchangeable Shares, the Vendors have the right to exchange the Class B shares into the Escrow Shares at any time over the next 5 years. Prior to the exercise of such exchange rights, STHM will be the owner of record of the Escrow Shares and will retain power to vote the Escrow Shares in regard to any and all matters presented to vote or consent of the Wireless Age stockholders. Under the terms of the Agency Agreement, STHM, in its capacity as agent, is to act in regard to such matters only in accordance with instructions given by the Vendors, respectively. In the event that any of the Vendors do not give instructions, STHM in its capacity as agent shall abstain from voting with respect to any such attributable Exchangeable Shares and the corresponding Escrow Shares. Other than acting in accordance with the specified provisions for release of the Wireless Age Escrow Shares upon exercise of exchange rights underlying the Exchangeable Shares or pursuant to other action required in the Support Agreement and the Agency Agreement, respectively, STHM does not have any powers of disposition over the Wireless Age Escrow Shares. All of such Exchangeable Shares and the Escrow Shares were issued pursuant to the exemption from registration provided under Regulation S promulgated under the Securities Act.

      As of September 16, 2004, the Company issued 700,000 restricted common shares to Phantom Fiber Corporation in exchange for all of the issued and outstanding shares of Prime Battery Products Limited, pursuant to the terms and conditions of a Purchase and Sale Agreement (the "Prime Battery Purchase and Sale Agreement") dated as of September 16, 2004. Pursuant to the terms and conditions of the Prime Battery Purchase and Sale Agreement, an additional 50,000 shares was issued by the Company to Phantom Fiber Corporation as of each of November 30, 2004, February 28, 2005 and June 6, 2005. The transaction was privately negotiated between the Company and Phantom Fiber Corporation. The issuance of the foregoing securities by the Company was exempt from registration in reliance on Section 4(2) of the Securities Act.

                                    EXHIBITS

      Exhibit No.       Description
      -----------       --------------------------------------------------------

      Exhibit 3.1 Certificate of incorporation, as amended to date, incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on February 26, 2001.

      Exhibit 3.2 Bylaws as currently in effect, incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on February 26, 2001.

      Exhibit 5.1 Opinion of Wuersch & Gering LLP, incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on February 8, 2005.

      Exhibit 10.1 Stock Purchase Agreement dated October 8, 2002 by and between Robert Sim and the Registrant, with respect to the acquisition of Wireless Age Communications Ltd., incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on November 14, 2002.

      Exhibit 10.2 Stock Purchase Agreement dated October 8, 2002 by and between Robinson Marketing and Communications Ltd. and the Registrant with respect to the acquisition of Wireless Age Communications Ltd., incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on November 14, 2002.

      Exhibit 10.3 Purchase and Sale Agreement by and between the Registrant and Pivotal Self-Service Technologies Inc. dated March 13, 2003, with respect to the acquisition of Prime Wireless Corporation, incorporated by reference to the exhibits of the Company's Form 10-QSB filed with the Commission on May 15, 2003.

      Exhibit 10.4 A.C. Simmonds & Sons Tradename Purchase and Sale Agreement by and between the Registrant and Pine Ridge Holdings Limited dated August 7, 2003, incorporated by reference to the exhibits of the Company's Form 10-QSB filed with the Commission on August 14, 2003.

      Exhibit 10.5 Share Exchange Agreement by and between the Registrant and Dallas L. Robinson dated September 19, 2003, with respect to the acquisition of Wireless Source Distribution Ltd., incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on October 22, 2003.

      Exhibit 10.6 Support Agreement by and between the Registrant and the Registrant's wholly owned subsidiary 1588102 Ontario Inc., incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on October 22, 2003.

      Exhibit 10.7 Stock Purchase Agreement by and between the Registrant and 101016305 Saskatchewan Ltd. dated September 19, 2003, incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on October 22, 2003.

      Exhibit 10.8 Note Purchase Agreement by and between the Registrant and Special Situations Private Equity Fund L.P. dated December 17, 2003, incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on January 15, 2004.

      Exhibit 10.9 Note Purchase and Security Agreement by and between the Registrant and Stacey Minichiello dated December 31, 2003, incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on January 15, 2004.

      Exhibit 10.10 Amendment, dated as of June 30, 2004, to a Note Purchase and Security Agreement dated as of December 31, 2003, by Wireless Age Communications, Inc. and Stacey Minichiello incorporated by reference to exhibit 10.10 of the Company's Form 10-QSB filed with the Commission on August 11, 2004.

      Exhibit 10.11 Placement Agreement, dated as of June 30, 2004 by and among Wireless Age Communications, Inc. and Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd., incorporated by reference to exhibit 10.11 of the Company's Form 10-QSB filed with the Commission on August 11, 2004.

      Exhibit 10.12 Share Purchase Agreement as of July 30, 2004 by and among Wireless Age Communications, Inc. and A. BRUCE CAMERON, E. ROSE STEINKE, QUASAR PAGING LTD., QUASAR COMMUNICATIONS LTD., CAR-JEN HOLDINGS LTD., THOMAS COMMUNICATIONS LTD., I. TOOMBS & SONS HOMES LTD., CLARENCE KNIPPEL and LYDIA KNIPPEL (jointly), ALAN VILLETT, and ROBERT C. KING, incorporated by reference to exhibit 99.1 of the Company's Form 8-K filed with the Commission on August 16, 2004.

      Exhibit 10.13 Securities Purchase Agreement, dated as of August 26, 2004, by and among Infinity Capital Group, Inc., and the individuals and entities listed on Exhibit A thereto, incorporated by reference to exhibit 10.13 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

      Exhibit 10.14 Amendment No. 2, dated as of September 30, 2004, to a Note Purchase and Security Agreement dated as of December 31, 2003, by Wireless Age Communications, Inc. and Stacey Minichiello, incorporated by reference to exhibit 10.14 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

      Exhibit 10.15 Placement Agreement No. 2, dated as of September 30, 2004 by and among Wireless Age Communications, Inc. and Robert Sim, Rosemary Sim, and 101016305 Saskatchewan Ltd., incorporated by reference to exhibit 10.15 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

      Exhibit 10.16 Share Purchase and Sale Agreement, by and among Wireless Age Communications Inc., Phantom Fiber Corporation, and Prime Battery Products Limited, incorporated by reference to exhibit 10.16 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

      Exhibit 10.17 Management Services Agreement, dated as of October 1, 2004, by and between Azonic Corporation and Wireless Age Communications, Inc., incorporated by reference to exhibit 10.17 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

      Exhibit 10.18 Management Services Agreement, dated as of October 1, 2004, by and between Azonic Corporation and Simmonds Mercantile and Management Inc., incorporated by reference to exhibit 10.18 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

      Exhibit 10.19 Letter Agreement, dated October 1, 2004, between Knowlton Pass Electronics Limited and MaxTel Wireless Inc., incorporated by reference to exhibit 10.19 of the Company's Form SB-2 filed with the Commission on February 8, 2005.++

      Exhibit 10.20 Agreement between Marlon Distributors Ltd., Quasar Paging Ltd., and Bruce Cameron, dated September 30, 2004, with respect to the sale of Marlon Recreational Products Ltd. incorporated by reference to exhibit 10.20 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

      Exhibit 10.21 Canadian Sub-License Agreement by and between SureCells Portable Power Ltd. and A.C. Simmonds & Sons division of Wireless Source Distribution Ltd., dated as of August 1, 2004, incorporated by reference to exhibit 10.21 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

      Exhibit 10.22 Form of Management Services Agreement, dated as of May 1, 2003, by and between the Company and Simmonds Capital Limited, incorporated by reference to exhibit 10.22 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

      Exhibit 10.23 Share Exchange Agreement, dated as of January 14, 2005, by and between the Company and L&M Specialties Inc. with respect to Company acquisition of common stock of Azonic Corporation, incorporated by reference to exhibit 10.23 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

      Exhibit 10.24 Share Exchange Agreement by and between Wireless Age Communications, Inc., 1588102 Ontario Inc., Bradley John Poulos, Glenn Poulos, Sylvain Lafreniere, Brad Poulos Holdings Inc., Glenn Poulos Holdings Inc., and Sylvain Lafreniere Holdings Inc. dated March 4, 2005, incorporated by reference to Exhibit 99.1 of the Company's Form 8-K filed with the Commission on March 10, 2005.

      Exhibit 10.25 Voting and Exchange Agency Agreement by and between Wireless Age Communications, Inc. 1588102 Ontario Inc. and Segal, Talarico, Habib, Molot LLP dated March 4, 2005, incorporated by reference to Exhibit 99.2 of the Company's Form 8-K filed with the Commission on March 10, 2005.

      Exhibit 10.26 Support Agreement by and between Wireless Age Communications Inc. 1588102 Ontario Inc., and Segal, Talrico, Habib, Molot LLP dated March 4, 2005, incorporated by reference to Exhibit 99.3 of the Company's Form 8-K filed with the Commission on March 10, 2005.

      Exhibit 10.27 Employment Agreement between Wireless Age Communications Inc and Bradley John Poulos, dated March 4, 2005, incorporated by reference to Exhibit 99.4 of the Company's Form 8-K filed with the Commission on March 10, 2005.

      Exhibit 10.28 Employment Agreement between mmwave Technologies Inc. and Glenn James Poulos, dated March 4, 2005, incorporated by reference to Exhibit 99.5 of the Company's Form 8-K filed with the Commission on March 10, 2005.

      Exhibit 10.29 Distributorship Agreement, between Saskatchewan Telecommunications and Wireless Age Communications Ltd.
                        +

      Exhibit 10.30     Course of Dealing Agreement with MTS Communications
                        Inc.+

      Exhibit 10.31 Credit Agreement with Bank of Nova Scotia and mmwave Technologies Inc. dated March 4, 2005.+

      Exhibit 23.1      Consent of Mintz & Partners LLP*

      Exhibit 23.2 Consent of Wuersch & Gering LLP (included in Exhibit 5.1), incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on February 8, 2005.

      Exhibit 24.1 Power of Attorney (included in signature page), incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on February 8, 2005.


* Filed herewith.

+ To be filed by amendment.


++ Supplemental annexes and schedules to be filed by amendment.

                                  UNDERTAKINGS

      The undersigned Registrant hereby undertakes to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act; Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; but notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and include any additional or changed material information on the plan of distribution.


      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the registrant shall treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      The undersigned registrant furthermore undertakes that it shall file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               [Signatures Follow]

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King City, Ontario, Canada, on July 19, 2005.

WIRELESS AGE COMMUNICATIONS, INC.


By: /s/ John G. Simmonds
Name:  John G. Simmonds
Title: Chief Executive Officer, and Director
(Principal Executive Officer)


By: /s/ Bradley J. Poulos
Name:  Bradley J. Poulos
Title: President and Director


By: /s/ Gary N. Hokkanen
Name:  Gary N. Hokkanen
Title: Chief Financial Officer
(Principal Financial Officer)

                               DIRECTOR SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Brian Usher Jones                                Dated: July 19, 2005
----------------------------
Brian Usher Jones, Director
By: /s/ Gary N. Hokkanen, pursuant to Power of Attorney dated February 4, 2005


/s/ Kenneth Adelberg                                 Dated: July 19, 2005
----------------------------
Kenneth Adelberg, Director
By: /s/ Gary N. Hokkanen, pursuant to Power of Attorney dated February 4, 2005


/s/ Stephen Dulmage                                  Dated: July 19, 2005
----------------------------
Stephen Dulmage, Director
By: /s/ Gary N. Hokkanen, pursuant to Power of Attorney dated February 4, 2005